      As filed with the Securities and Exchange Commission on May 31, 2001


                                                    Registration No. 333-57646

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                               Amendment No. 2 to

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                               PET QUARTERS, INC.


             (Exact name of Registrant as specified in its charter)


                ARKANSAS                                   5999                                62-169-8524
    (State or other jurisdiction of            (Primary Standard Industrial                  (I.R.S. Employer
     incorporation or organization)            Classification Code Number)                Identification Number)

                              720 EAST FRONT STREET
                             LONOKE, ARKANSAS 72086
                                 (501) 676-9222
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                   ----------

                                 STEVEN DEMPSEY
                               PET QUARTERS, INC.
                              720 EAST FRONT STREET
                             LONOKE, ARKANSAS 72086
                                 (501) 676-9222
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   ----------

                                   COPIES TO:

                                 JOHN R. TISDALE
                         WRIGHT, LINDSEY & JENNINGS, LLP
                             200 WEST CAPITOL AVENUE
                           LITTLE ROCK, ARKANSAS 72201
                                 (501) 212-1256

                                   ----------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                                   ----------

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [X]


         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                   ----------


 TITLE OF EACH CLASS OF        AMOUNT TO BE          PROPOSED MAXIMUM        PROPOSED MAXIMUM           AMOUNT OF
    SECURITIES TO BE            REGISTERED          OFFERING PRICE PER      AGGREGATE OFFERING     REGISTRATION FEE(1)
       REGISTERED                                         SHARE                PRICE(1)(2)
------------------------- ----------------------- ----------------------- ----------------------- -----------------------
Common Stock,
$0.001 par value.........  2,500,000 Shares             $0.1406                   $351,500                $87.88


(1)   Calculated pursuant to Rule 457(o).

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a).

----------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.




                  The date of this prospectus is May 31, 2001

                                   PROSPECTUS

                                2,500,000 SHARES

                               PET QUARTERS, INC.
                                  COMMON STOCK

                                   ----------

         This prospectus relates to the resale of up to 2,500,000 shares of common stock, from time to time, by AMRO International, S.A., which shares may be issued upon conversion of a 6% Convertible Debenture currently held by AMRO.

         We will not receive any proceeds from the conversion of the convertible debenture into shares of common stock or the resale of those shares by AMRO. We have agreed to pay the expenses of registering the shares under this prospectus. Expenses, brokerage fees and commissions, and fees and expenses of advisors to AMRO in connection with the resale of its shares will be paid by AMRO. AMRO may sell shares of common stock from time to time in transactions on the Over the Counter Bulletin Board (OTCBB), in negotiated transactions, or otherwise, in each case at prices satisfactory to AMRO.

         Pet Quarters common stock is traded on the OTCBB under the symbol "PDEN." On May 21, 2001, the last reported sale price of the Common Stock on the OTCBB was $0.31 per share.

         INVESTING IN THE COMMON STOCK INVOLVES MATERIAL RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or accurate. Any representation to the contrary is a criminal offense.

         Pet Quarters' principal executive offices are located at 720 East Front Street, Lonoke, Arkansas 72086, telephone number: 501-676-9222

                                   ----------


                  THE DATE OF THIS PROSPECTUS IS MAY 31, 2001.

         You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operation, and prospects may have changed since that date.

                         PROSPECTUS DELIVERY REQUIREMENT

         All underwriters that effect transactions in these securities, whether participating in this offering, may be required to deliver a prospectus to purchasers of these securities. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



                                TABLE OF CONTENTS


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                                                                              Page
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
PROSPECTUS SUMMARY..............................................................1

OUR COMPANY.....................................................................1

RECENT DEVELOPMENTS.............................................................1

THE OFFERING....................................................................4

RISK FACTORS....................................................................4

USE OF PROCEEDS.................................................................7

DILUTION .......................................................................7

PRICE RANGE OF COMMON STOCK.....................................................7

DIVIDEND POLICY.................................................................7

CAPITALIZATION..................................................................8

SUMMARY FINANCIAL DATA..........................................................8

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS...................................9

BUSINESS ..................................................................... 14

OUR PROPERTY...................................................................21

LEGAL PROCEEDINGS..............................................................22

MANAGEMENT.....................................................................22

PRINCIPAL STOCKHOLDERS.........................................................25

RELATED PARTY TRANSACTIONS.....................................................29

DESCRIPTION OF CAPITAL STOCK...................................................30

SELLING STOCKHOLDER............................................................31

PLAN OF DISTRIBUTION...........................................................31

LEGAL MATTERS..................................................................32

EXPERTS .......................................................................32

ADDITIONAL INFORMATION.........................................................33

                               PROSPECTUS SUMMARY

         This Summary highlights information contained elsewhere in the prospectus. It is not complete and may not contain all of the information that you should consider before investing in the common stock. You should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements, and the notes to the financial statements.

                                   OUR COMPANY

         Pet Quarters, Inc. ("Pet Quarters" or the "Company") is a retailer and wholesaler of pet products and supplies, offering more than 9,000 items for sale over the Internet, at www.allpets.com, and through our mail-order catalogs, AllPets(R) and Dog's Outfitter(R). Matthew Hoff and Mike Parnell organized our Company on May 22, 1997. On August 1, 1999, the Company acquired Humboldt Industries Incorporated and its affiliate, Maplewood Industries, Inc. for $4.6 million cash and an equal amount in Pet Quarters, Inc. common stock. The Company borrowed from Sun Valley Trust to pay the cash portion of the purchase price and issued a promissory note to Sun Valley Trust (the "Bridge Loan"). A substantial portion of the securities registered in this offering were privately placed to provide funds for repayment of the Bridge Loan.

         Our primary objective is to become a leading seller of pet products to both consumers and pet professionals through our web sites and catalogs. Our goal is to provide customers with an efficient, low cost, and value-added shopping experience. We believe that consumers want the convenience of on-line shopping with at least the same breadth of products that they can find at traditional outlets. Our in-house fulfillment, distribution, customer service, and technology operations allow us to control costs and provide customers with quality service.

         The pet products industry in the United States is a large and growing market consisting of a loyal customer base. Americans spent approximately $23 billion on their pets in 1998. Pets remain an integral part of family life in the United States, with 58 million or 59% of 98 million U.S. households owning one or more pets. By 2001, the pet products and services industry is expected to grow to $28.5 billion.

         We currently provide pet products on a wholesale basis to pet professionals, including proprietors of boarding facilities, managers and staff of animal shelters and humane societies, as well as veterinarians, groomers, breeders, and show exhibitors. These sales predominately occur through our Dog's Outfitter(R) catalog. We have developed a related web site located at www.dogsoutfitter.com to service the needs of the pet professional community, and we intend to include at this web site an information clearing house where pet professionals can share knowledge and experiences as well as build a network of references. The relationships we develop with veterinarians and other pet professionals should provide us with valuable referral opportunities to the pet consumer.

         We have developed a fully-integrated content and commerce site for consumers, based upon the idea that the content of our web site will attract more consumers and build brand loyalty. We developed content for our web site through strategic acquisitions of content-based online pet companies and strategic relationships with leading pet professionals and pet-related organizations. We expect our content to be the most authoritative and useful advice available anywhere on the Internet. When we speak of content, we mean:

    o Information concerning the origin, development, and personality factors of various pets;

    o    Extensive information concerning pet care and health matters;

    o Articles by veterinarians concerning issues associated with various pets; and

    o    Information concerning specific pet and breed organizations.


                               RECENT DEVELOPMENTS

         From January 2000 through March 2000, we raised approximately $3,000,000 through the private placement of our common stock. A portion of the shares issued in that private offering are being registered under the registration statement of which this prospectus is a part. The proceeds from the private offering were used to reduce the principal amount of the Bridge Loan by $1,000,000 on February 3, 2000 and for working capital.

         On April 27, 2000, we acquired all of the outstanding equity securities of WeRPets.com, Inc. ("WeRPets") in exchange for 703,316 shares of Pet Quarters common stock. WeRPets is an emerging online pet-related company that has developed strong relationships with The Health Network and Galaxy.com (www.galaxy.com). WeRPets has an agreement to be the sole and exclusive pet portal on www.galaxy.com and has the worldwide exclusive license to selected content produced in HTML and streaming video formats. Galaxy.com, a leading vertical Internet directory, provides fast, contextually relevant searches of the Internet for numerous vertical markets, including health, education, international, shopping, pets and more. During the quarter ended March 31, 2001, we recorded an impairment loss for the unamortized portion of goodwill acquired in connection with the acquisition of WeRPets.com. The amount of the write-off was $1,951,904. For more information regarding this impairment charge, see Note 9 to our Condensed Consolidated Financial Statements for the Nine Months Ended March 31, 2001, located at page F-12 of this Prospectus.

         Effective May 1, 2000, we acquired Chartendure, Ltd., a company organized under the laws of the United Kingdom, for 400,000 shares of Pet Quarters common stock. Chartendure has existing relationships with various veterinary organizations and other pet professionals in the United Kingdom and throughout Europe. Through these relationships, Chartendure will provide web site content regarding pet care, feeding, and health issues for pet owners. We intend to enter into contracts with these pet professionals to provide continuous content for our web site. During the quarter ended March 31, 2001, we recorded an impairment loss for the unamortized portion of goodwill acquired in connection with the acquisition of Chartendure, Ltd. The amount of the write-off was $483,333. For more information regarding this impairment charge, see Note 9 to our Condensed Consolidated Financial Statements for the Nine Months Ended March 31, 2001, located at page F-12 of this Prospectus.

         On May 8, 2000, we issued 34,642 shares of our Series A Convertible Preferred Stock for total consideration of $3,464,200, consisting of $2,055,700 in cash and $1,408,500 worth of interests in the Bridge Loan. The acquisition of these Bridge Loan interests effectively retired an equivalent amount of principal on the Bridge Loan. In addition, on May 5, 2000, we borrowed $1,000,000 from AMRO International, S.A., pursuant to the terms of a 6% Convertible Debenture. The debenture required us to make quarterly interest payments, beginning August 5, 2000, and the full amount of the loan was due and payable on November 5, 2000. The debenture is convertible, at the option of AMRO, into shares of Pet Quarters common stock at a rate of $1.50 per share or 85% of the average price of the lowest three days during the last twenty-two days prior to the notice of conversion, with a minimum principal amount of $50,000 converted. The proceeds from the debenture and the sale of the preferred stock were used to retire the Bridge Loan. As of May 18, 2001, we paid the entire principal balance and all accrued but unpaid interest on the debenture, in an aggregate amount of $851,895.60.

         On May 30, 2000, we acquired AllPets.com, Inc. through the exchange of 3,652,785 shares of Pet Quarters common stock for all of the outstanding equity securities of AllPets. AllPets.com is a destination site, providing in-depth content, robust community, and high quality commerce targeted to the pet enthusiast. AllPets offers visitors its Petcyclopedia, an on-line reference guide with over 1,400 articles covering all pet categories and a bi-weekly magazine with approximately twenty new articles in each issue. AllPets also offers users an on-line community, including message boards, chat rooms, and an "Ask the Expert" feature, which allows pet owners to receive advice from expert veterinary staff.

         On June 6, 2000, we created the Pet Quarters, Inc., Management Incentive Plan (MIP). We have reserved 3,900,000 shares for issuance to officers, directors, consultants, employees, and advisors. Pursuant to the terms of the Plan, the Board may issue qualified stock options or stock awards to any eligible person.

         On September 1, 2000, we sold 750,000 shares of our common stock to Splendid Rock Holdings, Ltd. for a price of $.80 per share pursuant to the equity line of credit agreement. On November 29, 2000, we sold 850,000 shares of our common stock to Splendid Rock Holdings, Ltd. for a price of $.43 per share pursuant to that same line of credit agreement. The September and November sales resulted in approximately $562,000 and $365,500 in proceeds to the Company. Approximately $57,930 was paid to Ladenburg Thalmann & Co. as a placement fee in these transactions. So long as the price of the Company's stock remains low, the proceeds from exercising the line of credit agreement will remain low.

         On September 7, 2000, we created the Pet Quarters, Inc. Employee Equity Participation Incentive Plan (the "Plan"). We have reserved 2,500,000 shares for issuance to officers, directors, employees, consultants and advisors ("Eligible Person") under the terms of the Plan. Pursuant to the terms of the Plan, the Board may issue Options, Stock Appreciation Rights, Restricted Stock Awards, or Performance Share Awards to any Eligible Person. If an Option is granted, the Board must specify if it is a non-qualified stock option ("NQSO") or an Incentive Stock Option ("ISO"). ISOs may only be granted to employees and must be for fair market value on the issued date. NQSO's may be issued for 85% of the fair market value of the shares on the issued date of the Option. All Options must expire no later than ten years after the date of issue. An award of a Stock Appreciation Right entitles the


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


holder to receive payment of an amount equal to the difference between the fair market value of the shares on the issue date and the fair market value of the shares on the exercise date of such Stock Appreciation Right. Restricted Stock Awards may be issued for 85% of fair market value of the shares on the issue date of the award and may be paid for in cash or by note. If payment is made by note, the shares purchased shall not be delivered until the note is paid in full. The Board may grant any Eligible Person Performance Shares Awards, which will entitle the grantee to a specified number of shares or cash upon the achievement of certain goals established by the Board of the Company. We believe that the Plan will promote our success by providing compensatory equity incentives in order to attract, motivate and retain employees.


         On November 22, 2000, we obtained a loan in the amount of $200,000, which will mature on November 15, 2001, and is secured with a first lien against our facility in Lonoke, Arkansas. The loan accrues interest at a rate of 10% per annum and may be extended for an additional year to November 15, 2002, if quarterly interest payments are made on a timely basis. Currently, the Lonoke, Arkansas facility is listed for sale for $650,000. Existing loans in an aggregate amount of $329,939 have a junior position against this facility.

         On November 24, 2000, we closed a loan for $500,000 with a financial institution. The loan is secured by an existing lien against the stock of PQ Acquisition Corp., Inc., formerly Humbolt & Maplewood Industries. The loan accrued interest at a rate of 10.5% and matured on January 15, 2001. The total combined indebtedness with this institution is $1,450,000, which includes the $500,000 loan and a $950,000 line of credit. The $950,000 loan is also secured by the PQ Acquisition stock. The two loans were subsequently combined into a single loan of $1,450,000, which bears interest at a variable rate of not less than 10% or more than 11%. The loan matured on April 15, 2001, and required a principal reduction of $184,500 prior to maturity. This loan bears interest at 9.5% and has been extended to July 12, 2001. On March 30, 2001, the Company borrowed $250,000 through a loan which matures on December 1, 2002. The loan bears interest at 9% per annum and interest is due quarterly beginning June 1, 2001.

         As of May 18, 2001, we had closed a series of loans with various individuals and companies in an aggregate amount of approximately $1,900,000. A portion of the proceeds of these loans was used to retire the Company's 6% Convertible Debenture. The outstanding principal balance and accrued interest of the Debenture totaled $851,895.60. The remaining proceeds from the loans will be used for general corporate purposes, including payment of debt and trade payables.

         The board of directors is considering a change in the corporate name to AllPets, Inc. If we decide to make this change, it will be submitted to the shareholders for a vote.

                                  THE OFFERING

         This prospectus relates to the resale of 2,500,000 shares of our common stock which may be offered and sold from time to time, by AMRO International, S.A., which holds a 6% Convertible Debenture in an original principal amount of $1,000,000. The debenture is due and payable in full on July 5, 2001, and may be converted in whole or in part, at the option of AMRO, at any time prior to the maturity date. The debenture is convertible into common stock at a rate per share equal to the lesser of $1.50 or 85% of the average closing price of our common stock for the lowest three days during the twenty-two days prior to the notice of conversion, with a minimum principal amount of $50,000 converted at a time. On January 26, 2001, we issued 723,798 shares of common stock to AMRO pursuant to its conversion of $117,942 of the debenture at a per share conversion rate of $0.163. The Company has received a conversion notice which will result in the issuance of 607,360 shares and reduced the outstanding loan balance by $32,000. As of May 18, 2001, we paid the entire outstanding principal balance and accrued interest, totaling $851,895.60, of the Debenture.

                                  RISK FACTORS

         This offering involves a high degree of risk. You should carefully consider the following risks before making an investment in us. You should also refer to the other information in this Prospectus under the headings "Forward Looking Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operation," "Business," and our financial statements. Our business, financial condition and results of operation could be harmed as a result of any of the following risks. Such changes could affect the price at which our common stock trades, and you could lose all or part of your investment.

RISKS RELATED TO OUR COMPANY

         WE ARE IN AN EARLY STAGE OF DEVELOPMENT. Our company is in an early stage of development and, as a result, it is difficult to evaluate our business opportunities. We originally began selling our products over


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


the Internet in May 1998. We acquired Humboldt Industries, Inc. on August 1, 1999 and began selling products by catalog at that time. Because we have a limited operating history, it is difficult to determine if we can accomplish all or even some of our business goals. You should consider the risks and difficulties that we face as an early stage company competing in a new and rapidly evolving market.

         OUR BUSINESS SUCCESS DEPENDS UPON BUILDING OUR BASE OF CUSTOMERS. In order to be successful, Pet Quarters must attract a large number of customers who shop by catalog or in traditional retail stores and persuade them to shop on our web site or through our catalogs. Accomplishing these goals may require additional infusions of cash for advertising and promotional expenditures. If these amounts are greater than we expect, or if the response to the advertising and promotional expenditures is less than we expect, we may not attain profitability or the level of profitability necessary to continue in business.

         WE HAVE A HISTORY OF LOSSES, AND WE EXPECT TO INCUR LOSSES FOR THE FORESEEABLE FUTURE. While one of our acquired companies, Humboldt Industries, has been profitable, the increased cost of advertising on the Internet and the start-up costs associated with development of our Internet web site and related infrastructure expenditures may affect our profitability for years to come. Due to our limited operating history, it is very difficult to project our operating results accurately.

         OUR COMPANY HAS ONLY ONE FULFILLMENT CENTER. We have closed our Lonoke fulfillment center and rely exclusively upon our Hazelton, Pennsylvania, fulfillment center. Fires, floods, or other natural disasters at our Pennsylvania center could prevent us from fulfilling orders. This would cause an immediate loss in revenue and result in dissatisfied customers. Both of these results could adversely affect the price of the company's stock as well as its long-term business opportunities.

         WE HAVE LIMITED CAPITAL RESOURCES. The stock registered in this offering was issued as the result of our earlier capital-raising efforts. As a result, we have already received payment for the shares that are being registered, and this registration statement will not generate additional capital or cash to the Company from those shares. We have the ability to sell up to $25,000,000 worth of common stock under the equity line of credit agreement and have accessed $1,115,500 to date, but the timing and amount of capital raised can vary significantly depending upon various factors, including the market price of our common stock. Recently, our stock price has fallen to levels which limit our ability to effectively raise capital through use of the Equity Line of Credit. In addition, if our current stockholders sell a substantial number of the shares that they now hold, our stock price could fall further. Accordingly, we may not be able to raise necessary capital in the manner we expect pursuant to the equity line of credit agreement. Our inability to raise capital as needed could have a material adverse effect on our business.

         OUR ACQUISITION STRATEGY INVOLVES SUBSTANTIAL RISK AND DILUTION TO INVESTORS. A significant part of our business strategy involves strategic acquisitions of pet-related companies or assets that provide value to our existing organization. We cannot be certain that we will successfully integrate these acquisitions with our existing business, or that once integrated, such acquisitions will provide the revenue or other benefits we expect. Acquisitions also involve special risks, including risks associated with unanticipated problems, liabilities, contingencies, and diversion of management attention. We cannot be certain that we will have the capital necessary to complete future acquisitions. To date, we have financed a significant portion of our acquisitions through the issuance of Pet Quarters common stock. If the market price for our common stock falls, we may be unable to use it as part of the consideration for acquired businesses. We may be unable to obtain sufficient cash resources to make acquisitions without use of our common stock, which could cause an adverse effect on our business and prospects. In addition, the issuance of shares of common stock in connection with acquisitions may substantially dilute the value of shares held by existing shareholders.

         WE ARE DEPENDENT ON KEY PERSONNEL. The Company is very dependent on the continued services of its chief executive officer, president, chief financial officer and executive vice president. Our Company does not maintain key person life insurance on these individuals. The loss of the services of one or more of these individuals could have a significant adverse impact on the Company's long-term planning, financing and operations. We believe that each of these officers is currently in good health, but until our operating income improves, the Company will not be able to insure against the loss of one or more of these employees.

RISKS RELATED TO OUR BUSINESS

         WE MAY BE UNABLE TO ESTABLISH BRAND NAME RECOGNITION. Our company is not the only Internet pet retailer. There are numerous Internet pet supply companies that have the same general business goals as we do. The online market for pet products, information, and services is highly competitive and sensitive to brand name recognition. As such, we may be forced to spend significant amounts of money on advertising and promotional efforts to keep our brand name in front of the public. If we are unable to establish brand name recognition and brand name loyalty among our customer base, we could incur additional losses.

         OUR BUSINESS PLAN IS UNPROVEN. Our business strategy is based upon the idea that authoritative content will drive commerce. Because we are in an early stage of development, our business plan has not been proved successful. We cannot be certain that the content we provide will cause a sufficient number of persons to visit our web site or that the persons who visit will also purchase our products. In addition, we depend upon outside sources for the majority of the content on our site. We have no assurance that these sources will continue to provide the content necessary to keep the web site current and to maintain the interest of our visitors. The outcome of these uncertainties could have an adverse effect on our company and business.

         WE DEPEND UPON SUPPLIERS AND SHIPPERS. We depend upon our suppliers and shippers to transport materials to and from our distribution warehouse on a timely basis. Any disruption in these facilities and any adverse change in the costs of such services could have an adverse impact upon our profitability.

RISKS RELATED TO INTERNET COMMERCE

         WE DO NOT DEPEND ENTIRELY UPON THE INTERNET, BUT WE EXPECT IT TO BE THE SOURCE OF MOST OF OUR GROWTH. We do not depend exclusively upon the Internet for our sales. Presently, over 90% of our annual sales are from our catalog division. However, we believe that the Internet will account for most of the growth in our future sales. If we do not experience the expected growth of internet sales, we may not generate sufficient revenue to become profitable.

         WE ARE SUBJECT TO PUBLIC PERCEPTIONS OF INTERNET SAFETY. Most of our current Internet sales are paid for using customer credit card accounts. Accurate and secure transmission of account numbers and information is required to protect both the customer and our sales under these circumstances. We must rely upon the existing encryption and authentication technology, which we license from other vendors, to use customer credit card accounts. If our customers perceive that a breach of security could expose them to unfounded charges or other disruptions in service, we believe Internet transactions will decline. Since we do not insure against fraudulent credit card transactions, these transactions could have an adverse impact on the company.

         CHANGES IN THE TAX TREATMENT OF INTERNET SALES COULD HAVE AN ADVERSE EFFECT. Currently, we do not collect state sales taxes or other taxes for goods sold by the Company, except for purchases with a billing address in the states of Arkansas, California, Pennsylvania and Tennessee. From time to time, states and other tax levying entities (e.g., cities and counties) have sought to impose sales tax collection obligations on out of state companies for Internet sales. Currently there is federal legislation prohibiting states and other local entities from imposing new taxes on Internet commerce. This protection ends on October 1, 2001. We do not know whether Internet sales will be subject to taxation after that date. However, we believe that unrestricted taxation of Internet commerce would restrict the rate of growth of such commerce and adversely affect our sales efforts.

         TECHNOLOGICAL CHANGES ON THE INTERNET CAN AFFECT OUR BUSINESS. As the Internet matures, data transmission speed and volume of data transmitted increase. If we are to compete with other Internet pet suppliers, our equipment must equal theirs in speed, reliability and security. Continuous upgrading of equipment will be an ongoing expense necessary for us to respond to the technological developments in this industry. If we are unable to match or exceed our competition in taking advantage of technological advances, this could adversely affect our brand name as well as our sales.

         GOVERNMENT REGULATION OF THE INTERNET COULD ADVERSELY EFFECT OUR BUSINESS. If the federal government or state governments propose laws and regulations applicable to communications or commerce over the Internet, such laws could affect our ability to increase sales using Internet commerce. Such laws may deal with privacy, levels of security, encryption, and encryption keys and taxation. While it is impossible for us to project the substance of laws that may be passed, the company generally believes that additional regulation of Internet commerce is more likely to have an adverse effect on our marketing efforts than less regulation.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the conversion of the convertible debenture into shares of common stock or the resale of those shares by AMRO. Pet Quarters will have a reduction in its outstanding debt if some or all of the convertible Debenture is converted into common stock.

                                    DILUTION

         The issuance of shares of common stock upon conversion of the 6% Convertible Debenture will dilute our common stockholders and may adversely affect the price of Pet Quarters common stock. The 6% convertible debenture is convertible at a per share rate of $1.50 or 85% of the three lowest closing bid prices of the stock from the 22 trading days prior to conversion, based upon the principal amount of the debenture being converted. As a result, the lower our stock price goes, the more common stock AMRO will receive.

                           PRICE RANGE OF COMMON STOCK

         Since May, 1998, our common stock has traded on the over-the-counter bulletin board under the symbol PDEN. Below are the quarterly high and low closing prices since inception as recorded by the bulletin board. Bid prices were not available.

       PERIOD                         LOW              HIGH
------------------------           --------          --------
April - June 1998                     15/16          1 11/16
July - September 1998                 11/32          1 11/100
October - December 1998                6/25          2
January - March 1999                   9/16          1 13/16
April - June 1999                      7/8           4 19/32
July - September 1999               2 15/16          6 9/16
October - December 1999             1                3 11/32
January - March 2000                2 21/32          5 19/32
April - June 2000                   3 27/32          1  7/32
July - September 2000               0.78             1.26
October - December 2000             0.19             1.06
January - March 31, 2001            0.0625           0.3906


         As of May 3, 2001, the Company had 2,165 shareholders of record.

                                 DIVIDEND POLICY

         We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends on our common shares in the foreseeable future.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of June 30, 2000 and March 31, 2001, on an actual basis. The table below should be read in conjunction with our consolidated financial statements and the notes thereto, which are included elsewhere in this prospectus.


                                                  JUNE 30, 2000    MARCH 31, 2001
                                                  -------------   -----------------
Notes Payable, Capital Leases and Convertible
Debenture ...................................     $  1,951,877      $  3,386,570

Stockholders Equity:
Convertible Preferred Stock: $0.001 par value
10,000,000 authorized, 32,769 issued and
outstanding .................................     $         35      $         33
Common stock: $0.001 par value 40,000,000
authorized, 18,147,783 issued and
outstanding .................................     $     18,148      $     22,210
Additional Paid-in-Capital ..................     $ 33,109,661      $ 35,575,396
Accumulated Deficit .........................     $(16,586,531)     $(27,925,286)
Unamortized Stock Compensation ..............     $    (96,855)     $         --

     Total Stockholders' Equity .............     $ 16,444,458      $  7,672,353

     Total Capitalization ...................     $ 18,396,335      $ 11,058,923

                             SUMMARY FINANCIAL DATA

The following table sets forth a summary of our statement of operations and balance sheets for the periods presented:

         o On an actual basis

                                                                     FISCAL YEAR ENDED JUNE 30
                                                       ----------------------------------------------------
                                                           2000               1999               1998
                                                       -------------    ------------------   --------------
STATEMENT OF OPERATIONS DATA:
Net sales                                              $ 13,731,147      $    262,470        $     43,835
Gross margin                                           $  4,284,747      $     56,696        $     21,927
Total Operating Expenses                               $ 12,849,848      $  1,114,966        $    855,119
Operating loss                                         $ (8,565,101)     $ (1,058,270)       $   (833,192)
Net loss                                               $(11,318,087)     $ (1,052,265)       $   (816,179)
Net loss for common stockholders                       $(14,718,087)     $ (1,052,265)       $   (816,179)
     Basic and diluted net loss for common             $      (1.18)     $      (0.09)       $      (0.10)
     stockholders per common share

     Weighted average shares outstanding used to         12,482,101        11,453,000           8,568,125
     compute basic and diluted net loss for common
     stockholders per common share

BALANCE SHEET DATA:
Total assets                                           $ 21,846,952      $  1,042,285        $  1,489,059
Notes payable, capital leases and convertible          $  1,951,877      $    325,000        $        -0-
debenture
Total stockholders' equity                             $ 16,444,458      $    501,278        $  1,468,354

         The following table sets forth a summary of (i) our statement of operations for the nine-month period ended March 31, 2001, as compared to the nine months ended March 31, 2000, and (ii) our balance sheet as of March 31, 2001 and March 31, 2000.

                                                             NINE MONTHS ENDED
                                                                 MARCH 31,
                                                          2001              2000
                                                      -------------     -------------
STATEMENT OF OPERATIONS DATA:
Net sales                                            $ 10,818,915      $ 9,873,570
Gross margin                                         $  2,873,414      $ 3,128,782
Total Operating Expenses                             $ 13,666,462      $ 8,196,626
Operating loss                                       $(10,793,048)     $(5,067,844)
Net loss                                             $(11,338,756)     $(7,454,680)
Net loss for common stockholders                     $(11,338,756)     $(7,454,680)
         Basic and diluted net loss for common
         stockholders per common share                     $(0.56)          $(0.65)

         Weighted average shares outstanding used
         to compute basic and diluted net loss
         for common stockholders per common share      20,198,138       11,519,146

                                                                 MARCH 31,
                                                          2001              2000
                                                      -------------     -------------
BALANCE SHEET DATA:
Total assets                                         $ 14,407,703      $10,852,398
Notes payable, capital leases and convertible        $  3,386,570      $ 4,926,079
debenture
Total stockholders' equity                           $  7,672,353      $ 3,949,390


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis contains some forward-looking statements, which are based upon our plans, goals, and objectives for Pet Quarters, Inc. and its management. Such statements are subject to various risks and uncertainties. The most significant risk involves the Company's ability to obtain sufficient cash and capital resources to operate its businesses. We have demand loans which could require additional infusions of capital in order to make required principal and interest payments. Our longer-term development plans also require additional capital for completion. Consequently, the reader should consider that such uncertainties and risks may cause actual results to vary materially from the stated plans, goals, and objectives outlined below.

BALANCE SHEET DATA AS OF MARCH 31, 2001 COMPARED TO JUNE 30, 2000

Assets:

     Assets: The total assets as of March 31, 2001 were $14,407,703 compared to $21,846,952 as of June 30, 2000. This reflects in part the goodwill that was written-down and amortized during the nine month period ended March 31, 2001. We had current assets of $2,105,308 including inventories of $1,237,207, prepaid expenses and other current assets of $293,551, accounts receivable of $53,592, and land and building held for sale of $500,000 as of March 31, 2001 as compared to current assets of $3,302,340 including inventories of $1,674,002, prepaid expense and other current assets of $788,602, accounts receivable of $175,608 and building and land held for sale of $500,000 as of June 30, 2000. We have listed with a real estate agent the land and building in Lonoke, Arkansas for $650,000. The purchase of Humboldt Industries eliminated the original purpose of the facility, and the Company is prepared to sell the Lonoke facility.

     Goodwill, net of accumulated amortization, was $11,265,531 as of March 31, 2001 compared to $17,524,514 as of June 30, 2000. The decrease in goodwill reflects the quarterly amortization of goodwill and the impairment loss and write-down of goodwill associated with the acquisitions of WeRPets.com and Chartendure, Ltd that was recorded during the quarter ended March 31, 2001. Goodwill is being amortized on schedules that vary between three and five years. We continue to invest in development of our e-commerce strategy and we believe the carrying amount of goodwill at March 31, 2001 is appropriate. Management will continue to evaluate goodwill for recoverability and impairment in accordance with FAS 121. See Note 9 to the Condensed Consolidated Financial Statements for a further discussion of the impairment loss and write-down recorded during the quarter ended March 31, 2001.

     Intangible assets, net of accumulated amortization, in the amount of $469,353 as of March 31, 2001 include capitalized costs associated with our website as compared to $506,227 as of June 30, 2000. These costs have been capitalized in accordance with SOP 98-1.

Liabilities and stockholders equity:

     Liabilities: Total liabilities of $6,735,350 are reflected as of March 31, 2001 as compared to total liabilities as of $5,402,494 as of June 30, 2000.

     Current liabilities total $6,485,350 as of March 31, 2001 compared to $5,141,558 as of June 30, 2000. They include accounts payable of $2,428,192 as of March 31, 2001 compared to $2,904,205 as of June 30, 2000. Accrued expenses of $920,588 as of March 31, 2001 compared with $546,412 as of June 30, 2000. We had notes payable totaling $3,386,570, net as of March 31, 2001 including notes payable to related parties of $588,990 and a $852,580 Convertible debenture, net of discount, which has been extended to July 5, 2001. This compares to $1,951,877 in notes and capital leases payable as of June 30, 2000. The increase in notes payable is primarily attributable to the $1,450,000 line of credit with a bank. See Note 6 to the Condensed Consolidated Financial Statements. Related party notes payable in the amount of $329,989 are secured with a subordinated position on the facility in Lonoke, Arkansas.

     Stockholders equity: Common shares increased from 18,147,783 as of June 30, 2000 to 22,207,757, as of March 31, 2001. This increase for the quarter is the result of the issuance of an additional 639,659 shares through our equity line of credit and 723,793 shares were issued to the holder of the convertible debenture resulting in a reduction of $117,942 in principal balance of the convertible debenture. Total shareholder equity was $7,672,353 as compared to $16,444,458 as of June 30, 2000. Total liabilities and stockholder's equity was $14,407,703, as of March 31, 2001 as compared to $21,846,952 on June 30, 2000.


RESULTS OF OPERATIONS FOR THE QUARTER ENDED MARCH 31, 2001 COMPARED WITH THE QUARTER ENDED MARCH 31, 2000

     Sales: Sales decreased to $3,297,180 for the quarter ended March 31, 2001 from $3,674,670 for the quarter ended March 31, 2000. This is a 10% decrease. The short-fall resulted from an altered catalog mailing schedule from the prior year quarter, a slowing economy, and difficult business environment. Internet sales for the March 2001 quarter were $581,100 as compared to $173,973 in the March 2000 quarter, which is a 334% increase.

     Cost of Sales: Cost of sales was $2,576,552 for the quarter ended March 31, 2001 compared to $2,631,636 for the quarter ended March 31, 2000. This is a 2% decrease and is mostly the result of lower sales as compared to the same quarter in the prior year and higher product costs.

     Gross margin: Our gross margins declined to 22% for the quarter ended March 31, 2001 compared to 28% for the same period in 2000. The lower margins are a direct result of our free shipping policy for online sales through our Allpets.com web site, an increase in product costs for all divisions, and a difficult market environment.

     Selling expenses: Selling expenses of $979,993 for the quarter ended March 31, 2001 compared to $511,886 for the quarter ended March 31, 2000. The increase in selling expenses is partially attributed to a revised catalog printing and mailing schedule from the same quarter in 2000.

     Administrative and general expenses decreased to $1,464,978 during the quarter ended March 31, 2001 compared to $2,946,347 for the quarter ended March 31, 2000. This reflects a 49% decrease. Recently, we have reduced expenses in all areas including payroll and the closing of the Nashville office. Many of the positions and services performed in our Los Angeles office have been eliminated or consolidated into our Pennsylvania location.

     Depreciation and amortization expenses were $1,115,062 for the quarter ended March 31, 2001 compared to $495,590 in the quarter ended March 31, 2000. The increase is attributed to the amortization of goodwill for the Company's acquired in March - May 2000. The goodwill associated with WeRPets.com and Chartendure, Ltd., has been written-down for impairment loss and no further goodwill amortization will be required for WeRPets.com and Chartendure, Ltd.

     Impairment loss and write-down of goodwill for the quarter ended March 31, 2001 relates to the goodwill that arose in the accounting for the acquisitions of WeRPets and Chartendure Ltd. in 2000. Management determined during the quarter ended March 31, 2001 that an impairment loss had occurred in conformity with the guidance of Statement of financial Accounting Standards No. 121.

     Loss from operations was $5,274,642 for the quarter ended March 31, 2001 as compared to a loss of $3,310,789 for the quarter ended March 31, 2000. The impairment loss recorded during the quarter ended March 31, 2001 accounts for $2,435,237 of this loss. Amortization of goodwill accounts for a significant portion of the loss for both periods.

     Interest expense was $180,419 for the quarter ended March 31, 2001 as compared to $141,207 for the same period in 2000.

     Income tax benefit: We currently have substantial net operating losses (NOL'S) from inception through March 31, 2001. At this time, no income tax benefit has been recognized since the recoverability of these NOL's is doubtful.

     Net loss: We had a $5,454,543 loss for the quarter ended March 31, 2001 as compared to a $3,451,996 loss for the quarter ended March 31, 2000. Non-cash items include the goodwill amortization of Humboldt Industries and AllPets.com, the impairment loss and write-down of goodwill for WeRPets.com and Chartendure, Ltd., depreciation expense, and stock compensation expense and the interest costs associated with the beneficial conversion component of the convertible debenture.

     Recent Events: The difficult market environment has impacted our ability to attract significant capital and our ability to fully execute our business plan. We have aggressively reduced expenses at all levels, which has resulted in a significantly lower cost structure. We believe these expense reductions will not materially affect our current business or impede its future growth; however, they are necessary given current market conditions.


RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED MARCH 31, 2001 COMPARED WITH THE NINE MONTHS ENDED MARCH 31, 2000

     Sales: Sales for the nine-months were $10,818,915 as of March 31, 2001 compared to $9,873,570 for the nine months ended March 31, 2000. This is a 10% increase. Cost of sales was $7,945,501 as of March 31, 2001 compared to $6,744,788 as of March 31, 2000. This is an 18% increase. Both sales and cost of sales for the nine months ended March 31, 2000 included only eight months of results from Humboldt since Humboldt was acquired effective July 1, 2000. Gross margin was $2,873,414 as of March 31, 2001 as compared to $3,128,782 as of March 31, 2000. This is an 8% decrease and reflects higher product costs from all divisions and downward pressure on prices.

     Operating expenses and costs total $13,666.462 for the nine months ended March 31, 2001 as compared to $7,796,626 for the nine months ended March 31, 2000. $2,435,237 of this increase is due to the goodwill impairment loss and write-down recorded during the quarter ended March 31, 2001. The remainder of the increase is due to the expense associated with overhead from the acquisitions made in the last year including the quarterly amortization of goodwill and the additional overhead associated with these transactions.

     Other income (expense): Total other expense decreased from $2,786,836 for the nine months ended March 31, 2000 to $545,708 for the nine months ended March 31, 2001. The decrease is due to charges incurred in the prior year related to the Bridge Loan.


     Net Loss: Net loss increased to $11,338,756 for the nine months ended March 31, 2001 as compared to $7,454,680 for the nine months ended March 31, 2000. Net loss per share decreased to ($0.56) for the nine months ended March 31, 2001 as compared to ($0.65) for the nine months ended March 31, 2000.

BALANCE SHEET DATA AS OF JUNE 30, 2000 COMPARED TO JUNE 30, 1999

         Assets. The total assets as of June 30, 2000 were $21,846,952 as compared to $1,042,285 as of June 30, 1999. Assets attributed to the Internet segment were $13,697,272 and $8,149,680 to catalog operations. Most of the increase resulted from the purchase of Humboldt Industries in August 1999. We had current assets of $3,302,340 including cash of $164,128 and inventories of $1,674,002 as of June 30, 2000 as compared to current assets of $76,413 including cash of $37,726 and inventories of $33,783 as of June 30, 1999. The Company is pursuing the sale of the Arkansas facility. These assets are reflected as Land and Building held for sale in the amount of $500,000. The Company recorded an expected loss on sale of $400,000 during the quarter ended March 31, 2000.

         Long-term fixed assets include land, building and improvements, and furniture and fixtures. The items total $513,871 net of accumulated depreciation as of June 30, 2000 as compared to $935,487 net of accumulated depreciation as of June 30, 1999. On April 14, 2000 we accepted an offer to sell the facility in Lonoke, Arkansas for $560,000 before expenses and commissions. The offer expired on September 1, 2000. The Company is pursuing other options concerning the sale of the facility and the Company expects to sell these assets at their current book value. The purchase of Humboldt Industries has eliminated the original purpose of the facility and we believe it is in the best interest of shareholders to increase our cash reserve or eliminate or reduce debt outstanding with a sale.

         Goodwill, net of accumulated amortization, was $17,524,514 as of June 30, 2000. The goodwill results from the purchases of Humboldt Industries, WeRPets.com, Chartendure Ltd., and AllPets.com, Inc. Currently, we are amortizing the purchases on a five-year, three-year, two-year, and three-year schedules, respectively. There was no corresponding balance from the prior period.

         Intangible assets in the amount of $506,227 include capitalized costs associated with our web site. We anticipate web site design and development costs will continue and will be capitalized in conformity with generally accepted accounting principles and Statement of Position (SOP) 98-1.

         Liabilities. Liabilities totaled $5,402,494 as of June 30, 2000. Total liabilities as of June 30, 1999 were $541,007. Current liabilities include accounts payable of $2,904,205 as of June 30, 2000 as compared to $203,394 as of June 30, 1999. Our accrued expenses increased to $546,412 as of June 30, 2000 from $12,613 at June 30, 1999. The increases are primarily the result of the acquisitions during the past fiscal year.

         During the year, we borrowed $4,600,000 from the Sun Valley Trust. The principal balance increased to $4,830,000 in November 1999. The principal was reduced in February 2000 by a $1,000,000 payment and the $3,830,000 remaining balance of the obligation to the Sun Valley Trust was due in full on May 10, 2000. On May 9, 2000 the remaining balance to the Sun Valley Trust was retired by the payment of $2,421,500 and the conversion of the remaining balance to convertible preferred stock.

         At June 30, 2000, the Company had related party debt in the amount of $615,178, capital leases in the amount of $296,699 and other unsecured debt in the amount of $90,000. Additionally, after the end of the fiscal year ended June 30, 2000 the Company secured a line of credit in the amount of $950,000. This line of credit is secured with the assets of PQ Acquisition common stock, which holds the assets of Humboldt Industries. A portion of this line of credit has been used to retire the capital leases in the Pennsylvania facility.

         The current portion of capital leases and notes payable in the amount of $260,936, a portion of which is secured by telephone hardware and computer equipment in the Pennsylvania facility. After the end of the fiscal year ended June 30, 2000 these capital leases were paid off in full.

         On May 5, 2000 the Company borrowed $1,000,000 from AMRO International through a convertible debenture. The debenture carries an interest rate of 6%. The debenture can be converted into Pet Quarters, Inc. common stock at the option of AMRO International. The proceeds of the debenture were used in the payoff of the Sun Valley Trust note. The debenture matures on November 5, 2000.

         Stockholders Equity. Common shares increased from 9,800,195 as of June 30, 1999 to 18,147,783 as of June 30, 2000. The increase in shares outstanding reflects the issuance to investors of private placements offered by Pet Quarters, Inc., the issuance of shares to purchase Humboldt Industries, WeRPets.com, Chartendure Ltd., AllPets.com, and the granting of shares to Pet Quarters, Inc. officers and employees. Additionally, we raised $3,464,200 through the issuance of preferred shares in May 2000. The preferred shares carry an interest rate of 0% and are convertible into Pet Quarters, Inc. common shares at $1.3816. Additional Paid In Capital increased from $2,498,867 as of June 30, 1999 to $33,109,661 as of June 30, 2000. The acquisitions of Humboldt Industries, WeRPets.com, Chartendure Ltd., and AllPets.com produced the largest part of the increase from 1999 to 2000. Retained deficit increased to $16,586,531 on June 30, 2000 from $1,868,444 on June 30, 1999. Total stockholders equity as of June 30, 2000 was $16,444,458 as compared to $501,278 as of June 30, 1999.

         Total liabilities and stockholders equity was $21,846,952 and $1,042,285 as of June 30, 2000 and June 30, 1999 respectively.

RESULTS OF OPERATIONS FOR THE TWELVE MONTHS ENDED JUNE 30, 2000 COMPARED WITH THE TWELVE MONTHS ENDED JUNE 30, 1999

         Sales. Sales for the twelve months ended June 30, 2000 were $13,731,147 as compared to $262,470 for the twelve months ended June 30, 1999 primarily as a result of the acquisition of Humboldt Industries. Catalog sales for fiscal 2000 were $13,080,388 and $650,759 were Internet sales. The sales for 2000 include catalog sales of Humboldt Industries for eleven months and Pet Quarters, Inc. for twelve months. All sales in the period ended June 30, 1999 were Internet sales.

         Operating Expenses. Cost of sales was $9,446,400 for the twelve months ended June 30, 2000 as compared to $205,774 for the same period in 1999, which was 69% percent of sales in 2000 and 78% percent in 1999. Selling expenses increased to $2,184,748 for the period ending in 2000 as compared to $489,272 during the same period in 1999. The increase was primarily the result of catalog costs resulting from the acquisition of Humboldt Industries on August 1, 1999. General and administrative expenses were $8,545,016 during the twelve months ended June 30, 2000 as compared to $588,870 during the same period in 1999. The increase is attributed to the purchases of Humboldt Industries, WeRPets.com, Chartendure Ltd., AllPets.com and the expense associated with the acquisition of Wellstone Acquisition Corporation that totaled $782,453. In March 2000, we recorded a write-down of the land and building in Lonoke, Arkansas in the amount of $400,000. We intend to sell the warehouse and office space in Lonoke, Arkansas, and the write-down was based on the difference between the book value of the property and the cash value management believes the Company will receive after a sale. Depreciation and amortization increased to $2,120,084 in 2000 from $36,824 in 1999. This increase includes the amortization of goodwill related to the purchases of Humboldt Industries, WeRPets.com, Chartendure Ltd., and AllPets.com.

         Interest Expense. Interest expense increased to $770,866 for the twelve months ended June 30, 2000 as compared to $290 for the same period in 1999. The increase is entirely related to the Bridge Loan for the purchase of Humboldt Industries through the Sun Valley Trust (Bridge Loan), the convertible debenture and other debt issued for working capital purposes. The Bridge Loan was retired in full on May 9, 2000.

         Other Expenses. Pet Quarters incurred other expenses associated with the Bridge Loan during the twelve month period ended June 30, 2000, including loan origination fees in the amount of $651,671 and troubled debt restructuring expense in the amount of $1,339,461. There were no corresponding expenses in 1999.

         Net Loss. Net Loss for the twelve months ended June 30, 2000 was $11,318,087 as compared to a loss of $1,052,265 for the same period in 1999. The loss from operations totaled $8,565,101 in 2000 (which included $6,676,943 from the Internet segment and $1,888,158 from the catalog segment) compared to a loss from operations of $1,058,270 in 1999, all from the Internet segment. The loss for the twelve months ended June 30, 2000 was impacted by non-cash items including amortization of the goodwill on the acquisitions of Humboldt Industries, WeRPets.com, Chartendure Ltd., AllPets.com, expense for stock awards and options granted, the expense of the common stock issued for the Bridge Loan extension, the beneficial conversion feature associated with the convertible notes issued in November 1999 and the convertible preferred stock issued in May, the purchase of Wellstone Acquisition Corporation and the write-down of the facility in Arkansas.

         Deemed Dividend. For the year ended June 30, 2000, we recorded a deemed dividend on Preferred Stock in the amount of $3,400,000. This was recorded to reflect the intrinsic value of the beneficial conversion feature available to holders of our Series A Convertible Preferred Stock as well as the fair value of associated warrants at the date of issuance.

RESULTS OF OPERATIONS FOR THE FISCAL YEAR ENDED JUNE 30, 1999 COMPARED WITH FISCAL YEAR ENDED JUNE 30, 1998

         General. The period ending June 30, 1998 contains all of the costs associated with a start up Internet company for a full year; however, Pet Quarters was a fully operating entity for approximately the last two months of that fiscal year. The primary reason is that the Pet Quarters web site was not fully operational until May 1998.

         Sales. Sales for the year ended June 30, 1999 were $262,470 compared to $43,835 in fiscal 1998. The Company believes that the Christmas season will typically provide revenues that are significantly higher in the December quarter than at other times of the year. The Company experienced a large increase in order flow during the Christmas season of 1998 in comparison to the other quarters during the year.

         Operating Expenses. Cost of sales was $205,774 for 1999 and $21,908 for 1998. The Company operated on a 22% margin in fiscal year 1999. This compares to 50% for 1998. The selling expenses were $196,497 in 1998 and $489,272 in 1999 and primarily consisted of both web-based and traditional publications, with web sites and advertisers making up the bulk of the selling expenses. The increase for fiscal year 1999 from fiscal year 1998 reflected increased operating activity in 1999 versus 1998. General and administrative expenses for fiscal 1998 were $647,114 and $588,870 in 1999. The expenses included salaries, general expenses, professional fees for legal and accounting, travel, web site maintenance and other miscellaneous expenses. The slightly higher amount recorded in 1998 is primarily due to the one-time start up cost of the business. During fiscal year 1998, the Company recorded depreciation and amortization on office equipment, computer and telephone equipment, warehouse equipment, and the Lonoke, Arkansas facility. Similar items were depreciated in fiscal year 1999. The largest depreciable asset of Pet Quarters during both years was the facility in Lonoke, Arkansas. The building is being depreciated on a forty-year life.

         Net Loss for Common Stockholders. The loss in fiscal year 1998 of $816,179 increased to a loss in fiscal year 1999 of $1,052,265, resulting largely from the increase in selling expenses.


         At June 30, 2000, we had $164,128 in cash and cash equivalents. Since our inception, we have financed our operating cash flow needs primarily through private offering of equity securities and debt. Cash utilized in operating activities was $2,808,398 for the twelve months ended June 30, 2000 and $649,731 for the year ended June 30, 1999.

         Net cash utilized in investing activities was $4,245,692 for the twelve months ended June 30, 2000 and $11,386 for the year ended June 30, 1999. The use of cash for investing activities was primarily attributed to the purchase of Humboldt Industries, the purchase and development of the web site, and purchases of equipment.

         Net cash provided by financing activities was $7,180,492 for the twelve months ended June 30, 2000. During the twelve months, we raised $2,642,605 from the issuance of common stock. Net cash provided by financing activities was $323,000 for the year ended June 30, 1999, which was primarily attributed to borrowings. In May 2000 we raised $2,055,300 in cash through the issuance of 34,642 shares of our Series A Convertible Preferred Stock. Additionally, $1,408,500 of principal was converted from the Bridge Loan into the Series A Convertible Preferred Stock.

         In August 1999, we borrowed $4,600,000 from the Sun Valley Trust and issued 153,334 shares of our common stock to the Trust as an origination fee for such loan, which related to the acquisition of Humboldt Industries. Much of the cash provided from financing activities was used to repay the Bridge Loan, which was fully retired in May, 2000. The remaining cash from financing activities was used for working capital purposes.

LIQUIDITY AND CAPITAL RESOURCES

         The difficult market environment has impacted our ability to attract significant capital and our ability to fully execute our business plan. We have aggressively reduced expenses at all levels, which has resulted in a significantly lower costs. We believe these expense reductions will not significantly affect or current business or impede its future growth; however, such reductions are necessary given current market conditions. We expect negative cash flow from operations to continue until revenues are increased. We believe an increase in revenues will be accomplished through increased traffic to our web site and through an increase in catalog sales.

         We recently closed a series of loans from various individuals and companies, totaling approximately $1,900,000. The proceeds from these loans were used to pay the outstanding balance of the 6% Convertible Debenture and for general corporate purposes. We anticipate that we will need to raise additional capital in order to fund operations over the near term. If we raise additional funds through the issuance of equity or debt securities, such securities may have rights, preferences, or privileges senior to the rights of our common stock and our Series A Convertible Preferred Stock, and our stockholders may experience additional dilution. We cannot be certain that additional financing will be available to us on acceptable terms, or at all. At current prices of our common stock, we do not believe that the Equity Line of Credit offers a viable source of capital without significant dilution to our current stockholders.


                                    BUSINESS

OUR COMPANY

         OUR DEVELOPMENT. Pet Quarters, Inc. was incorporated on May 22, 1997, under the laws of the State of Arkansas. Currently, our principal business is to sell pet supplies over the Internet and through mail-order catalogs. We offer over 9,000 items, or stock keeping units (SKUs), for pets on our web site, which is located at www.allpets.com, and www.dogsoutfitter.com and approximately 2,500 SKUs in each of our pet catalogs, AllPets(sm) and Dog's Outfitter(R).

STRATEGIC ACQUISITIONS

         Humboldt Industries. As of August 1, 1999, we acquired Humboldt Industries Incorporated and its affiliated company, Maplewood Industries, Inc., for cash of $4.6 million and Pet Quarters common stock valued at $4.6 million. Humboldt is a fulfillment company (i.e., a company which fulfills orders and ships products purchased from Pet Quarters). Prior to the acquisition, Humboldt circulated the mail-order pet catalogs that we now distribute. The acquisition provided Pet Quarters with its in-house fulfillment operation (i.e., the ability to fulfill orders and ship products directly to customers of Pet Quarters). In addition to the fulfillment operation, Humboldt provided an existing base of retail and wholesale customers, both domestically and internationally. Maplewood circulates the Maplewood Crafts catalog and the Plastic Canvas catalog and distributes a wide variety of craft kits and craft supplies, primarily to retail consumers. Maplewood shares the Humboldt infrastructure, resources, and associated costs. In this prospectus, we sometimes refer to Humboldt and Maplewood collectively as the "Catalog Division."

         AllPets.com, Inc. On May 30, 2000, we acquired AllPets.com, Inc. through the exchange of 3,652,785 shares of Pet Quarters common stock for all of the outstanding equity securities of AllPets. AllPets.com is a destination site, providing in-depth content, robust community, and high quality commerce targeted to the pet enthusiast. AllPets offers visitors its Petcyclopedia, an on-line reference guide with over 1,400 articles covering all pet categories and a bi-weekly magazine with approximately twenty new articles in each issue. AllPets also offers users an on-line community, including message boards, chat rooms, and an "Ask the Expert" feature, which allows pet owners to receive advice from expert veterinary staff.

BRIDGE LOAN

         Pet Quarters borrowed $4,600,000 from the Sun Valley Trust on July 30, 1999 (the "Trust"), to acquire Humboldt Industries. Both unaffiliated individuals and entities and affiliated individuals contributed money to the Trust to enable the Trust to make the Bridge Loan. Individuals affiliated with Pet Quarters accounted for $1,023,000 of the $4,600,000. An unaffiliated entity, Olympus Capital ("Olympus"), accounted for $2,000,000 of the $4,600,000, appointed the trustee, hired counsel for the Trust, and negotiated the terms of the Bridge Loan on behalf of the Trust. Without the contribution from Olympus to the Trust, we would not have been able to complete the acquisition of Humboldt and Maplewood. As required by the Trust to make the Bridge Loan, Pet Quarters issued 153,334 shares of its common stock (valued at $651,671, or $4.25 per share, the closing price on July 30, 1999) to the Trust. The Trust later distributed these shares to its beneficiaries.

         The Bridge Loan was secured by all of the outstanding shares of stock of each of Humboldt and Maplewood. The original note was payable in full on October 1, 1999. We failed to make the required payment, and shortly thereafter, the trustee attempted to foreclose on the collateral. On November 10, 1999, Pet Quarters executed an extension of the Bridge Loan. As an inducement for Olympus to agree to the extension and leave its capital in the Trust, the beneficiaries of the Trust granted Olympus the power and authority to direct the actions of the trustee of the Trust. In addition, a five percent (5%) penalty of $230,000 was added to the outstanding principal amount of the note, resulting in an outstanding principal balance of $4,830,000. After negotiation, we issued to the Trust an additional 275,000 shares of Pet Quarters common stock valued at $483,009 or $1.7564 per share, which is an approximation of the average closing price for the shares on November 9 and 10, 1999. The Trust distributed these shares to the Trust beneficiaries. In connection with the Bridge Loan extension, the interest rate was reduced from 12.5% per annum to 10% per annum, and the maturity date was extended to May 10, 2000. In exchange, we agreed to make monthly partial interest payments of $20,000 by the 10th day of each month commencing December 10, 1999.

         The accrued but unpaid interest accumulated interest free until we raised additional capital. In the event we raised additional capital, we were required to pay all accrued but unpaid interest on the Bridge Loan. The terms of the extension also required a partial principal payment of $1,000,000 on February 10, 2000. To further induce Olympus to agree to the extension of the Bridge Loan, all of the beneficiaries of the Trust agreed that Olympus would be entitled to preferential treatment, and all of the $1,000,000 due on February 10, 2000 was paid to Olympus through the Trust rather than allocated among all of the beneficiaries. On February 3, 2000, Pet Quarters paid the $1,000,000 principal payment to the Trust.

         In connection with the extension of the Bridge Loan, the Company was also required to pay interest, attorney fees, and associated expenses of the trustee in the amount of $204,723. These funds were borrowed from the Matthew J. Hoff Trust and Michael Parnell. Mr. Parnell, in his capacity as trustee for the Hoff Trust and on his own behalf, received two convertible notes from the Company for $102,361.50 each. These notes were convertible, wholly or partially, into common stock of the Company at a rate of $.50 of debt for each share of common stock. The conversion privilege terminated on February 10, 2000. On January 27, 2000, Mr. Parnell, acting on behalf of the trust and for himself, converted both of the notes into a total of 409,446 shares of common stock of the Company.

         The conversion feature resulted in an aggregate benefit to the holders of the notes of $626,452 computed as the closing price for Pet Quarters stock on November 10, 1999 ($2.03), less the conversion price for each share ($.50), multiplied by the number of shares obtained in the conversion (409,446).

         While the Bridge Loan and the extension of the Bridge Loan were negotiated with related parties of Pet Quarters, we believe that the Bridge Loan and the extension were negotiated in a manner which resulted in terms that are as good as, or better than, we could have received otherwise. At the time the Bridge Loan and the extension were negotiated, we could not rely on traditional methods of commercial financing because of our limited operating history and lack of credit worthiness. Our negotiations with the Bridge Loan creditors were protracted and reflected many of the points of concern which prevented the Company from using commercial lines of credit. We believe that the terms of the Bridge Loan and extension were better than any other option available to the Company at the time.

         On May 10, 2000, we paid the remaining principal balance and all accrued interest on the Bridge Loan and received a release of the collateral from the trustee for the Sun Trust.

EQUITY LINE OF CREDIT AGREEMENT

         On March 15, 2000, Pet Quarters entered into an equity line of credit agreement with Splendid Rock Holdings, Ltd., a corporation organized under the laws of the British Virgin Islands. Pursuant to this equity line of credit agreement and subject to the satisfaction of certain conditions, Pet Quarters may sell and issue to Splendid Rock Holdings, from time to time, up to an aggregate of $25,000,000 of our common stock.

         We may, from time to time, in our sole discretion, sell or "put" shares of Pet Quarters common stock to Splendid Rock Holdings at a price equal to 85% of the market price of the common stock. Under the equity line of credit agreement, the market price of Pet Quarters common stock, for purposes of determining the purchase price, is the average of the six lowest closing bid prices, as reported by Bloomberg, L.P., of our common stock for the eleven trading days beginning seven days before and ending three days after the date we notify Splendid Rock Holdings of our intention to put common stock to it.

         The maximum dollar amount of shares of common stock that may be put to Splendid Rock Holdings at any one time is 4.125% of the average price of the common stock for the three month period prior to the date of the put multiplied by the total trading volume for such three month period (the "Maximum Put Amount"). We have the ability to exceed the Maximum Put Amount on any put with an accompanying decrease in the purchase price of the common stock. For each $100,000 (or portion thereof) that our put exceeds the Maximum Put Amount, the purchase price of the common stock is decreased by 3.5%. For instance, if the Maximum Put Amount is $1,000,000 on the date of our put, and we actually "put" $1,150,000 of common stock to Splendid Rock Holdings, the purchase price for the common stock would be calculated as follows: 85% of the market price for the first $1,000,000 of the put amount, 81.5% of the market price for the next $100,000 of the put amount, and 78% of the market price for the final $50,000 of the put amount.

         Our ability to put shares of common stock to Splendid Rock Holdings is subject to certain conditions and limitations, including, but not limited to, the following:

    o the registration statement, of which this prospectus is a part, must have previously become effective and shall remain effective and available for making resales of the put shares;

    o our representations and warranties to Splendid Rock Holdings contained in the equity line of credit agreement must be accurate as of the date of each put;

    o no statute, rule, regulation, executive order, decree, ruling, or injunction may be in effect which prohibits or directly and adversely affects any of the transactions contemplated by the equity line of credit agreement;

    o at the time of a put, there must not have been any material adverse change in our business, operations, properties, prospects, or financial condition since the date of filing of our most recent report with the SEC;

    o our common stock must not have been delisted from the Bulletin Board or suspended from trading by the SEC or the Bulletin Board; and

    o at least twenty (20) trading days must have elapsed since the last date Pet Quarters put shares to Splendid Rock Holdings.

         We cannot assure you that we will satisfy all of the conditions required under the equity line of credit agreement or that Splendid Rock Holdings will have the ability to purchase all or any of the shares of common stock put to it thereunder.

         In conjunction with the equity line of credit agreement, we issued to Splendid Rock Holdings a warrant to purchase up to 1,000,000 shares of Pet Quarters common stock, at an exercise price of $4.0322 per share. The Splendid Rock Holdings warrant may be exercised through March, 2003. The warrant contains provisions that adjust the purchase price and number of shares issuable to Splendid Rock Holdings upon the occurrence of certain events, such as a stock split, reverse stock split, stock dividend, merger, or recapitalization. Splendid Rock Holdings may effect a cashless exercise of the warrant only in the period prior to the effectiveness of the registration statement of which this prospectus is a part.

         Under the equity line of credit agreement, we agreed to register the common stock for resale by Splendid Rock Holdings, which will permit Splendid Rock Holdings to resell the common stock from time to time in the open market or in privately-negotiated transactions. We will prepare and file amendments and supplements to the registration statement as may be necessary in order to keep it effective as long as the equity line of credit agreement remains in effect or Splendid Rock Holdings owns any of our common stock. We have agreed to bear certain expenses, other than broker discounts and commissions, if any, in connection with the preparation and filing of the registration statement and any amendments to it.

         We have entered into agreements with B-III Capital, LLC and Ladenburg Thalmann & Co. Inc., pursuant to which B-III Capital will receive one percent (1%) and Ladenburg Thalmann will receive six percent (6%) of the proceeds from the sale of common stock to Splendid Rock Holdings under both the equity line of credit agreement and the warrant. B-III Capital's fees associated with the equity line of credit are payable upon receipt of a statement by the Company. The Company is current on all statements with B-III Capital. In 1999, we engaged B-III Capital to assist us in locating alternative sources of financing, including private investors. B-III Capital arranged for Ladenburg Thalmann to be a placement agent for Pet Quarters. In an agreement dated November 8, 1999, we agreed to pay B-III Capital a success fee of 1% of the amount of capital raised through Ladenburg Thalmann On February 11, 2000, we entered into an agreement with Ladenburg Thallman in which we agreed to pay it a fee equal to 7% of the aggregate capital raised from Splendid Rock Holdings. Ladenburg Thalmann initiated contact with Splendid Rock Holdings and assisted Pet Quarters in negotiating the equity line of credit agreement. Each of the fees will be paid by Pet Quarters upon receipt of funds from Splendid Rock Holdings.

                   DOMESTIC PET PRODUCTS AND SERVICES INDUSTRY

         LARGE AND GROWING INDUSTRY. According to industry sources, Americans spent approximately $23 billion on their pets in 1998, more than they did on toys ($20.6 billion), on recorded music ($13.2 billion), or on books sold through general retailers ($12 billion). Pets remain an integral part of family life in the United States with 58 million, or 59%, of 98 million U.S. households owning one or more pets. By 2001, the pet products and services industry is expected to grow to $28.5 billion.

         PET OWNERSHIP BREAKOUT. The popularity of dogs and cats as pets in America is unrivaled and continues to be the primary driver of the pet products and services industry.

                       PET OWNERSHIP IN THE UNITED STATES

                                              TOTAL # OF U.S.
                   TOTAL # OF PETS % OF TOTAL    HOUSEHOLDS    % OF TOTAL
                      (MILLIONS)      PETS       (MILLIONS)    HOUSEHOLDS
                   --------------- ----------    ----------    ----------
Cats                       59          30           32          33
Dogs                       53          27           36          37
Fish                       56          28            6           6
Birds                      14           7            5           5
Rabbits & Ferrets           6           3            2           2
Rodents                     5           3            2           2
Reptiles                    4           2            1           1
         TOTAL            197         100%

         Source: American Veterinary Medical Association

         Although the number of cats (59 million) surpasses the number of dogs (53 million), four million more U.S. households own dogs than cats. According to the Pet Industry Joint Advisory Council, virtually all dog owners purchase their pets 1-5 packages of treats per month, 66% give their pets gifts, more than 50% give their pets Christmas presents, and 25% give their pets birthday presents.

         FAVORABLE DEMOGRAPHIC TRENDS. Demographic trends suggest that the recession-resistant pet products and services industry will continue to grow for years to come.

         o Continued Family Formation. Most pets are owned by families with children between the ages of 5 and 15. Families with children under 18 years old are projected to grow at a steady pace over the next several years.

         o Pet Ownership Increasingly Linked to Affluence. Furthermore, the income distribution among pet-owning households is increasingly skewed towards higher income brackets that can afford to spend more on pet products. According to the American Veterinarian Medical Association, 64.6% of households with incomes of $60,000 or more own a pet.

HOUSEHOLD INCOME      HOUSEHOLDS OWNING A PET
-------------------   -----------------------
Less than $12,500             47.8%
$12,500 to $24,999            55.6
$25,000 to $39,000            60.7
$40,000 to $59,999            64.8
$60,000 or more               64.6

         Source: The American Veterinarian Medical Association

         INCREASED CONSUMER SPENDING ON PETS. The $13 billion pet food segment of the pet products and services industry breaks down into non-premium supermarket brands and premium brands. Historically, the segment has been dominated by supermarket brands such as Alpo, Kal Kan, and Purina, which represent roughly 55% of all pet food supplies and are primarily sold through grocery stores, convenience stores, and other mass merchant outlets. These brands grow at a low single-digit annual rate, carry lower gross margins, and are generally considered less nutritious than premium brands.

         Through the 1980s, the supermarket brands had relatively little retail competition. Over the past five years, however, supermarket brands have lost market share. Premium brands such as Iams, Nutro, and Science Diet, which are generally not available through supermarkets or mass merchants due to manufacturers' restrictions, have increased in popularity as consumers have come to understand the importance of diet in ensuring their pets' health. These premium brands are sold primarily through superstores, specialty pet stores, veterinarians, and farm and feed stores, due to manufacturers' insistence on ensuring proper retail servicing and stable margins. Premium brand sales have increased at a compound annual growth rate of approximately 18% over the past five years and now account for an estimated 25% of the total pet food segment.

         The Company believes that premium purchases have increased due to the demographic trends previously discussed, growing concern for animal welfare and nutrition, recommendations by veterinarians and breeders, and the increasing availability and variety of premium pet food products. The Company believes that as consumers focus on pet health and care, they tend to purchase more and higher quality pet products and services. This trend has had a positive effect on the $5 billion non-food pet products segment and the $6 billion pet services segment. We do not currently offer pet food products directly, but we intend to discuss the possibility of fulfilling pet food orders with third parties.

         Typically, pet products are purchased on impulse during a customer's regular visit to purchase pet food, cat litter, or flea control products. Demand for non-bulk products is less price sensitive than for pet food and other bulk products. Consequently, non-bulk, non-food pet products are less frequently discounted, resulting in higher gross margins. For this reason, the pet supply industry has attracted strong interest from supermarkets, although due to space constraints, supermarkets tend to carry a limited assortment of basic items such as collars, dog chews, leashes, flea collars, and toys. Pet supply stores carry a wider variety of these basic items and an assortment of other products such as grooming products, pet carriers, cat furniture, doghouses, vitamins, treats, and veterinary products.

         The pet services segment includes veterinary, boarding, grooming, and training services. Approximately 92% of all households with dogs and 78% of all households with cats seek veterinary care at least once a year, and veterinary expenditures in the United States have grown at a 9.5% compounded annual growth rate since 1991. Although pet services vendors generally enjoy high margins, execution and liability concerns generally restrict the ranks of such vendors to larger and more experienced specialty retailers.

INTERNET AND RETAIL E-COMMERCE TRENDS

         Although our online revenues and Internet usage continues to grow, online pet retailers have had a difficult time surviving. PetStore.com and pets.com are two of the most recent online pet companies to cease business. In addition, Petopia.com is in the process of selling its assets; however, PetsMart recently increased its ownership stake in PetsMart.com to 81%. Additionally, we believe no new competition will be entering the online pet space in the foreseeable future. We believe that our combination of online and catalog sales together with our relatively low need for ongoing financing will result in the Company surviving and reaching a break-even cash flow before other companies with whom we compete. Although we believe we are in a leadership position, there is no assurance that the Company will be able to secure ongoing financing until a break-even cash flow is reached.

         SURGING INTERNET USAGE. International Data Corporation ("IDC") estimates that there were 97 million Web users worldwide at the end of 1998 and anticipates this number will grow to approximately 320 million users by the end of 2002. In addition to the increase in the number of users, both the frequency of use and the amount of time spent online have grown significantly. In 1998, nearly 60% of all online households accessed their online service at least once a day, increasing from only 35% the previous year. Industry observers believe that this trend will continue in the future as more people use the Internet as a source of information and news and as a convenient "virtual" marketplace in which to conduct a wide variety of retail purchases.

         The rapidly increasing popularity of Internet usage among a broad range of age groups and demographic profiles is self-evident. From online news services and government databases to online bookstores and brokerage firms, the Internet is now a permanent fixture in the economic and social landscape of the United States. Although the PC is expected to remain the core means of Internet access, Intelliquest predicts that by 2000 alternative means of Internet access will be the driving force of growth. Currently, an estimated 3.7 million people use a handheld computer to go online, while 3.1 million access the Internet via a TV-set-top box or WebTV.

         RETAIL E-COMMERCE. According to a study released by the University of Texas Center for Research in Electronic Commerce on June 10, 1999, the Internet economy in 1998 generated revenues of $301.4 billion in the United States. The study, commissioned by Cisco Systems, estimates that of the overall figure, approximately one third, or $101 billion, can be attributed to e-commerce, with much of the balance attributed to infrastructure and applications. Between 1995 and 1998, the Internet economy grew by 174.5%, compared with a worldwide economic growth rate of 3.8% during the same period. Finally, the study shows that a large part of Internet growth can be attributed to the transfer of existing economic activity to the Internet rather than the creation of totally new Internet activities.

         Although estimates vary, the Yankee Group projects the U.S. consumer segment of e-commerce to grow to $10 billion by 2000 while IDC forecasts $26.8 billion -- there is a consensus that the Internet e-commerce channel will be a substantial component of both consumer-to-business and business-to-business transactions in the future. According to Forrester Research, the total value of goods and services purchased over the Internet is expected to increase to $1.3 trillion in 2003.

         We believe that growth in Internet usage and e-commerce is being fueled by a number of factors including:

         o A large and growing installed base of personal computers in the workplace and home;

         o Advances in the performance and speed of personal computers and modems;

         o Improvements in network security, infrastructure, and bandwidth (including the development of high-speed connectivity options for Internet users);

         o    Easier and cheaper access to the Internet; and

         o The rapidly expanding availability of online content and commerce sites.

         An April 1999 study by Greenfield Online found that 39% of U.S. Internet users spend less time shopping in offline stores and malls than on the Internet. This finding is significant because Americans with Internet access account for 60% of the total consumer buying power in the United States. An April 1999 study by ActivMedia showed the online premium specialty goods market is flourishing, with the majority of premium specialty goods sites already operating at a profit. The study found that the revenue generated by sites specializing in items such as gourmet food, personal care, and branded consumer products is rising steadily. Sales in 1999 are expected to increase tenfold over 1998, while sales in 2000 are expected to be four times greater than in 1999.

         The unique characteristics of the Internet provide a number of advantages for online retailers. Online retailers are able to "display" a larger number of products than traditional store-based or catalog retailers at a lower cost. In addition, online retailers are able to frequently adjust their featured selections, editorial content, shopping interfaces, and pricing, providing significant merchandising flexibility. The minimal cost to publish on the Internet, the ability to reach and serve a large and global group of customers electronically from a central location, and the potential for personalized low-cost customer interaction provide additional economic benefits for online retailers. Unlike traditional retail channels, online retailers do not have the burdensome costs of managing and maintaining a retail store infrastructure or the significant printing and mailing costs of catalogs. Online retailers can also easily obtain demographic and behavioral data about customers, increasing opportunities for direct marketing and personalized services.

OUR BUSINESS STRATEGY

         Our primary objective is to become a leading seller of pet products and supplies to both consumers and pet professionals through our web sites and mail-order catalogs. To achieve this goal, we intend to provide our customers with an efficient, low cost, and value-added shopping experience. Key elements of our business strategy include:

         Authoritative Content. We believe that Pet Quarters' ultimate success depends upon our ability to enrich our customer's shopping experience by giving them access to authoritative information on a variety of pet issues. Through strategic relationships with leading pet professional organizations and other authoritative sources of pet-related information, we intend to offer visitors to our web site the most authoritative and useful advice available.

         Strategic Acquisitions. An integral part of our business development has been the acquisition of businesses that can add value to our existing organization or satisfy another element of our business strategy. Below is a list of acquisitions we have completed to date and a brief description of its addition to the Company or our business plan.

         o Humboldt Industries - provided the Company with an in-house fulfillment center and a base of consumer and professional catalog customers

         o AllPets - contributed in-depth content and an existing community of pet owners and enthusiasts

         We continue to explore acquisition opportunities that would provide us with additional content, customers, or new technology.

         Strategic Relationships. We currently have strategic relationships with The Health Network, Galaxy.com, and many pet professionals, including veterinarians, throughout the United States and Europe. These relationships provide content for our web site, product and other advice, and sales referrals. We intend to maintain and expand these relationships and to build new relationships as opportunities arise. We continually seek to form strategic relationships that will increase our access to online customers, build brand recognition, and expand our online presence.

         Superior Customer Service. Through our in-house fulfillment and distribution system, we are able to accurately fill orders and quickly and efficiently ship products. In addition, we offer customers a complete in-house service department which can effectively respond to customer inquiries. By having these operations in-house, we can control costs, improve product margins, and provide higher quality customer service. We believe these attributes will lead to greater customer satisfaction and retention.

         Wholesale (Business-to-Business) Sales. We currently sell products to pet professionals on a wholesale basis, primarily through our Dog's Outfitter(R) catalog. We have expanded these sales through the development of a separate web site, www.dogsoutfitter.com, where wholesale customers can purchase products, exchange information, and access important and useful industry data. We believe that the wholesale pet segment is largely ignored by competitive internet retailers. By offering pet professionals convenient wholesale shopping and authoritative information, we expect to gain consumer referrals to our Allpets.com web site and secure valuable endorsements from the professional community.

         International Sales. We currently sell our products to consumers and pet professionals internationally, primarily through our Dog's Outfitter(R) catalog. Approximately 2.5% of our sales in fiscal 1999 occurred outside of the United States. As our brand expands and through the relationships we have developed with the acquisition of Chartendure Ltd., we intend to grow our international sales to take advantage of the global marketplace afforded internet supply companies.

                                  OUR PROPERTY

         REAL PROPERTY. The Company is headquartered in Lonoke, Arkansas. The Lonoke facility is located at 720 East Front Street and includes a single building of approximately 50,000 square feet of warehouse and distribution space and 5,000 square feet of office space. This property had an appraised value of $975,000 as of October 1997, and has outstanding liens in the amount of $529,989. In October 2000, we listed the property for $650,000. After the merger of the company's operations at the Hazelton, Pennsylvania property, we decided the sale of the Arkansas property for cash was more important to the Company than continuing to own the facility, given the need for working capital. The proceeds from this sale will be used to reduce debt and for working capital purposes.

         Our Hazelton, Pennsylvania, distribution center is the primary fulfillment center and includes a call center, order processing, a catalog design department, and a warehouse operation which stocks more than 14,000 separate SKUs. The Hazelton facility includes an office and warehouse facility of approximately 63,500 square feet and is located on a 10-acre site. The July 31, 1999 acquisition of Humboldt Industries did not include acquisition of the Hazelton facility or the ten acres of property associated with it. Rather, Pet Quarters currently leases these facilities and owns an option to purchase the building and the ten (10) acre site which expires on August 5, 2004. At this facility, the Company employs approximately 80 persons including telemarketers, warehouse personnel, customer service representatives, accounting, purchasing, technology, marketing, and merchandising staff.

         Our California office is located in the Historical District of downtown Los Angeles. We currently lease approximately 2,700 square feet of office space. At this location, the majority of our web site content is created and managed.

         The properties described above are the only properties owned or leased by the Company. The Company may need to lease additional properties since the Lonoke, Arkansas facility has been listed for sale and may be sold. We may purchase and expand the Hazelton, Pennsylvania facility before investing in new properties. Management of the Company believes that all properties are adequately insured against casualty and risk.

INTELLECTUAL PROPERTY

         We have received Federal Trademark registration from the U.S. Patent and Trademark Office for "PetQuarters.com" and "PQ" and have applied for various other brand names, and associated logos. We also own or license several other state and federal trademarks used by our strategic acquisitions, including "AllPets.com," "Dog's Outfitter," and "Home Pet Shop." Our competitors or others may use these marks or marks similar to ours, which could impede our ability to build brand identity and could lead to customer confusion. In addition, there could be potential trademark or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of the terms used in trademarks we own or use. Any claims or customer confusion related to our trademarks, or our failure to obtain trademark registration, would negatively affect our business. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the U.S., and effective copyright, trademark, and trade secret protection may not be available in such jurisdictions. Our efforts to protect our intellectual property rights may not prevent misappropriation of our content. Our failure or inability to protect our proprietary rights could substantially harm our business.

                                LEGAL PROCEEDINGS

         Pet Quarters is not currently involved in any lawsuits, which in the judgment of management will have a material effect on the Company.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

         The following table gives certain information regarding directors, executive officers, promoters, and central persons of the Company as of July 1, 2000:


     NAME                          AGE           POSITION
-------------------------          ---      ---------------------------
Steven Dempsey                     45       Chairman, CEO

Niloo Howe                         33       President and Director

Mike Kelly                         38       Executive Vice President

Gregg Rollins                      43       Chief Financial Officer and
                                            Secretary

Dino Moshova                       38       Director

Robert M. Brown, III               54       Director

Frank Creer                        37       Director

J. Tod Fetherling                  36       Director

Jerrell W. Shelton                 55       Director

         The information set forth below identifies the principal occupation and activities of the directors and executive officers during the past five years:

         MR. STEVEN DEMPSEY has served as the President and Chief Executive Officer of the Company since May 1998. He was vice president of Sales and Marketing at Paine-Webber, Inc., between February 1989 and November 1997. Mr. Dempsey is one of seven directors of the Company. Mr. Dempsey was appointed a director in June 1998. Mr. Dempsey graduated from Hendrix College in 1978 with a Bachelor of Arts degree with an emphasis on economics.

         MS. NILOO HOWE currently serves as President of the Company and has held that position since June 2000. Prior to joining the Company, Ms. Howe was CEO and President of Allpets.com, Inc. from June 1999 to June 2000. From July 1996 to June 1999, Ms. Howe was an Associate and Manager with McKinsey & Company, a management consulting firm, where she provided strategy, marketing, and change management services to various clients. Ms. Howe was a corporate and entertainment attorney with O'Melveny & Meyers LLP from January 1995 to May 1996. Ms. Howe received her law degree from Harvard Law School and her Bachelor of Arts from Columbia College.

         MR. MIKE KELLY is currently an Executive Vice President and has been employed since September 1, 1999. Mr. Kelly was a Vice President/General Manager with Sporting Dogs Specialties (PetSmart Direct) between April 1987 and April 1998, and Vice President of Home Trends from April 1998 until August 1999. Mr. Kelly graduated from Rochester Institute of Technology in 1986.

         MR. GREGG ROLLINS has been employed as the Chief Financial Officer of the Company since April 1999. Mr. Rollins was a senior vice president with Leiblong Associates from 1998 until April 1999 and was an account vice president, assistant manager, and sales manager with Paine Webber between 1988 and 1998. Mr. Rollins graduated from Oklahoma Baptist University with a degree in Business Administration in 1980.

         MR. DINO MOSHOVA is a Director of the Company and has been a director since inception. Mr. Moshova currently serves as a consultant to the Company, providing technology services related to the Company's web site. Mr. Moshova has operated Moonbark Web Designer since September 1997. From September 1984 until September 1997, Mr. Moshova owned and operated Leisure Video of New York. Mr. Moshova graduated from Fordham University.

         MR. ROBERT BROWN, III is a New York-based investment banker and private investor. Mr. Brown is a former managing director of Lehman Brothers, where he worked from 1978 to 1994. In 1995 he joined Creditanstalt Investment Bank ("CAIB") of Austria. In 1998, Mr. Brown left CAIB and formed B-III Capital LLC for which he serves as Chairman and President. He is a founder and Chairman of Web of Care.com, Inc., an Internet-based home healthcare community and e-commerce enterprise. Mr. Brown holds a B.A. in Economics from Carnegie Mellon University and an M.P.A. from the University of Michigan. He is a trustee and member of the investment committee of Carnegie Mellon University.

         MR. FRANK CREER, a director of the Company since July, 2000, is managing partner in the venture capital firm Zone Ventures, L.P. Prior to joining Zone Ventures in 1998, Mr. Creer was a partner in Wasatch Venture Fund from June, 1994 to April, 1998. Mr. Creer has a Bachelor of Science degree in University Studies with a Finance and Entrepreneurial emphasis from the University of Utah.

         MR. J. TOD FETHERLING is CEO of Galaxy, Inc., an internet search engine and directory. Mr. Fetherling served as President of AHN.com/The Health Network, an internet e-Health company from April, 1998 to May 2000. Mr. Fetherling was Interactive Manager of Brown-Forman, a distributor of distilled spirits from November, 1997 to April, 1998. Mr. Fetherling was Interactive Manager of Columbia/HCA from December, 1994 to November, 1997. Mr. Fetherling served as Practice Manager of Jewish Hospital from March, 1993 to December, 1994. Mr. Fetherling received a Bachelor of Science in Business Administration from the University of Tennessee.

         MR. JERRELL W. SHELTON served as Chairman, President, and CEO of NDC Holdings II, Inc., a publisher of yellow pages directories in California, Arizona, and New Mexico from October, 1998 to September, 1999. From October, 1996 to July, 1998, Mr. Shelton was the President and CEO of Continental Graphics Holdings, Inc. Mr. Shelton was President and CEO of Thomson Business Information Group of The Thomson Corporation from October, 1991 to July, 1996. Mr. Shelton currently also serves as a director for Optical Processing and Technology Systems, Inc. and EA Web Holdings, Inc. Mr. Shelton holds a Bachelor of Science in Business Administration from the University of Tennessee and a Masters of Business Administration from Harvard University.


EXECUTIVE COMPENSATION

         The following table sets forth all compensation paid by Pet Quarters for services rendered by our Chief Executive Officer and our four other highest paid executive officers during the last three fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM COMPENSATION
                                                                                           AWARDS

                                                                                                 SECURITIES
                                                         OTHER ANNUAL        RESTRICTED STOCK    UNDERLYING
NAME AND PRINCIPAL                                       COMPENSATION            AWARD(s)       OPTIONS/SARS
      POSITION       FISCAL YEAR     SALARY/BONUS($)          ($)                  ($)               (#)
Steven B. Dempsey,
Chairman and CEO         2000            100,000                0                    0          350,000(3)
                         1999            100,000                0                    0                0
                         1998             55,000                0                    0                0

Niloo Howe,
President(1)             2000            100,000                0                    0                0
                         1999            100,000                0                    0                0

Mike Kelly,
Executive Vice           2000            135,000                0               25,390(4)       200,000
President
                         1999            135,000                0              221,875(2)             0

Gregg Rollins,
Chief Financial          2000             92,000                0                    0          350,000(3)
Officer
                         1999             85,000                0               84,375          225,000

----------

     (1) Ms. Howe joined the Company in June, 2000, after consummation of our acquisition of Allpets.com. The compensation figures shown for all of fiscal year 1999 and fiscal year 2000 up to June 1, 2000 represent amounts paid by Allpets.com prior to the acquisition.

     (2) Shares were held in Pet Quarters, Inc.'s lock-box and were delivered to Mr. Kelly on September 1, 2000, the end of one year of employment.

     (3) These options were granted pursuant to Pet Quarters, Inc.'s Management Incentive Plan. The Company has reserved 3,900,000 shares for issuance to officers, directors, consultants and employees of the Company.

     (4) Mr. Kelly was entitled to 25,000 shares of Pet Quarters, Inc. stock pursuant to an employment agreement. The closing price on September 1, 2000 of Pet Quarters, Inc. stock was $1.0156.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR


                               NUMBER OF       PERCENT OF TOTAL
                               SECURITIES        OPTIONS/SARS
                               UNDERLYING         GRANTED TO        EXERCISE                         GRANT DATE
 FISCAL                      OPTIONS GRANTED     EMPLOYEES IN         PRICE        EXPIRATION       PRESENT VALUE
  YEAR         NAME                ($)            FISCAL YEAR        ($/SH)           DATE               ($)

  1999     Gregg                225,000               100%          $ 1.125         04/01/04       $253,125
           Rollins
  2000     Gregg                350,000                39%          $ 1.6875        06/01/05       $295,313
           Rollins
  2001     Gregg                151,400                --           $ 0.35          01/29/06       $ 44,950.66
           Rollins
  2000     Mike Kelly           200,000                22%          $ 2.96875       12/23/04       $593,750
  2001     Mike Kelly           125,000                --           $ 0.60          10/11/05       $ 74,225
  2001     Mike Kelly           125,000                --           $ 0.35           1/29/06       $ 37,112.50
  2000     Steve                350,000                39%          $ 1.6875        06/01/05       $295,313
           Dempsey

EMPLOYMENT CONTRACTS

         We have entered into employment agreements with most of our executive officers as well as certain other employees, including the following persons:

         Messrs. Dempsey and Rollins entered into employment agreements with the Company on June 6, 2000, providing for base annual compensation of $100,000 and $92,000, respectively. Pursuant to such employment agreements, each such officer is eligible for additional year-end bonus compensation to be determined pursuant to an incentive bonus plan. Each employment agreement is for a term of two years, and unless terminated or not renewed by the Company or not renewed by the employee, the term will continue thereafter on a year-to-year basis on the same terms and conditions existing at the time of renewal. Each of the employment agreements provides that, in the event of a termination of employment by the Company, except for specific instances of "cause" as defined in the employment agreement, such employee shall be entitled to receive from the Company such employee's then current salary for a period specified in the agreement. Each employment agreement contains a covenant not to compete with the Company for a period of one year immediately following the termination of his employment.

         Ms. Howe entered into an employment agreement with the Company on May 30, 2000, providing for base annual compensation of $100,000. Ms. Howe is also eligible to receive additional year-end bonus compensation. The agreement is for a term of one year, and unless terminated or not renewed by the Company or not renewed by the employee, the term will continue thereafter on a year-to-year basis on the same terms and conditions existing at the time of renewal. The employment agreement provides that, in the event of a termination of employment by the Company, except for specific instances of "cause" as defined in the employment agreement, Ms. Howe shall be entitled to receive from the Company her then current salary for a period specified in the agreement. The employment agreement contains a covenant not to compete with the Company for a period of one year immediately following the termination of employment.

         Mike Kelly entered into an employment agreement with the Company, or a subsidiary thereof, effective as September 1, 1999, providing for a base annual compensation of $135,000. The agreement is for a term of two years, unless earlier terminated by the Company or the employee. The employment agreement obligates the employee to devote his full attention to the operations of Humboldt Industries and restricting his rights to compete against Pet Quarters upon departure. Mr. Kelly is entitled to his salary and the same employee benefits provided to all other of Humboldt Industries' employees.

                             PRINCIPAL STOCKHOLDERS

         The Company was founded by Matthew Hoff and Michael Parnell in May of 1997. Mr. Hoff contributed $4,100 for 4,100,000 shares of the Company's $.001 par value common stock. Mr. Parnell contributed $2,000 for 2,000,000 shares of common stock. During June and July of 1997, the Company conducted a private offering of securities pursuant to Rule 504 of Regulation D. In the course of this offering, the Company raised $105,000 in proceeds from the sale of 1,050,000 shares of common stock at $.10 per share. The offering was made to twenty-one persons, including public investors not affiliated with the Company. The Company offered its securities through its officers and directors on a best-efforts basis. Consequently, there were no underwriting discounts or commissions. Following these two offerings, the Company had a total of 7,150,000 shares of common stock outstanding.

         In August 1997, the Company conducted a second private offering of securities pursuant to Rule 504 of Regulation D. In this offering, common stock was sold at $.50 per share to fifty-two persons, many of whom were current shareholders, raising an additional $860,000, less offering costs of $31,567. This offering was extended to persons who were affiliates with the Company or some private investors. The Company offered its securities through its officers and directors on a best-efforts basis. Consequently, there were no underwriting discounts or commissions.

         The Company filed appropriate documentation to allow its stock to be traded on the Over-the-Counter-Bulletin-Board (OTCBB), and in October 1997, the Company's stock began to trade on the OTCBB.

         In November 1997, the Company issued 1,777,500 shares of its common stock to acquire land and a building from Ammonia Hold, Inc. The stock had a fair market value of $888,750 and Ammonia Hold has a substantial ownership interest in Pet Quarters.

         In June 1999, we repurchased 2,000,000 shares of our common stock from Matthew Hoff and retired the shares. During the fiscal year ended on June 30, 2000, we issued 95,000 shares of our common stock to employees. These shares were issued to retain the service of top management personnel. On September 9, 1999, 95,000 additional shares of common stock were issued to Humboldt Industries employees to retain them in management. An additional 1,146,417 shares were issued to acquire Humboldt Industries and 153,334 were issued as part of the financing for the Humboldt Industries acquisition. A total of 60,195 shares were issued to three (3) vendors of Pet Quarters in order to secure their service during fiscal year 1999. Each of the above transactions were private transactions which did not involve a public offering. The transactions were exempted pursuant to Section 4(2) and other provisions of the Securities Act of 1933, as amended.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                                                 NUMBER OF SHARES        PERCENTAGE
        NAME              CLASS OF SECURITY     BENEFICIALLY OWNED          OWNED
Ammonia Hold, Inc.(1)        Common Stock          1,647,500                  8%
10 Gunnebo Drive
Lonoke, AR 72086

Matthew J. Hoff(2)           Common Stock          1,060,452                  5%
10 Gunnebo Drive
Lonoke, AR 72086

Michael Parnell(3)           Common Stock          1,207,170                5.7%
10 Gunnebo Drive
Lonoke, AR 72086

Steven Dempsey(4)            Common Stock          1,090,156                5.2%
720 E. Front
Lonoke, AR 72086

Dino Moshova(5)              Common Stock            692,328                3.3%
720 E. Front
Lonoke AR 72086

Gregg Rollins(6)             Common Stock            532,078                2.5%
720 E. Front
Lonoke, AR 72086

Mike Kelly                   Common Stock             55,000                  *
1 Maplewood Drive
Hazelton, PA 18201

Robert M. Brown III(7)       Common Stock            502,392                2.6%
720 E. Front
Lonoke, AR 72086

J. Tod Fetherling            Common Stock             36,166                  *
720 E. Front
Lonoke, AR 72086

Jerrell W. Shelton           Common Stock             49,232                  *
720 E. Front
Lonoke, AR 72086

Niloo Howe(8)                Common Stock            765,871                3.6%
720 E. Front
Lonoke, AR 72086

Frank Creer(9)               Common Stock                  0                  *
720 E. Front
Lonoke, AR 72086

Zone Ventures, L.P.          Common Stock          1,111,974                5.3%


Limited Partnership
400 Seaport Court
Suite 250
Redwood City, CA 94063

AMRO International                      Common Stock        1,944,474               9.3%
c/o Westminster Securities
100 Park Ave., 28th Floor
New York, NY 10017

All officers and directors as a         Common Stock       10,663,793                51%
group and 5% shareholders as a
group

----------

*    Less than 1%.

        (1) The Board of Directors of Ammonia Hold, Inc., are Michael D. Parnell, President and CEO; Dan N. Thompson, CFO; Robert S. Ligow, Charles Nickle, and William Ketchum. Any transaction concerning Pet Quarters, Inc., including the disposition or purchase of common stock, requires board authorization, effected by a vote of the majority of the directors.

        (2) Includes 60,000 shares held for Mr. Hoff's minor children, which he is custodian. The Matthew J. Hoff Trust was dissolved after fiscal year 2000.

        (3) Includes 637,179 shares directly owned by Mr. Parnell and 569,991 shares which may be acquired through the conversion of shares of Series A Convertible Preferred Stock.

        (4) Includes 915,156 shares directly owned by Mr. Dempsey and 175,000 shares subject to stock options.

        (5) Includes 517,328 shares owned directly by Mr. Moshova and 175,000 shares subject to stock options.

        (6) Includes 117,483 shares owned directly by Mr. Rollins, 5,500 shares held by Mr. Rollins' minor children, 400,000 shares subject to stock options, and 18,095 shares which may be acquired through conversion of shares of Series A Convertible Preferred Stock.

        (7) Includes 573,350 shares subject to stock options and 72,379 shares which may be acquired through the conversion of shares of Series A Convertible Preferred Stock.

        (8) Includes 510,162 shares owned directly by Ms. Howe and 255,709 shares subject to stock options.

        (9) Mr. Creer is a Managing Director of Zone Ventures, L.P.

At this time, the company is not involved in or aware of any arrangements that will result in a change of control of the Company.

                           RELATED PARTY TRANSACTIONS

BRIDGE LOAN

         The following persons, who are directors or officers of the Company or hold 5% or more of the Company's common stock, were beneficiaries of the Trust, which loaned the Company $4,600,000 (the "Bridge Loan") to purchase Humboldt Industries. The dollar value of the beneficial interest of each person in the Bridge Loan and his or her relationship to the Company is set forth opposite his or her name.

Dino Moshova             $   23,000       Director
Gregg Rollins            $   90,000       Chief Financial Officer
Steven Dempsey           $   50,000       President and Chief Executive Officer
Michael Parnell          $  750,000       Founder
Jemima S. Parnell        $  110,000       Mother of Michael Parnell

         In connection with the extension of the Bridge Loan on November 10, 1999, we borrowed a total of $204,723 from Michael Parnell and the Matthew J. Hoff Trust, which was evidenced by two notes payable. On January 27, 2000, the notes payable were converted into 409,446 shares of common stock.

STOCK GRANTS

         On September 9, 1999, we made grants of common stock totaling 95,000 shares to three Humboldt employees. The grants were made to retain the services of these persons and included 5,000 shares to Judith Patterson, 40,000 shares to Melanie Rosenzweig, and 50,000 shares to Mike Kelly. Melanie Rosenzweig is the daughter of Jack and Helene Rosenzweig. The stock will vest on September 9, 2000, if each person remains employed with or continues to provide services to Pet Quarters through such date.

OTHER TRANSACTIONS

         Ammonia Hold, Inc. has made several advances to Pet Quarters in various amounts, which are each represented by a promissory note from Pet Quarters. Each promissory note bears interest at a rate of 8%. As of December 31, 2000, the aggregate outstanding principal balance of all such promissory notes was $100,000.

         On December 17, 1999, Michael Parnell loaned Pet Quarters $204,989.49 pursuant to a promissory note. The proceeds of the loan were used to reduce short-term bank indebtedness. The promissory note bears interest at a rate of 10% per annum and is due on July 30, 2001. The promissory note is secured by our land and building located in Lonoke, Arkansas. The current balance of loans to Mr. Parnell is $258,489.

         We borrowed $225,000 from the Matthew J. Hoff Trust on March 3, 2000, pursuant to a promissory note that bears interest at a rate of 10% per annum. The proceeds of this loan were used as the cash portion of the purchase price of Wellstone Acquisition Corporation. The promissory note is due July 30, 2001 and is secured by our land and building located in Lonoke, Arkansas. The current balance of this loan is $175,000.00.

         Robert Brown's wholly-owned company, B-III Capital LLC ("B-III Capital") has a contract with the Company to advise and assist the Company in raising capital and acquisition advisory services. The contract provides that B-III Capital will receive a monthly retainer of $5,000, reimbursement for usual business expenses and success fees in connection with financing and acquisition transactions. Mr. Brown has received $131,650 in payments from the Company under the terms of his contract in fiscal 2000. For fiscal 2001 B-III Capital has received $25,000 in fees. Mr. Brown is currently owed $272,639 for services rendered on behalf of the Company under the terms of the B-III Capital contract. Mr. Brown did not receive compensation from the Company in fiscal 1999. In connection with the execution of the contract with B-III Capital, Mr. Brown individually received a warrant to purchase 573,350 shares of our common stock, at an exercise price of $1.00 per share. To date, 573,350 shares under the B-III Capital contract have vested. In addition, Mr. Brown may receive up to four percent of any new capital brought to the Company by Mr. Brown through B-III Capital. Warrants to purchase up to 7,500 shares of Pet Quarters, Inc. Common stock at a price of $1.00 per share may be issued for each $100,000 of shares sold by Pet Quarters, Inc., through this arrangement.

         Dino Moshova, a director of the Company, is paid $92,000 annually as a consultant for his web-site development services. Mr. Moshova was paid $52,000 during fiscal 1999 for web-site development services. The

Company currently owes Mr. Moshova $14,900 on a 9.5% note issued on March 28, 2001 and due on demand. The note was issued to Mr. Moshova for his loan of working capital to the Company.

         Mr. Rollins, the Chief Financial Officer loaned the Company $14,000 on two notes issued on February 16, 2001 and February 26, 2001. These notes are due on demand and carry a rate of 9 1/2%.

         Pet Quarters has a contract with Galaxy.com, providing that Pet Quarters would be the exclusive pet-related portal on galaxy.com. This agreement requires payments by Pet Quarters to Galaxy totaling $110,000 per year for 3 years. J. Tod Fetherling, a director of Pet Quarters, is President of Galaxy.com. The agreement was entered into prior to Mr. Fetherling becoming a director, and we believe that the terms of the agreement are as good or better than those that Pet Quarters could obtain with an unrelated third party.

                          DESCRIPTION OF CAPITAL STOCK

         Pet Quarters is authorized to issue forty million (40,000,000) shares of common stock par value $0.001 per share and ten million (10,000,000) shares of preferred stock par value $0.001 per share. The voting powers, designations, and preferences of the preferred stock may be fixed by the board of directors.

COMMON STOCK

         Each share of Common Stock entitles the holder thereof to one vote for each share on all matters submitted to the stockholders. The Common Stock is not subject to redemption or to liability for further calls. Holders of Common Stock will be entitled to receive such dividends as may be declared by the Board of Directors of Pet Quarters out of funds legally available therefore and to share pro rata in any distribution to stockholders. The stockholders have no conversion, preemptive, or other subscription rights. Shares of authorized and unissued Common Stock are issuable by the Board of Directors without any further stockholder approval.

PREFERRED STOCK

         The Board of Directors is authorized, without further action by the stockholders, to issue, from time to time, shares of Preferred Stock in one or more classes or series and to fix the designations, voting rights, liquidation preferences, dividend rights, conversion rights, rights and terms of redemption (including sinking fund provisions), and certain other rights and preferences of the Preferred Stock. The issuance of shares of Preferred Stock under certain circumstances could adversely affect the voting power of the holders of Common Stock and may have the effect of delaying, deferring, or preventing a change in control of the Company.

         On May 9, 2000, Pet Quarters designated 50,000 shares of preferred stock as Series A Convertible Preferred Stock, with the following terms, rights, and privileges:

         (a) Dividends. The holders of the Shares are not entitled to receive dividends from the Company.

         (b) Liquidation. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of the Series A stock shall be entitled, before any distribution or payment is made upon any shares of any other class of stock of the Company, to be paid $100 per share.

         (c) Redemption. Subject to certain conditions and one year after the initial date of issuance, the Series A stock may be redeemed (all or none) by the Company upon the payment in cash of the sum of One Hundred Dollars ($100).

         (d) Conversion. At any time, holders of the Series A stock may convert all or a portion of those shares into a number of shares of common stock, computed by multiplying the number of shares to be converted by $100 (the purchase price of the Series A stock) and dividing the result by the conversion price. The conversion price is equal to $1.3816. The conversion price may be adjusted from time to time to account for any stock splits, stock dividends, recapitalizations, mergers, assets sales, or similar events.

TRANSFER AGENT

         The Company has appointed Continental Stock Transfer & Trust Company as the transfer agent and registrar of the Common Stock.

                              SELLING STOCKHOLDER


         This prospectus relates to the registration of 2,500,000 shares of common stock of Pet Quarters, Inc. The shares may be issued upon conversion by AMRO International, S.A. of all or a portion of the principal balance of the Company's 6% Convertible Debenture held by AMRO International, and the shares are being registered for resale by AMRO International. The following table contains certain formation about AMRO International, S.A. and the shares of common stock it is offering pursuant to this prospectus. Such information was provided to us by AMRO International and is based upon 22,607,757 shares of common stock outstanding as of May 3, 2001.



                               Number of Shares      Percent        Number of         Number of Shares       Percent
                             Beneficially Owned        of            shares         Beneficially Owned         of
Selling Stockholder           Prior to Offering       Class      Offered Hereby     After the Offering        Class
-------------------          ------------------      -------     --------------     ------------------       -------

AMRO International, S.A.         2,238,167(1)          9.9%         2,500,000                0                  0%
c/o Westminster Securities
100 Park Ave., 28th Floor
New York, NY 10017



(1) The number of shares beneficially owned represents shares which may be converted into common stock from the Company's 6% Convertible Debenture. The terms of the Debenture restrict AMRO's ability to convert the Debenture into a number of shares greater than 9.9% of the then outstanding shares of common stock, unless AMRO waives the provision with not less than seventy-five days prior notice.


                              PLAN OF DISTRIBUTION

         Shares of common stock offered through this prospectus may be sold from time to time by AMRO International, S.A. or by its pledgees, donees, transferees or other successors in interest. Such sales may be made on the OTCBB, on the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated private transactions, or in a combination of these methods. AMRO will act independently of us in making decisions with respect to the form, timing, manner and size of each sale.

         We are not aware of any existing arrangement between AMRO and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of shares of common stock which may be sold through this prospectus. The common shares may be sold in one or more of the following manners:

    o a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

    o    purchases by a broker or dealer for its account under this prospectus;
    or

    o ordinary brokerage transactions and transactions in which the broker solicits purchases.

In effecting sales, brokers or dealers engaged by AMRO may arrange for other brokers or dealers to participate. Except as disclosed in a supplement to this prospectus, no broker-dealer will be paid more than a customary brokerage commission in connection with any sale of the common shares by AMRO.

         Brokers or dealers may receive commissions, discounts or other concessions from AMRO in amounts to be negotiated immediately prior to the sale. The compensation to a particular broker-dealer may be in excess of customary commissions. Profits on any resale of the common shares as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any broker-dealer participating in such transactions as agent may receive commissions from AMRO (and, if they act as agent for the purchaser of such common shares, from such purchaser).

         Broker-dealers may agree with AMRO to sell a specified number of common shares at a stipulated price per share, and, to the extent such a broker dealer is unable to do so acting as agent for AMRO, to purchase as principal any unsold common shares at price required to fulfill the broker-dealer commitment to AMRO. Broker-dealers who acquire common shares as principal may thereafter resell such common shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such common shares commissions computed as described above. Such brokers or dealers and any other participating brokers or dealers may be deemed to be underwriters in connection with such sales.

         In addition, any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. We will not receive any of the proceeds from the sale of these common shares, although we have paid the expenses of preparing this prospectus and the related registration statement of which it is a part.

         AMRO will pay all commissions and certain other expenses associated with the sale of the common shares.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby will be passed upon for Pet Quarters by Wright, Lindsey & Jennings LLP, Little Rock, Arkansas. As of the date hereof, partners of that firm beneficially owned approximately 49,655 shares of the Company's common stock.

                                     EXPERTS

         The financial statements of Pet Quarters, Inc. at June 30, 2000 and June 30, 1999, and for the years then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young, LLP, independent auditors, and at June 30, 1998, and for the year then ended, by Crouch, Bierwolf & Chisholm, independent auditors, as set forth in their respective reports thereon, which contain an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 2 to the financial statements, appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

         The combined financial statements of Humboldt Industries, Inc. and Affiliate (Humboldt Industries) at July 31, 1999, and for the seven months then ended, appearing in this Prospectus, and Registration Statement have been audited by Ernst & Young LLP, independent auditors, and at December 31, 1998, and for the year then ended, by Kronick, Kalada, Berdy & Co., independent auditors, as set forth in their respective reports therein, which contain an explanatory paragraph describing conditions that raise substantial doubt about Humboldt Industries' ability to continue as a going concern as described in Note 2 to the combined financial statements, appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

         The financial statements of Humboldt Industries, Inc. at December 31, 1997, and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Kronick, Kalada, Berdy & Co., independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         The financial statements of WeRPets.com, Inc. at March 31, 2000, and for the period from July 2, 1999 (inception) through March 31, 2000, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         The financial statements of AllPets.com, Inc. at December 31, 1999, and for the period from January 4, 1999 (inception) to December 31, 1999, appearing in this Prospectus and Registration Statement have been audited by Clumeck, Stern, Phillips & Schenkelberg, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         We have filed with the Securities and Exchange Commission a Registration Statement (of which this prospectus is a part) under the Securities Act of 1933, as amended, relating to the common stock we are offering. This prospectus does not contain all the information that is in the Registration Statement. Portions of the Registration Statement have been omitted as allowed by the rules and regulations of the Securities and Exchange Commission. Statements in this prospectus that summarize documents are not necessarily complete, and in each case you should refer to the copy of the document filed as an exhibit to the Registration Statement.

         For further information regarding our company and our common stock, please see the Registration Statement and its exhibits and schedules. You may examine the Registration Statement free of charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Thirteenth Floor, New York, New York 10048. Copies of the Registration Statement may also be obtained from the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling the Commission at 1-800-SEC-0330, at prescribed rates. In addition, the Registration Statement and other public filings can be obtained from the Commission's Web site at http://www.sec.gov.

                              FINANCIAL INFORMATION
                               PET QUARTERS, INC.
                          INDEX TO FINANCIAL STATEMENTS


PAGE
               (1)      Pro Forma Consolidated Statements of Operations for the Years Ended
                        June 30, 2000 and 1999  (unaudited)                                         F-1

               (2)      Unaudited Condensed Consolidated Financial Statements for the Nine
                           Months Ended March 31, 2001                                              F-4

               (3)      Consolidated Financial Statements - Pet Quarters, Inc. and
                        Subsidiaries                                                               F-15
                             Reports of Independent Auditors
                             Consolidated Balance Sheets - June 30, 2000 and June 30, 1999
                             Consolidated Statement of Operations for the Years Ended
                                 June 30, 2000, 1999 and 1998
                             Consolidated Statements of Stockholders' Equity for the Years
                                 Ended June 30, 2000, 1999 and 1998
                             Consolidated Statements of Cash Flows for the Years Ended June 30,
                                 2000, 1999 and 1998
                             Notes to Consolidated Financial Statements

               (4)      Combined Financial Statements - Humboldt Industries, Inc. and Affiliate    F-38
                             Reports of Independent Auditors
                             Combined Balance Sheets - July 31, 1999 and December 31, 1998
                                 to July 31, 1999 and for the Year Ended December 31, 1998
                             Combined Statements of Operations for the period January 1, 1999 to July 31, 1999 and for the Year Ended December 31, 1998
                             Combined Statements of Stockholders' Equity for the period
                                 January 1, 1999 to July 31, 1999 and for the Year Ended
                                 December 31, 1998
                             Combined Statements of Cash Flows for the period January 1, 1999 to July 31, 1999 and for the Year Ended December 31, 1998
                             Notes to Combined Financial Statements

               (5)      Financial Statements - Humboldt Industries, Inc.                           F-52
                             Report of Independent Auditors
                             Balance Sheet - December 31, 1997
                             Statement of Operations and Deficit - Year Ended December 31, 1997
                             Statement of Cash Flows - Year Ended December 31, 1997
                             Notes to Financial Statements

               (6)      Financial Statements - WeRPets.com, Inc.                                   F-59
                             Report of Independent Auditors
                             Statement of Financial Position - March 31, 2000
                             Statement of Operations - Period from July 2, 1999 through March
                                 31, 2000
                             Statement of Stockholder Equity (Deficit) - Period
                                 from July 2, 1999 through March 31, 2000
                             Statement of Cash Flows - Period from July 2, 1999
                                 through March 31, 2000
                             Notes to Financial Statements

               (7)      Financial Statements - Allpets.com, Inc.                                   F-71
                             Report of Independent Auditors
                             Balance Sheet - December 31, 1999
                             Statement of Operations - Period from January 4,
                                 1999 (inception) through December 31, 1999
                             Statement of Stockholders' Equity - Period from
                                 January 4, 1999 (inception) through December
                                 31, 1999
                             Statement of Cash Flows - Period from January 4,
                                 1999 (inception) through December 31, 1999
                             Notes to Financial Statements

                        PRO FORMA STATEMENT OF OPERATIONS
                    FOR THE TWELVE MONTHS ENDED JUNE 30, 2000
                                   (Unaudited)

    The pro forma consolidated statement of operations and for the Company presented below are based on historical data for the twelve months ended June 30, 2000. The pro forma consolidated statement of operations for the twelve months ended June 30, 2000 assume that the acquisitions of Humboldt Industries, WeRPets.com, Chartendure Limited, and Allpets.com were consummated on July 1, 1999. The pro forma consolidated statement of operations does not necessarily indicate the operating results or financial position which would have resulted from the operation of the Company on a consolidated basis during the periods presented, nor does this pro forma data necessarily represent any future operating results or financial position of the Company. In addition, you should also refer to the more complete historical results included elsewhere in this document.


                                                                     TWELVE MONTHS ENDED JUNE 30, 2000
                                   ----------------------------------------------------------------------------------------------
                                                   HUMBOLDT
                                                   MAPLEWOOD                                                        PROFORMA
                                                   INDUSTRIES                                    PROFORMA         CONSOLIDATED
                                   PET QUARTERS    JULY 1999     WERPETS.COM    ALLPETS.COM     ADJUSTMENTS           TOTAL
                                   ------------   ------------   ------------   ------------   -------------    -----------------
Sales                              $ 13,731,147   $  1,220,049   $         --   $     37,902   $          --      $  14,974,992
Cost of sales                         9,446,400        812,716             --         34,606              --         10,288,495
                                   ------------   ------------   ------------   ------------   -------------      -------------
Gross profit                          4,284,747        407,333             --          3,296              --          4,686,497

Selling expenses                      2,184,748        129,534             --        419,583              --          2,448,934
General and administrative
   expenses                           8,545,016        205,662        100,198        805,817         337,750(1)       9,551,474
Depreciation and amortization         2,120,084         12,651             --         79,023       3,522,409(2)       5,655,144
                                   ------------   ------------   ------------   ------------   -------------      -------------
                                     12,849,848        347,847        100,198      1,304,423       3,860,159         17,655,552
                                   ------------   ------------   ------------   ------------   -------------      -------------
Operating income (loss)              (8,565,101)        59,486       (100,198)    (1,301,127)     (3,860,159)       (12,969,055)

Other income (expense)               (2,752,986)        (2,379)            --         29,616          38,333(3)      (2,744,561)
                                   ------------   ------------   ------------   ------------   -------------      -------------
Loss before income taxes            (11,318,087)        57,107       (100,198)    (1,271,511)     (3,821,826)       (15,713,616)
Income tax                                   --             --             --             --              --                 --
                                   ------------   ------------   ------------   ------------   -------------      -------------
Net income (loss)                   (11,318,087)  $     57,107   $   (100,198)  $ (1,271,511)  $  (3,821,826)     $ (15,713,616)
Deemed dividend on preferred
   stock                             (3,400,000)            --             --             --              --         (3,400,000)
                                   ------------   ------------   ------------   ------------   -------------      -------------
Net loss for common shareholders   $(14,718,087)  $     57,107   $   (100,198)  $ (1,271,511)  $  (3,821,826)     $ (19,113,616)
                                   ============   ============   ============   ============   =============      =============

Net loss per common share          $      (1.18)
                                   ============
Pro forma loss per common share                                                                                   $       (1.13)
                                                                                                                  =============
Weighted average shares
   outstanding                       12,482,101
                                   ============
Pro forma weighted average shares
   outstanding                                                                                                       16,858,589
                                                                                                                  =============

----------

(1) The pro forma consolidated statement of operations for the twelve months ended June 30, 2000 reflect additional compensation and costs associated with being a public company of $23,000, additional salary expense associated with WeRPets.com employees in the amount of $123,750 and internet portal contract costs of $110,000, and additional compensation and expenses associated with Chartendure Limited in the amount of $81,000.

(2) Consists of additional goodwill for the month of July 1999 to be recorded as a result of the acquisition of Humboldt Industries, Inc., in the amount of $138,555, ten months goodwill and intangible amortization in the amount of $694,000 associated with the acquisition of WeRPets.com and $302,083 associated with the acquisition of Chartendure Limited and eleven months goodwill and intangible amortization in the amount of $2,386,771 associated with the acquisition of Allpets.com,.

(3) Consists of additional interest expense for the month of July 1999 in the amount of $38,333 associated with the bridge loan financing.

(4) The purchase price of Humboldt has been allocated to the assets acquired and liabilities assumed. The purchase price in excess of the fair value of net assets acquired has been recorded as goodwill. Goodwill is being amortized over 5 years.


             Purchase Price:
             Cash                                           $ 4,600,000
             Common Stock Issued                              4,600,000
                                                            -----------
                                                              9,200,000
             Broker Fees Incurred                               180,000
                                                            -----------
             Total Acquisition Cost                           9,380,000
                                                            ===========

             Allocation of Purchase Cost:
             Assets Acquired                                $ 3,164,897
             Liabilities Assumed                             (2,098,173)
             Goodwill                                         8,313,276
                                                            -----------
             Total Allocation                               $ 9,380,000
                                                            ===========

    The common stock issued totaled 1,146,417 shares at an average market price of $4.01, based on the average closing price for the five days prior to August 1, 1999. See Note 3 to Pet Quarters financial statements for the year ended June 30, 2000.

(5) The purchase price of WeRPets.com has been allocated to the assets acquired and liabilities assumed based on estimated fair values. The purchase price in excess of the fair value of net assets acquired has been recorded as goodwill. Goodwill is being amortized over three years.


                        Purchase Price:
                        Cash                                       $     38,394
                        Common Stock Issued                           2,461,606
                                                                   ------------
                        Total Acquisition Cost                     $  2,500,000
                                                                   ============

                        Allocation of Purchase Cost:
                        Goodwill                                   $  2,500,000
                                                                   ------------
                        Total Allocation                           $  2,500,000
                                                                   ============

    The common stock issued totaled 703,316 shares at an average market price of $3.50 per share.

(6) The purchase price of Allpets.com has been allocated to the assets acquired and liabilities assumed based on estimated fair values. The purchase price in excess of the fair value of net assets acquired has been recorded as goodwill. Goodwill is being amortized over three years.


          Purchase Price:
          Common Stock and Vested Options                          $ 8,668,253
                                                                   ===========

          Allocation of Purchase Cost:
          Estimated Fair Value of Assets Acquired                  $   889,000
          Estimated Value of Liabilities Assumed                       (32,000)
          Goodwill                                                   7,811,253
                                                                   -----------
          Total Allocation                                         $ 8,668,253
                                                                   ===========

    The common stock issued totaled 3,652,785 shares. These shares were all accounted for at the closing price of $1.875 on May 30, 2000, the date of acquisition. Options to be granted in exchange for vested outstanding Allpets.com options totaled 1,022,068 options. The vested options were accounted for based on their fair value at the date of acquisition as a component of the purchase price.

(7) The Purchase price of Chartendure Limited has been allocated to the assets acquired and liabilities assumed based on estimated fair values. The purchase price in excess of the fair value of net assets acquired has been recorded as goodwill. Goodwill is being amortized over two years.


         Purchase Price:
         Common Stock Issued                                      $ 725,000
                                                                  =========
         Allocation of Purchase Cost:
         Goodwill                                                 $ 725,000
                                                                  ---------
         Total Allocation                                         $ 725,000
                                                                  =========

    The common stock issued totaled 400,000 shares at the closing market price of $1.8125 on May 1, 2000.

                        PRO FORMA STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1999
                                   (Unaudited)

    The pro forma consolidated statement of operations for the Company presented below are based on historical data for the year ended June 30, 1999. The pro forma consolidated statement of operations for the year ended June 30, 1999 assume that the acquisitions of Humboldt, Maplewood, WeRPets.com, Chartendure and Allpets.com, Inc. was consummated on July 1, 1998. The pro forma consolidated statement of operations do not necessarily indicate the operating results or financial position which would have resulted from the operation of the Company on a consolidated basis during the periods presented, nor does this pro forma data necessarily represent any future operating results or financial position of the Company. In addition, you should also refer to the more complete historical results included elsewhere in this document.


                                                                YEAR ENDED JUNE 30, 1999
                             ----------------------------------------------------------------------------------------
                                                                                                          PRO FORMA
                                  PET        HUMBOLDT-MAPLEWOOD  ALLPETS.COM        PRO FORMA           CONSOLIDATED
                                QUARTERS        INDUSTRIES           INC.          ADJUSTMENTS              TOTAL
                             --------------  ------------------ --------------    --------------       --------------
Sales                        $      262,470    $   14,881,529   $        1,208    $           --       $   15,145,207
Cost of sales                       205,774        10,349,343              996                --           10,556,113
                             --------------    --------------   --------------    --------------       --------------
Gross profit                         56,696         4,532,186              212                --            4,589,094

Selling expenses                    489,272         1,785,500               --                --            2,274,772
General and administrative
expenses                            588,870         2,410,722          151,718           752,000(1)         3,903,310
Depreciation and
amortization                         36,824            47,271               --         5,462,239(2)         5,543,334
                             --------------    --------------   --------------    --------------       --------------
                                  1,114,966         4,243,493          151,718         6,214,239           11,724,416
                             --------------    --------------   --------------    --------------       --------------
Operating income (loss)          (1,058,270)          288,693         (151,506)       (6,214,239)          (7,135,322)

Other income (expense)                6,005            86,419            3,095           460,000(3)           555,519
                             --------------    --------------   --------------    --------------       --------------
Loss before income taxes         (1,052,265)          375,112         (148,000)       (5,754,239)          (6,579,803)
Income tax                               --                --
                             --------------    --------------   --------------    --------------       --------------
Net income (loss)            $   (1,052,265)   $      375,112   $     (148,411)   $   (5,754,239)      $   (6,579,803)
                             ==============    ==============   ==============    ==============       ==============
Net loss per share           $        (0.09)
                             ==============
Pro forma loss per share                                                                               $        (0.38)
                                                                                                       ==============
Weighted average shares
outstanding                      11,453,000
                             ==============
Pro forma weighted average
shares outstanding                                                                                         17,513,568
                                                                                                       ==============


----------

(1) The pro forma consolidated statement of operations for the year ended June 30, 1999 reflect an increase in compensation and costs associated with being a public company of $276,000, additional salary expense associated with WeRPets.com employees in the amount of $165,000, internet portal contract costs of $110,000 and administrative expenses of $93,000 and additional compensation and expenses associated with Chartendure Limited in the amount of $108,000.

(2) Includes amortization of goodwill to be recorded as a result of the acquisition of Humboldt Industries, Inc., in the amount of $1,662,655, WeRPets.com in the amount of $833,333, Chartendure in the amount of $362,500, and Allpets.com in the amount of $2,603,751.

(3) Interest expense reflects approximately $460,000 in additional interest expense associated with the bridge loan financing at a rate of 10%.

                   UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
                      STATEMENTS FOR THE NINE MONTHS ENDED
                                 MARCH 31, 2001

The accompanying balance sheets of Pet Quarters, Inc. and Subsidiaries at March 31, 2001 and June 30, 2000, the statements of operations and cash flows for the three and nine months ended March 31, 2001 and 2000 have been prepared by the Company's management and they do not include all information and notes to the financial statements necessary for a complete presentation of the financial position, results of operations and cash flows in conformity with generally accepted accounting principles. In the opinion of management, all adjustments considered necessary for a fair presentation of the results of operations and financial position have been included and all such adjustments are of a normal recurring nature. The financial statements should be read in conjunction with the financial statements included in the Company's Form 10-K filed with the Securities and Exchange Commission for year ended June 30, 2000.

Operating results for the quarter ended March 31, 2001 are not necessarily indicative of the results that can be expected for the year ending June 30, 2001.


                       PET QUARTERS, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                                        March 31        JUNE 30
                                                         2001            2000
                                                     ------------    ------------
                                                     (UNAUDITED)


ASSETS
Current assets:
   Cash                                              $     20,958    $    164,128
   Accounts receivable                                     53,592         175,608
   Inventories                                          1,237,207       1,674,002
   Prepaid expenses                                       148,203         637,425
   Land and building held for sale                        500,000         500,000
   Other current assets                                   145,348         151,177
                                                     ------------    ------------
Total current assets                                    2,105,308       3,302,340

Property, plant and equipment:
     Land                                                      --              --
     Buildings and improvements                            33,600          33,600
     Furniture and equipment                              732,201         596,038
                                                     ------------    ------------
                                                          765,801         629,638
Less accumulated depreciation                            (198,290)       (115,767)
                                                     ------------    ------------
                                                          567,511         513,871
Goodwill, net of accumulated amortization and
  impairment write-downs of $4,950,587 and
  $2,162,156 at March 31, 2001
  and June 30, 2000, respectively                      11,265,531      17,524,514
Intangible assets, net of accumulated amortization        469,353         506,227
                                                     ------------    ------------
Total assets                                         $ 14,407,703    $ 21,846,952
                                                     ============    ============


            See Notes to Condensed Consolidated Financial Statements

                                                                      March 31       JUNE 30
                                                                       2001            2000
                                                                   ------------    ------------
                                                                    (UNAUDITED)

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                $  2,428,192    $  2,904,205
   Accrued expenses                                                     920,588         546,412
   Convertible debenture, net of discount                               852,580         950,000
   Notes payable to related parties                                     588,990         615,178
   Short-term notes payable and current portion of long-term
     notes and capital leases payable                                 1,695,000         125,763
                                                                   ------------    ------------
Total current liabilities                                             6,485,350       5,141,558

Long-term portion of notes and capital leases payable                   250,000         260,936
                                                                   ------------    ------------
Total liabilities                                                     6,735,350       5,402,494

Commitments and contingencies (Notes 1, 7 and 9)

Stockholders' equity:
   Common stock, $.001 par value per share, 40,000,000
     shares authorized; 22,207,757 and 18,147,783 shares
     issued and outstanding at March 31, 2001 and June 30, 2000          22,210          18,148
   Convertible preferred stock, $.001 par value per share,
     10,000,000 shares authorized; 32,769 and 34,642 shares
     issued and outstanding at March 31, 2001 and
     June 30, 2000                                                           33              35
   Additional paid-in capital                                        35,575,396      33,109,661
   Accumulated deficit                                              (27,925,286)    (16,586,531)
                                                                   ------------    ------------
                                                                      7,672,353      16,541,313
   Less unamortized stock compensation                                       --         (96,855)
                                                                   ------------    ------------
Total stockholders' equity                                            7,672,353      16,444,458
                                                                   ------------    ------------
Total liabilities and stockholders' equity                         $ 14,407,703    $ 21,846,952
                                                                   ============    ============


            See Notes to Condensed Consolidated Financial Statements

                       PET QUARTERS, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)



                                                THREE MONTHS ENDED MARCH 31,             NINE MONTHS ENDED MARCH 31,

                                               2001                 2000                 2001                 2000
                                           ------------         ------------         ------------         ------------

Sales                                      $  3,297,180         $  3,674,670         $ 10,818,915         $  9,873,570
Cost of sales                                 2,576,552            2,631,636            7,945,501            6,744,788
                                           ------------         ------------         ------------         ------------
                                                720,628            1,043,034            2,873,414            3,128,782
Operating expenses and costs:
Selling                                         979,993              511,886            2,418,976            1,483,788
Administrative and general                    1,464,978            2,946,347            4,834,757            5,059,502
Depreciation and amortization                 1,115,062              495,590            3,977,492            1,253,336
Impairment loss and write-down
  of goodwill                                 2,435,237                                 2,435,237
Impairment loss and write-down
   of land and building                                              400,000                                   400,000
                                           ------------         ------------         ------------         ------------
                                              5,995,270            4,353,823           13,666,462            8,196,626
                                           ------------         ------------         ------------         ------------
Loss from operations                         (5,274,642)          (3,310,789)         (10,793,048)          (5,067,844)

Other income (expense):
Interest expense                               (180,419)            (141,207)            (555,315)            (402,737)
Bridge loan origination fee                                                                                   (651,671)
Troubled debt restructuring                                                                                 (1,339,461)
Interest income                                     518                                     9,607                7,033
                                           ------------         ------------         ------------         ------------
                                               (179,901)            (141,207)            (545,708)          (2,386,836)
                                           ------------         ------------         ------------         ------------
Loss before income tax benefit               (5,454,543)          (3,451,996)         (11,338,756)          (7,454,680)

Income tax benefit                                 --                   --                   --                   --
                                           ------------         ------------         ------------         ------------
Net loss                                   $ (5,454,543)        $ (3,451,996)         (11,338,756)          (7,454,680)
                                           ============         ============         ============         ============

Net loss per common share:
Basic                                      $      (0.25)        $      (0.28)        $      (0.56)        $      (0.65)
Diluted                                    $      (0.25)        $      (0.28)        $      (0.56)        $      (0.65)

Basic Shares                                 21,753,273           12,340,531           20,198,138           11,519,146
Diluted Shares                               21,753,273           12,340,531           20,198,138           11,519,146


            See Notes to Condensed Consolidated Financial Statements

                      PET QUARTERS, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)



                                                               NINE MONTHS ENDED MARCH 31

                                                               2001                 2000
                                                          -------------         ------------

OPERATING ACTIVITIES
Net (loss)                                                $ (11,338,756)        $ (7,454,680)
Adjustments to reconcile net loss to net cash
  used in operating activities
      Depreciation                                              153,746              140,157
      Amortization of goodwill                                3,823,746            1,113,179
      Amortization of loan origination fee                         --              1,134,681
      Amortization of discount on convertible
        debenture                                                58,956                 --
      Warrant repricing expense                                 298,435                 --
      Convertible debt issued                                                        626,452
      Amortization of stock compensation                         96,855              339,806
        expense
      Stock issued for services                                 388,600              778,652
      Impairment loss and write-down of goodwill              2,435,237                 --
      Non-cash compensation                                        --                 47,813
      Bridge loan default penalty refinanced                       --                230,000
      Stock issued for Wellstone acquisition                       --                557,453
      Impairment loss and write down of land
        and building                                                                 400,000
      Stock issued for legal expenses                                                 18,420
  Changes in operating assets and liabilities,
        net of acquisition:
      Accounts receivable                                       122,016             (186,975)
      Inventories                                               436,795              570,873
      Prepaid expenses and other current assets                 489,222             (273,616)
      Accounts payable                                         (476,013)            (104,393)
      Accrued expenses                                          374,176              154,656
      Other assets                                                5,829                3,492
                                                          -------------         ------------
Net cash used in operating activities                        (3,131,156)          (1,904,030)

INVESTING ACTIVITIES
Acquisition of Humboldt, net of cash                               --             (4,448,454)
Purchases of property, plant, and equipment                    (170,512)            (115,347)
Purchases and development of web site                              --               (120,241)
                                                          -------------         ------------
Net cash used in investing activities                          (170,512)          (4,684,042)

FINANCING ACTIVITIES
Proceeds from issuance of common stock                        1,615,500            2,642,605
Proceeds net of payments from notes payable                   1,542,998            4,020,790
                                                          -------------         ------------
Net cash provided by financing activities                     3,158,498            6,663,395
                                                          -------------         ------------
Net increase (decrease) in cash                                (143,170)              75,323
Cash at beginning of period                                     164,128               37,726
                                                          -------------         ------------
Cash at end of period                                     $      20,958         $    113,049
                                                          =============         ============


            See Notes to Condensed Consolidated Financial Statements

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               (Unaudited)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND NATURE OF BUSINESS

Pet Quarters, Inc. and subsidiaries (the "Company") was organized under the laws of the state of Arkansas on May 22, 1997. The Company sells pet supplies to both retail and wholesale customers through catalogs and e-commerce. In August 1999 the Company purchased Humboldt Industries whose primary business was catalog sales. As a result of this acquisition, the Company has altered its approach by combining a traditional catalog company that is migrating its customer base to the Internet, and expanding its Internet-only customers through the catalog.

THE COMPANY HAS SOLD COMMON STOCK IN OFFERINGS THAT WERE EXEMPT FROM REGISTRATION WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC"). THE COMPANY'S COMMON STOCK IS CURRENTLY TRADED ON THE OTC BULLETIN BOARD.

BASIS OF PRESENTATION

We have prepared the accompanying condensed consolidated financial statements in accordance with generally accepted accounting principles for interim financial statements and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, these financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The interim financial information is unaudited, but reflects all adjustments consisting only of normal recurring accruals which are, in our opinion, necessary for a fair presentation of the results of operations for the interim periods. Our operating results for the interim periods are not necessarily indicative of the results that may be expected for us for the entire year because of seasonal and short-term variations. For further information, you should refer to the consolidated financial statements and related footnotes included in our Annual Report on Form 10-K for the year ended June 30, 2000.

CONSOLIDATION

The consolidated financial statements include the accounts of all wholly owned subsidiaries, which include, PQ Acquisition Company, Inc. (the survivor of Humboldt Industries acquisition), Wellstone Acquisition Corporation and Allpets.com, Inc.

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

GOING CONCERN UNCERTAINTY

The accompanying consolidated financial statements have been presented in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has a significant working capital deficiency and has incurred operating losses since its formation. Management believes that actions presently being taken will provide for the Company to continue as a going concern. Such actions may include but are not limited to utilizing the Equity Line of Credit (See Note 8), a strategic partnership or acquisition that would provide the Company with the necessary capital, or sale of certain assets. However, there are no assurances that management will be able to secure additional equity capital or complete any other strategic transactions that will permit the Company to meet its current obligations and continue as a going concern.

INVENTORIES

Inventories are valued at the lower of cost, principally determined by the first-in, first-out method, or market. Inventory at March 31, 2001 and 1999, consists principally of pet with some craft supplies purchased for retail sale.

PROPERTY, PLANT, AND EQUIPMENT

Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the depreciable assets, which is from five years for furniture and equipment and thirty nine years for buildings and improvements. The land and building in Lonoke, Arkansas is being held for sale. The land and building has been written down to the expected net sales price and is not currently being depreciated. Management has listed the property for sale with a real estate agent.

INCOME TAXES

The Company provides for income taxes based on the liability method. No benefit for income taxes has been recorded related to net operating loss carry forwards as realization of such benefits is not reasonably assured.

STOCK-BASED COMPENSATION

The company records stock based compensation using provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and the recent interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation an Interpretation of APB Opinion No.
25. Generally such provisions require the company to recognize compensation cost over the vesting period for the difference between the quoted market price of an award at the measurement date, which is the later of the date of grant and the date at which the amount and price of the award becomes fixed, and the purchase or exercise price of the shares.

INTANGIBLE ASSETS

Intangible assets are amortized on a straight-line basis over their estimated lives, ranging from 3 to 5 years. Intangible assets at March 31, 2001 and June 30, 2000, primarily consist of web site development costs and trademarks.

CONCENTRATION OF CREDIT RISK

The Company's services are provided primarily to customers throughout the United States. The Company receives payment largely by customers' use of credit cards for internet and catalog sales and, for sales by Humboldt to pet care professionals and veterinarians, the Company performs ongoing credit evaluations and generally does not require collateral. Historically, credit losses have been within management's expectations.

REVENUE RECOGNITION

Revenue from product sales is recognized upon shipment of merchandise, net of an allowance for estimated customer returns.

SHIPPING AND HANDLING

Fees received from shipping and handling activities are included as revenue. Costs incurred for shipping and handling are included as a component of cost of goods sold.

ADVERTISING COSTS

The Company expenses advertising costs, other than direct response advertising,, as they are incurred. The Company accounts for catalog costs in accordance with Statement of Position 93-7, "Reporting on Advertising Costs" in connection with the marketing of their direct response product catalogs. The cost to produce mail catalogs are amortized over the period of benefit, which is less than one year using the ratio of current period revenue to the total current and estimated future period revenues.

IMPAIRMENT OF ASSETS

The Company accounts for any impairment of its long-lived assets using Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the

Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". Under SFAS No. 121, impairment losses are recognized when information indicates the carrying amount of long-lived assets, identifiable intangibles and goodwill related to those assets will not be recovered through future operations or sale.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.


NOTE 2. EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share ("EPS"):

                                                          Three Months Ended                         Nine Months Ended
                                                               March 31,                                 March 31,
                                                     2001                   2000                  2001                  2000
                                                 -------------         -------------         -------------         -------------

Numerator:
     Net loss and numerator for basic
     and diluted loss per share                  $  (5,454,543)        $  (3,451,996)        $ (11,338,756)        $  (7,454,680)
                                                 =============         =============         -------------         -------------

Denominator:
     Denominator for basic earning
     per share -- weighted-average
     shares                                         21,753,273            12,340,531            20,198,138            11,519,146
                                                 =============         =============         -------------         -------------

     Effect of dilutive shares:
     Employee Stock Options                               --                    --                    --                    --
     Warrants                                             --                    --                    --                    --
     Contingent Shares                                    --                    --                    --                    --
                                                 -------------         -------------         -------------         -------------

     Denominator for diluted earnings
     per share - adjusted weighted-
     average shares and assumed
     conversion                                     21,753,273            12,340,531            20,198,138            11,519,146
                                                 =============         =============         -------------         -------------

Basic loss per share                             $       (0.25)        $       (0.28)        $       (0.56)        $       (0.65)
                                                 =============         =============         -------------         -------------

Diluted loss per share                           $       (0.25)        $       (0.28)        $       (0.56)        $       (0.65)
                                                 =============         =============         -------------         -------------


The effect of all potential common shares is anti-dilutive in the calculation of diluted loss per share and therefore have been excluded from the calculation.

NOTE 3. STOCK-BASED COMPENSATION

The Company's Board of Directors has given approval to the establishment of a Management Incentive Plan (MIP) and an Employee Equity Participation Incentive Plan (EEPIP) under which shares of the Company's stock are granted to employees. The shares may be restricted for one year following the date of grant. During the quarter ended March 31, 2001, the company granted 507,850 shares in options at $0.078 per share. Additionally, 1,523,550 shares of common stock were granted to executives and consultants of the Company. The vesting of these stock grants is based on the Company achieving a closing share price of $0.15 and $0.20. These options and shares were granted from the Employee Equity Participation Incentive Plan. On April 17, 2001 the Board of Directors authorized an increase in the authorized shares in the EEPIP plan from 2,000,000 to 2,500,000.

For the nine months ended March 31, 2001 and 2000 the Company recognized stock compensation expense in the amount of $96,855 and $339,806 for stock grants made to employees.

The Company has exchanged common stock, or common stock options for a variety of services. The Company records the cost associated with these transactions in accordance with FASB Statement 123 "Accounting for Stock Based Compensation". The Company recorded $388,600 and $797,072 of stock compensation expense for the nine months ended March 31, 2001 and 2000, respectively for stock and options issued for services


NOTE 4. ACQUISITIONS

During the year ended June 30, 2000 the Company completed a number of acquisitions accounted for using the purchase method of accounting for business combinations. These acquisitions included:

HUMBOLDT AND MAPLEWOOD -- On August 1, 1999, the Company acquired 100% of the outstanding stock of Humboldt Industries, Inc. for cash of $4,600,000 and the issuance of 1,146,417 shares of common stock.

ALLPETS.COM -- On May 30, 2000 the Company acquired AllPets.com, Inc. through the issuance of 3,652,785 shares of common stock and 1,105,250 stock options.

WELLSTONE ACQUISITION CORPORATION -- On March 6, 2000, the Company acquired all of the outstanding stock of Wellstone Acquisition Corporation ("Wellstone") for cash of $225,000 and the issuance of 130,208 share of common stock.

WERPETS.COM -- On April 27, 2000 the Company acquired WeRPets.com, Inc. through the issuance of 703,316 shares of common stock.

CHARTENDURE -- On May 1, 2000 the Company acquired Chartendure, Ltd., a company organized under the laws of the United Kingdom through the issuance of 400,000 shares of common stock.

Additional information about these acquisitions can be located in the notes to the consolidated financial statements included in the Company's Form 10-K for the year ended June 30, 2000.

As is further discussed in Note 9., goodwill arising in the accounting for the WeRPets.com and Chartendure acquisitions have been written-off based on Managements evaluation of impairment in accordance with SFAS 121.


NOTE 5. STOCKHOLDERS' EQUITY

PREFERRED STOCK

The Company is authorized to issue 10,000,000 shares of preferred stock. On May 9, 2000 the Company designated 50,000 share of preferred stock as Series A Convertible Preferred Stock ("Series A Stock"), the Company subsequently issued 34,642 shares of Series A Stock for total consideration of $3,464,200, consisting of $2,055,700 in cash and $1,408,500 as payment on the Bridge Loan. The Series A Stock has certain terms, rights, and privileges. Additional information about these terms, rights, and privileges can be located in the notes to the consolidated financial statements included in the Company's Form 10-K for the year ended June 30, 2000.

NOTE 6. NOTES AND CAPITAL LEASES PAYABLE

                                                                                         March 31             JUNE 30
                                                                                            2001                2000
                                                                                        (Unaudited)
                                                                                        -----------          ----------

Short term line-of-credit agreement with a bank at an interest rate of 9.5%
   This note is due on July 12, 2001 and is secured by the stock of PQ
   Acquisition Corp, Inc.                                                               $  1,450,000         $      -0-

Secured note to a Profit Sharing plan with an interest rate of 10%. Interest payments are due quarterly and the note matures on November 22, 2001. If all interests payments are made on a timely basis, the Company has the option of extending the note for an additional year under the same terms. The note is secured with the property
   and land held for sale                                                                    200,000                -0-

Unsecured note payable to Pine Tree Management Corporation with variable interest of prime minus 1% (8.5% at March 31, 2001), interest payable quarterly beginning September 10, 1999 with $45,000 principal payment due
   September 15, 2000 and 2001                                                                45,000             90,000

Capital lease payable to a leasing company due in monthly installments of $5,096 until May 2003 with no stated interest rate. The lease is guaranteed by
   a stockholder                                                                                 -0-            153,147

Capital lease payable to a leasing company due in monthly installments of $3,332 until December 2004 with no stated interest rate. The lease is guaranteed by
   a stockholder                                                                                 -0-            143,552

Term note payable to an investor, due on December 1, 2002, with quarterly
   Interest payments at an interest rate of 9%. This note is secured by a subordinated position in the stock of PQ Acquisition Corporation and the
   inventory of Humboldt Industries located in Hazleton, PA                                  250,000
                                                                                        ------------        -----------
                                                                                           1,945,000            386,699

Less current portion                                                                       1,695,000            125,763
                                                                                        ------------        -----------
                                                                                        $    250,000        $   260,936
                                                                                        ============        ===========

Related party debt totaled $588,990 as of March 31, 2001.

NOTE 7. CONVERTIBLE DEBENTURE

On May 5, 2000, the Company borrowed $1,000,000 pursuant to the terms of a 6% convertible debenture in order to retire a bridge loan. The debenture is convertible, at the option of holder, into a minimum of 666,666 shares of the Company's common stock at a rate of $1.50 per share or 85% of the average price of the lowest three days during the last twenty-two days prior to notice of the conversion.

In November 2000, this convertible debenture was renewed with a maturity date of May 5, 2001 and its conversion price was lowered to $1.00 or 85% of the average price of the lowest three trading days during the last twenty-two days prior to notice of conversion. At the same time, 130,000 other warrants provided to the lender were reduced to $1.00 from $4.65. In conjunction with the extension the Company recorded a debt discount which is being amortized over the term of the loan and $298,000 of expense related to the warrant repricing.

On January 26, 2001, the debenture holder converted $117,942 of the debenture into 723,793 shares of common stock and the principal balance was reduced to $882,058. The Company has negotiated an extension of this debenture to July 5, 2001. On May 9, 2001 the Company received a conversion notice for 607,360 shares of common stock. This conversion reduced the principal balance by $32,000. The Company is currently working to register additional common stock with the Securities and Exchange Commission in order to complete the most recent conversion. The convertible debt holder may be due penalties if the Company cannot timely deliver the registered shares.

NOTE 8. EQUITY LINE OF CREDIT AGREEMENT

On March 15, 2000, the Company entered into an equity line of credit agreement with Splendid Rock Holdings, Ltd., whereby the Company may sell or "put", from time to time, up to an aggregate of $25 million of common stock at a price equal to 85% of the average market price of the common stock as defined by the Line of Credit Agreement. The maximum dollar amount of shares that may be put is subject to certain volume and timing restrictions.

Through March 31, 2001, the Company had issued 2,239,659 of shares of common stock pursuant to this agreement for a total of $1,115,500.

In conjunction with this agreement the Company issued to Splendid Rock Holdings, Inc. warrants to purchase up to 1,320,000 shares of common stock at an average exercise price of $3.84. As currently structured, the Company will account for the value of the warrants issued ($1,774,000) as a cost of the issuance of common stock and, accordingly, this is not expected to impact future results of operations.


NOTE 9.  GOODWILL IMPAIRMENT LOSS

The Company recognizes the excess of acquisition costs over the fair values of net assets acquired in business combinations as goodwill. Goodwill associated with acquisitions is being amortized on a straight-line basis over its estimated life, 2 to 5 years currently. The Company periodically evaluates the existence of goodwill impairment on the basis of whether the goodwill is fully recoverable from the projected undiscounted net cash flows of the related business unit. The amount of goodwill impairment, if any, is measured based on the lower of carrying amount or fair value.

The Company recorded goodwill in the amount of approximately $19.5 million in 2000 related to the acquisitions of Humboldt Industries, Inc., Chartendure Ltd., WeRPets.com and Allpets.com. On a quarterly basis the Company has reviewed the recoverability of goodwill in accordance with FAS 121 in order to identify any potential impairment that might require a revision to the estimated useful life of the goodwill or indicate impairment.

During the 3rd quarter the Company determined that the unamortized goodwill in the amount of $2,435,237 associated with the acquisitions of Chartendure and WeRPets.com was impaired and should be written-off immediately.

                             Useful         Goodwill Recorded at            Unamortized
                              Life               acquisition                 goodwill
                             ------         --------------------            -----------

Chartendure                 2 years              $   725,000               $   483,333
WeRPets.com                 3 years                2,500,000                 1,951,904
                                                 -----------               -----------
                                                 $ 3,225,000               $ 2,435,237
                                                 ===========               ===========

A discussion of each acquired company and the reasons for the deemed impairment follows:

Chartendure

On May 1, 2000 the Company acquired Chartendure, Ltd., a company organized under the laws of the United Kingdom, for 400,000 shares of the Company's common stock, valued at $725,000 on the date of acquisition. The acquisition was accounted for as a purchase transaction and resulted in the recording of approximately $725,000 of goodwill. Goodwill was being amortized over a two-year life.

Chartendure was acquired due to existing relationships it had with various veterinary organizations and other pet professionals in the United Kingdom and throughout Europe. Through these relationships, Chartendure was planned to provide web site content regarding pet care, feeding, and health issues for pet owners. The Company intended to enter into contracts with these pet professionals to provide continuous content for the web site. No assets were acquired in the acquisition of Chartendure and the entire purchase price was assigned to goodwill.

Through February 2001 the Company had not fully executed on the plans noted above. Due to a lack of financing, the Company has concluded it will not enter into contracts with pet professionals from the UK for web site content until it is adequately funded and the unamortized goodwill is not expected to provide any potential revenues to the Company over the foreseeable future.

WeRPets.com

On April 27, 2000 the Company acquired WeRPets.com, Inc. for 703,316 shares of the Company's common stock, valued at $2.5 million on the date of acquisition. The acquisition was accounted for as a purchase transaction and resulted in the recording of approximately $2.5 of goodwill. Goodwill was being amortized over a three-year life.

WeRPets was acquired as an emerging online pet-related company that has developed strong relationships with The Health Network and Galaxy.com (www.galaxy.com). WeRPets also had an agreement to be the sole and exclusive pet portal on www.galaxy.com and had the worldwide exclusive license to selected content produced by The Health Network in HTML and streaming video formats. Galaxy.com, intends to be a leading vertical Internet directory, providing fast, contextually relevant searches of the Internet for numerous vertical markets, including health, education, international, shopping, pets and more. The Company also had employment agreements with two of the former owners. The Company is required to pay Galaxy.com $8,167 per month as an advertising fee while traffic from the site generates only minimal sales. No assets were acquired in the acquisition of WeRPets.com and the entire purchase price was assigned to goodwill.

Through February 2001, Pet Quarters had not experienced significant sales revenue from its affiliation with galaxy.com, and the Company is currently negotiating to amend its contract with galaxy.com into a performance-based arrangement. No web content was acquired with the acquisition of WeRPets.com. The remaining goodwill is not expected to provide any future service potential to the Company.

Humboldt and Allpets.com Goodwill

Based on the recurring losses of the company and the recorded impairment of Chartendure and WeRPets.com, management considered whether there were any indicators of impairment of the goodwill associated with the acquisitions of Humboldt and Allpets.com.

Management believes that the large customer base and reputation of Humboldt supports the goodwill that was recorded related to the acquisition. Humboldt also has a history of operating at a profit despite losses in the periods subsequent to acquisition. Losses subsequent to the acquisition are due to corporate salaries and other allocations accounted for under Humboldt. Considering these factors, and also the five year useful life assigned to Humboldt goodwill, Management does not believe that impairment of Humboldt exists at March 31, 2001.

The Company believes that the goodwill related to Allpets.com is validated by the fact that the all pets website has a large following and has increased traffic to the Pet Quarters site. The allpets.com website consists of breed information, veterinary information, and other resources for pet owners. The Company has merged its website with Allpets.com to increase visitors to the Pet Quarters site. Despite operating losses, the website is considered vital to the company. Pet Quarters intends to change its corporate name to AllPets, Inc.

Management will continue to evaluate its long-term assets, goodwill and intangibles for recoverability on a quarterly basis in accordance with Statement of Financial Accounting Standards No. 121.

NOTE 10. OPERATING SEGMENTS

Prior to the purchase of Humboldt Industries effective August 1, 1999, the Company operated in one segment -- internet sales of pet supplies. Beginning August 1, 1999, the Company began, through the purchase of Humboldt Industries, a catalog segment. Information on the operating segments for the three and nine months ended March 31, 2001 and 2000 is as follows:

                                     THREE MONTHS ENDED                        NINE MONTHS ENDED
                                          March 31,                                 March 31,
                                  2001                 2000                 2001                 2000
                             ------------         ------------         -------------         ------------

Net Sales:
  Internet                   $    581,100         $    173,973         $   1,398,740         $    435,170
  Catalog                       2,716,080            3,500,697             9,420,175            9,438,400
                             ------------         ------------         -------------         ------------
  Total                      $  3,297,180         $  3,674,670         $  10,818,915            9,873,570
                             ============         ============         =============         ============

Loss from operations:
  Internet                   $ (4,309,244)        $ (2,649,924)        $  (7,943,687)        $ (3,581,252)
  Catalog                        (965,398)            (660,865)           (2,849,361)        $ (1,486,592)
                             ------------         ------------         -------------         ------------
  Total                      $ (5,274,642)        $ (3,310,789)        $ (10,793,048)        $ (5,067,844)
                             ============         ============         =============         ============

Although the Company sells the same product at the same price to retail customers through the internet and catalog segments, the means of selling is different with the internet segment having the potential for a much broader distribution with far more customers that can be reached through the traditional catalog distribution. Revenues by geographical location of customer is not practical to determine.

COMBINED FINANCIAL STATEMENTS

PET QUARTERS, INC. AND SUBSIDIARIES

Fiscal years ended June 30, 2000, 1999, and 1998 with Reports of Independent Auditors

                       Pet Quarters, Inc. and Subsidiaries

                        Consolidated Financial Statements


                    Years ended June 30, 2000, 1999 and 1998


                                    Contents

Report of Ernst & Young LLP, Independent Auditors..................................................F - 17
Report of Crouch, Bierwolf & Chisholm, Independent Auditors........................................F - 18


Audited Consolidated Financial Statements

Consolidated Balance Sheets........................................................................F - 19
Consolidated Statements of Operations..............................................................F - 21
Consolidated Statements of Stockholders' Equity....................................................F - 22
Consolidated Statements of Cash Flows..............................................................F - 24
Notes to Consolidated Financial Statements.........................................................F - 25

                Report of Ernst & Young LLP, Independent Auditors


Stockholders and Board of Directors
Pet Quarters, Inc.

We have audited the accompanying consolidated balance sheets of Pet Quarters, Inc. and subsidiaries as of June 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pet Quarters, Inc. and subsidiaries at June 30, 2000 and 1999, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in
Note 2, the Company has operating losses and is dependent upon future financing to continue operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                                               Ernst & Young LLP


   Little Rock, Arkansas
   August 31, 2000

                          Independent Auditors' Report


To the Stockholders and Board of Directors
Pet Quarters, Inc.

We have audited the accompanying balance sheet of Pet Quarters, Inc. as of June 30, 1998 and the related statement of operations, stockholders' equity and cash flows for the year ended June 30, 1998 and the two months ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pet Quarters, Inc. as of June 30, 1998 and the results of their operations and cash flows for the year ended June 30, 1998 and the two months ended June 30, 1997 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company's operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                     Crouch, Bierwolf & Chisholm


   October 25, 1998
   Salt Lake City, Utah

                       Pet Quarters, Inc. and Subsidiaries
                           Consolidated Balance Sheets


                                                                                                   June 30
                                                                                  2000               1999               1998
                                                                              ------------       ------------       ------------
Assets
Current assets:
     Cash and cash equivalents                                                $    164,128       $     37,726       $    375,843
     Accounts receivable                                                           175,608              2,654              3,011
     Inventories (Note 5)                                                        1,674,002             33,783             73,229
     Prepaid expenses                                                              637,425              2,250              9,428
     Land and building held for sale (Note 4)                                      500,000                 --                 --
     Other current assets                                                          151,177                 --                 --
                                                                              ------------       ------------       ------------
Total current assets                                                             3,302,340             76,413            461,511


Non-current Assets:
Property, plant and equipment (Notes 4 and 5):
     Land                                                                               --            225,000            225,000
     Buildings and improvements                                                     33,600            708,600            708,045
     Furniture and equipment                                                       596,038             35,072             53,043
                                                                              ------------       ------------       ------------
                                                                                   629,638            968,672            986,088
     Less accumulated depreciation                                                (115,767)           (33,185)            (6,211)
                                                                              ------------       ------------       ------------
Total Non-current Assets                                                           513,871            935,487            979,877

Intangible Assets:
     Goodwill, net of accumulated amortization of $2,162,156 at June 30,
       2000 (Note 3)                                                            17,524,514                 --                 --
     Intangible assets, net of accumulated amortization of
       $95,707 and $10,138 at June 30, 2000 and 1999, respectively                 506,227             30,385             47,671
                                                                              ------------       ------------       ------------
Total assets                                                                  $ 21,846,952       $  1,042,285       $  1,489,059
                                                                              ============       ============       ============


                                                                                                       June 30
                                                                                    2000                1999                1998
                                                                                 ------------       ------------       ------------
Liabilities and stockholders' equity
Current liabilities:
  Accounts payable                                                               $  2,904,205       $    203,394       $     13,679
  Accrued expenses                                                                    546,412             12,613              1,141
  Convertible debenture, net of discount (Note 11)                                    950,000                 --                 --
  Notes payable to related parties (Note 5)                                           615,178            325,000                 --
  Current portion of notes and capital leases payable (Note 10)                       125,763                 --                 --
  Unearned revenue                                                                         --                 --              5,885
                                                                                 ------------       ------------       ------------
Total current liabilities                                                           5,141,558            541,007             20,705

Long-term portion of notes and capital leases payable (Note 10)                       260,936                 --                 --
                                                                                 ------------       ------------       ------------
Total liabilities                                                                   5,402,494            541,007             20,705

Commitments and contingencies (Notes 3 and 8)                                              --                 --                 --

Stockholders' equity:
  Convertible preferred stock, $.001 par value per share, 10,000,000 shares authorized; 34,642 shares issued and outstanding at
    June 30, 2000                                                                          35                 --                 --
  Common stock, $.001 par value per share, 40,000,000 shares authorized; 18,147,783, 9,800,195, and 11,560,000 shares issued
    and outstanding at June 30, 2000, 1999 and 1998, respectively                      18,148              9,800             11,560
  Additional paid-in capital                                                       33,109,661          2,498,867          2,272,973
  Accumulated deficit                                                             (16,586,531)        (1,868,444)          (816,179)
                                                                                 ------------       ------------       ------------
                                                                                   16,541,313            640,223          1,468,354
  Less unamortized stock compensation                                                 (96,855)          (138,945)                --
                                                                                 ------------       ------------       ------------
Total stockholders' equity                                                         16,444,458            501,278          1,468,354
                                                                                 ------------       ------------       ------------
Total liabilities and stockholders' equity                                       $ 21,846,952       $  1,042,285       $  1,489,059
                                                                                 ============       ============       ============




See notes to consolidated financial statements.

                       Pet Quarters, Inc. and Subsidiaries
                      Consolidated Statements of Operations


                                                                      Years ended June 30
                                                            2000               1999                1998
                                                        ------------       ------------       ------------


Sales, net of allowances and discounts                  $ 13,731,147       $    262,470       $     43,835
Cost of sales                                              9,446,400            205,774             21,908
                                                        ------------       ------------       ------------
                                                           4,284,747             56,696             21,927

Operating expenses and costs:
   Selling                                                 2,184,748            489,272            196,497
   Administrative and general                              8,545,016            588,870            647,114
   Depreciation and amortization                           2,120,084             36,824             11,508
                                                        ------------       ------------       ------------
                                                          12,849,848          1,114,966            855,119
                                                        ------------       ------------       ------------
Loss from operations                                      (8,565,101)        (1,058,270)          (833,192)

Other income (expense):
   Interest expense                                         (770,866)              (290)            (4,384)
   Bridge Loan origination fee (Note 9)                     (651,671)                --                 --
   Troubled debt restructuring expense (Note 9)           (1,339,461)                --                 --
   Other income                                                   --              2,809             15,001
   Interest income                                             9,012              3,486              6,396
                                                        ------------       ------------       ------------
                                                          (2,752,986)             6,005             17,013
                                                        ------------       ------------       ------------

Loss before income tax benefit                           (11,318,087)        (1,052,265)          (816,179)
Income tax benefit                                                --                 --                 --
                                                        ------------       ------------       ------------
Net loss                                                 (11,318,087)        (1,052,265)          (816,179)

Deemed dividend on preferred stock (Note 7)               (3,400,000)                --                 --
                                                        ------------       ------------       ------------
Net loss for common stockholders                        $(14,718,087)      $ (1,052,265)      $   (816,179)
                                                        ============       ============       ============

Net loss for common stockholders per common share:
   Basic                                                $      (1.18)      $      (0.09)      $      (0.10)
                                                        ============       ============       ============
   Diluted                                              $      (1.18)      $      (0.09)      $      (0.10)
                                                        ============       ============       ============
Weighted average shares outstanding
   Basic                                                  12,482,101         11,453,000          8,568,125
                                                        ============       ============       ============
   Diluted                                                12,482,101         11,453,000          8,568,125
                                                        ============       ============       ============

See notes to consolidated financial statements.

                       Pet Quarters, Inc. and Subsidiaries
                 Consolidated Statements of Stockholders' Equity



                            Convertible
                          Preferred Stock             Common Stock          Additional                   Unamortized
                                       Par                       Par          Paid-In     Accumulated       Stock
                           Shares     Amount      Shares        Amount        Capital       Deficit     Compensation      Total
                          ---------  ---------  -----------   -----------   -----------   -----------   ------------   -----------
  Balance at July 1,
   1997                          --  $      --    7,150,000   $     7,150   $   103,950   $             $         --   $   111,100
  August 8,
   1997,restricted
   shares issued for
   cash at $.50                  --         --      119,500           120        59,630                           --        59,750
     Shares issued for
     land and building           --         --    1,777,500         1,777       886,973                           --       888,750
     Shares issued for
     cash at $0.50 less
     offering costs of
     $ 31,567                    --         --    1,720,000         1,720       826,713                           --       828,433
     Shares issued for
     cash and services           --         --      790,000           790       394,210                           --       395,000
     Shares issued for
     cash at $0.50               --         --        3,000             3         1,497                           --         1,500
     Net loss                    --         --           --            --            --      (816,179)            --      (816,179)
                          ---------  ---------  -----------   -----------   -----------   -----------   ------------   -----------
   Balance at June 30,
   1998                          --         --   11,560,000        11,560     2,272,973      (816,179)            --     1,468,354
     Shares bought from
     founder and
     subsequently
     canceled                    --         --   (2,000,000)       (2,000)           --                           --        (2,000)
     Restricted stock
     issued to employees         --         --      180,000           180       183,570                     (183,750)           --
     Amortization of
     stock
     compensation                --         --           --            --            --                       44,805        44,805
     Shares issued for
     services (Note 8)           --         --       60,195            60        42,324                           --        42,384
     Net loss                    --         --           --            --            --    (1,052,265)            --    (1,052,265)
                          ---------  ---------  -----------   -----------   -----------   -----------   ------------   -----------
Balance at June 30, 1999         --         --    9,800,195         9,800     2,498,867    (1,868,444)      (138,945)      501,278
     Shares issued for
     acquisition of
     Humboldt Industries         --         --    1,146,417         1,147     4,598,853                           --     4,600,000
     Shares issued as
     origination fee for
     Bridge Loan                 --         --      153,334           153       651,518                     (651,671)           --
     Shares issued for
     legal services
     (Note 8)                    --         --        4,334             4        18,416                           --        18,420

(continued)

                       Pet Quarters, Inc. and Subsidiaries
           Consolidated Statements of Stockholders' Equity (continued)





                            Convertible
                          Preferred Stock          Common Stock           Additional                    Unamortized
                                    Par                        Par          Paid-In       Accumulated      Stock
                          Shares   Amount      Shares         Amount        Capital         Deficit     Compensation      Total
                         -------  --------  ------------   ------------   ------------   ------------   ------------   ------------

Restricted stock
issued to employees           --  $     --       105,000   $        105       $411,926   $         --   $   (412,031)  $         --

Amortization of loan
origination fee               --        --            --             --             --             --        651,671        651,671

Stock issued for
Bridge Loan
origination fee
refinancing                   --        --       275,000            275        482,735             --             --        483,010

In the money feature
of convertible debt
issued in
conjunction with
Bridge Loan
refinancing                   --        --            --             --        626,452             --             --        626,452

Shares issued to
investors for cash            --        --       178,964            179        256,324             --             --        256,503

Revocation of
employee stock grant          --        --       (10,000)           (10)       (11,240)            --          5,979         (5,271)

Shares issued under
subscription
agreement                     --        --     1,176,715          1,177      2,384,925             --             --      2,386,102

Debt converted to
stock                         --        --       409,446            410        204,314             --             --        204,724

Shares issued for
the acquisition of
Wellstone                     --        --       130,208            130        557,323             --             --        557,453

Stock options issued
for services (Note 8)         --        --            --             --      1,325,402             --             --      1,325,402

Amortization of
stock compensation            --        --            --             --             --             --        448,142        448,142

Shares issued for
the acquisition of
WeRPets.com, Inc              --        --       703,316            703      2,460,903             --             --      2,461,606

Shares issued for
the acquisition of
Charterdure, Ltd.             --        --       400,000            400        724,600             --             --        725,000

Shares issued for
the acquisition of
AllPets.com, Inc.             --        --     3,652,785          3,653      8,664,600             --             --      8,668,253

Shares issued for
legal services (Note 8)       --        --        22,069             22         39,978             --             --         40,000

Convertible
debenture discount
and non-cash
interest (Note 11)            --        --            --             --        350,000             --             --        350,000

Issuance of
convertible
preferred stock           34,642        35            --             --      3,463,765             --             --      3,463,800

Deemed dividend on
convertible
preferred stock               --        --            --             --      3,400,000     (3,400,000)            --             --

Net loss                      --        --            --             --             --    (11,318,087)            --    (11,318,087)
                         -------  --------  ------------   ------------   ------------   ------------   ------------   ------------
Balance at
  June 30, 2000           34,642  $     35    18,147,783   $     18,148   $ 33,109,661   $(16,586,531)  $    (96,855)  $ 16,444,458
                         =======  ========  ============   ============   ============   ============   ============   ============



See notes to consolidated financial statements.

                       Pet Quarters, Inc. and Subsidiaries
                      Consolidated Statements of Cash Flows


                                                                            Years ended June 30
                                                                 2000               1999               1998
                                                             ------------       ------------       ------------
Operating activities
Net loss                                                     $(11,318,087)      $ (1,052,265)      $   (816,179)
Adjustments to reconcile net loss to net cash used in
  operating activities:
    Depreciation                                                  117,901             16,836              6,211
    Amortization of goodwill and intangibles                    2,002,183             19,988              5,297
    Non-cash interest expense                                     310,000                 --                 --
    Beneficial conversion feature on convertible debt             626,452                 --                 --
    Amortization of loan origination fees                       1,134,681                 --                 --
    Amortization of stock compensation expense                    442,871             44,805                 --
    Stock and options issued for services                       1,383,822             42,384            360,000
    WellStone Impairment                                          557,453                 --                 --
    Bridge loan default penalty refinanced                        230,000                 --                 --
    Write down of land and building held for sale                 400,000                 --                 --
    Changes in operating assets and liabilities, net of
      acquisitions:
        Accounts receivable                                       (12,639)               357             (3,011)
        Inventories                                               473,248             39,446            (73,229)
        Prepaid expenses                                         (441,837)             7,178             (9,428)
        Other assets                                             (146,886)            36,238            (52,968)
        Accounts payable                                        1,201,009            189,715             13,679
        Accrued expenses                                          231,431             11,472              1,141
        Unearned income                                                --             (5,885)             5,885
                                                             ------------       ------------       ------------
Net cash used in operating activities                          (2,808,398)          (649,731)          (562,602)

Investing activities
    Acquisition of Humboldt, net of cash                       (4,446,927)                --                 --
    Cash acquired in stock acquisition of Allpets.com             412,444                 --                 --
    Purchases of property, plant, and equipment                  (104,467)           (11,386)           (97,338)
    Purchases and development of web sites                       (106,742)                --                 --
                                                             ------------       ------------       ------------
    Net cash used in investing activities                      (4,245,692)           (11,386)           (97,338)

Financing activities
    Proceeds from issuance of common stock                      2,642,605                 --            924,683
    Proceeds from issuance of preferred stock                   2,055,300                 --                 --
    Proceeds, net of payments made, from debt                   2,482,587            325,000                 --
    Redemption of common stock                                         --             (2,000)                --
                                                             ------------       ------------       ------------
Net cash provided by financing activities                       7,180,492            323,000            924,683
                                                             ------------       ------------       ------------
Net increase (decrease) in cash and cash equivalents              126,402           (338,117)           264,743
Cash and cash equivalents at beginning of period                   37,726            375,843            111,100
                                                             ------------       ------------       ------------
Cash and cash equivalents at end of period                   $    164,128       $     37,726       $    375,843
                                                             ============       ============       ============

Supplemental disclosure of cash flow information:
    Cash paid for interest                                   $    435,504       $        290       $      1,384
                                                             ============       ============       ============

See notes to consolidated financial statements.

                       Pet Quarters, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements


1. Summary of Significant Accounting Policies

Organization and Nature of Business

Pet Quarters, Inc. and subsidiaries (the "Company") was organized under the laws of the state of Arkansas on May 22, 1997. The Company sells pet supplies to both retail and wholesale customers through catalogs and e-commerce. In August 1999 the Company purchased Humboldt Industries whose primary business was catalog sales. As a result of this acquisition, the Company has altered its approach by combining with a traditional catalog company that is migrating its customer base to the Internet, and expanding its Internet-only customers through the catalog.

Consolidation

The consolidated financial statements include the accounts of all wholly owned subsidiaries, which include Chartendure Limited, WeRPets.com, Inc., PQ Acquisition Company, Inc. (the survivor of Humboldt and Maplewood acquisitions), Wellstone Acquisition Corporation and Allpets.com, Inc. (See Note 3).

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Inventories

Inventories are valued at the lower of cost, principally determined by the first-in, first-out method, or market. Inventories at June 30, 2000 and 1999, consist principally of pet supplies purchased for retail sale.

Property, Plant, and Equipment

Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the depreciable assets, which range from five years for furniture and equipment to thirty-nine years for buildings and improvements.

Income Taxes

The Company provides for income taxes based on the liability method. No benefit for income taxes has been made due to net operating loss carryforwards that may offset future taxable income.

Stock-Based Compensation

The company records stock-based compensation using provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, for the preparation of its basic consolidated financial statements. Such provisions require the company to recognize compensation cost over the vesting period for the difference between the quoted market price of an award at the date of grant and the purchase or exercise price of the shares.

                       Pet Quarters, Inc. and Subsidiaries

             Notes to Consolidated Financial Statements (continued)

Goodwill

The excess of acquisition costs over the fair values of net assets acquired in business combinations treated as purchase transactions ("goodwill") is being amortized on a straight-line basis over its estimated life, 2 to 5 years currently. The Company periodically evaluates the existence of goodwill impairment on the basis of whether the goodwill is fully recoverable from the projected undiscounted net cash flows of the related business unit. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds.

Intangible Assets

Intangible assets are amortized on a straight-line basis over their estimated lives, ranging from 3 to 5 years. Intangible assets at June 30, 2000 and 1999, primarily consist of web site development costs and trademarks.

Advertising Costs

The Company expenses advertising costs, other than direct response advertising, as they are incurred. Advertising expenses of approximately $1,526,000 and $430,000 were incurred for the years ended June 30, 2000 and 1999, respectively. There were no advertising expenses incurred for the year ended June 30, 1998.

The Company's wholly owned subsidiaries, Humboldt Industries, and affiliates, account for catalog costs in accordance with Statement of Position 93-7, "Reporting on Advertising Costs" in connection with the marketing of their direct response product catalogs. The cost to produce mail catalogs are amortized over the period of benefit, which is less than one year using the ratio of current period revenue to the total current and estimated future period revenues. Capitalized direct response advertising costs at June 30, 2000 were $631,000.

Concentration of Credit Risk

The Company's services are provided primarily to customers throughout the United States. The Company receives payment largely by customers' use of credit cards for both catalog and internet sales. The Company performs ongoing credit evaluations and generally does not require collateral. Historically, credit losses have been within management's expectations.

Revenue Recognition

Revenue from product sales is recognized upon shipment of merchandise, net of an allowance for estimated customer returns and discounts.

Shipping and Handling

Fees received from shipping and handling activities are included as revenue. Costs incurred for shipping and handling are included as a component of cost of goods sold.

                       Pet Quarters, Inc. and Subsidiaries

Impairment of Assets

The Company accounts for any impairment of its long-lived assets using Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In March 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". Under the SOP, qualifying computer software costs are required to be capitalized and amortized against income over the software's estimated useful life. The SOP is effective for fiscal years beginning after December 15, 1998. The Company adopted SOP 98-1 effective July 1, 1999.

In 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 is effective for fiscal years beginning after June 15, 2000 and will be adopted by the Company for the period beginning July 1, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of the derivatives will be recorded each period in current earnings or other comprehensive income depending on whether a derivative is designated as part of a hedge transaction, and if it is, the type of hedge transaction. The Company does not expect that the adoption of SFAS No. 133 will have a material impact on the Company's results of operations, financial position, or cash flows.

Reclassifications

To conform to the 2000 presentation, certain accounts for 1999 and 1998 have been reclassified. The reclassifications had no effect on net loss for 1999 and 1998.

2. Going Concern Uncertainty

The accompanying consolidated financial statements have been presented in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. However, the Company has a significant working capital deficiency and has incurred operating losses since its formation. Management believes that actions presently being taken will provide for the Company to continue as a going concern. Such actions may include but are not limited to utilizing the Equity Line of Credit (see Note 12), a strategic partnership or acquisition that would provide the Company with the necessary capital, or sale of certain assets. However, there are no assurances that management will be able to secure additional equity capital or complete any other strategic transactions that will permit the Company to meet its current obligations.

                       Pet Quarters, Inc. and Subsidiaries

3. Acquisitions

Humboldt and Maplewood

On August 1, 1999, the Company acquired 100% of the outstanding stock of Humboldt Industries, Inc. and Maplewood Industries, Inc., both of Hazleton, Pennsylvania, for $4.6 million cash and 1,146,417 shares of the Company's common stock valued at $4.6 million on the date of the acquisition. The acquisition was accounted for as a purchase transaction and resulted in the recording of approximately $8.3 million of goodwill. Goodwill is being amortized over a five-year life. The acquisition was financed through a Bridge Loan in the amount of $4.6 million. This bridge loan was extended in November 1999 and subsequently repaid in February and May 2000 (see Note 9 for further description of the Bridge Loan).

Wellstone Acquisition Corporation

On March 6, 2000, the Company acquired all of the outstanding stock of Wellstone Acquisition Corporation ("Wellstone") in exchange for 130,208 shares of the Company's common stock, valued at $557,453 ($4.28 per share) on the date of acquisition. In addition, the Company paid professional and legal fees of $225,000 in conjunction with this transaction.

The acquisition was made pursuant to rule 12g-3(a) of the General Rules and Regulations of the Securities and Exchange Commission. This rule allows nonreporting entities to acquire fully reporting entities and thereby become fully reporting. The Company made this acquisition in order to become fully reporting. It was subsequently determined that the Company could not utilize rule 12g-3(a) to become fully reporting. The Company has not identified an alternative use for Wellstone and has therefore expensed the entire cost of $782,453 during the quarter ended March 31, 2000 as a component of general and administrative expense.

WeRPets.com

On April 27, 2000 the Company acquired WeRPets.com, Inc. for 703,316 shares of the Company's common stock, valued at $2,461,606 ($3.50 per share) on the date of acquisition. The acquisition was accounted for as a purchase transaction and resulted in the recording of approximately $2.5 million of goodwill. Goodwill is being amortized over a three-year life.

Chartendure

On May 1, 2000 the Company acquired Chartendure, Ltd., a company organized under the laws of the United Kingdom, for 400,000 shares of the Company's common stock, valued at $725,000 ($1.81 per share) on the date of acquisition. The acquisition was accounted for as a purchase transaction and resulted in the recording of approximately $725,000 of goodwill. Goodwill is being amortized over a two-year life.

Allpets.com

On May 30, 2000 the Company acquired AllPets.com, Inc. through the exchange of 3,652,785 shares of the Company's common stock and 1,105,250 stock options. The stock and stock options exchanged were valued based on the closing price of $1.875 on May 30, 2000, resulting in a purchase price of $8.6 million. The acquisition was accounted for as a purchase transaction and resulted in the recording of approximately $7.9 million of goodwill. Goodwill is being amortized over a three-year life. In addition to the shares exchanged above, the Company may be required to issue up to 1,189,479 additional shares of common stock if contingencies related to the achievement of certain stock price appreciation targets and listing of the Company's stock on the NASDAQ are achieved.

                       Pet Quarters, Inc. and Subsidiaries

             Notes to Consolidated Financial Statements (continued)


The operations of acquired companies have been consolidated with the operations of the Company beginning August 1, 1999. Pro forma unaudited information, which includes goodwill amortization and bridge loan interest expense, as if these acquisitions occurred as of July 1, 1998, is as follows:


                               Years ended June 30
                           2000                 1999
                        ------------       ------------
Sales                   $ 14,989,098       $ 15,143,999
Cost of sales            (10,293,722)       (10,556,113)
Operating expenses       (18,488,920)        (8,866,218)
Other expenses            (2,687,416)          (555,519)
                        ------------       ------------
Net loss                $(16,480,960)      $ (3,721,605)
                        ============       ============

The above pro forma unaudited information does not purport to be indicative of the results which actually would have occurred had the acquisition been made at the beginning of the respective periods.

4. Land and Building Held for Sale

The Company entered into an agreement on April 14, 2000 to sell its facility in Lonoke, Arkansas for net proceeds of $500,000. As a result of the decision to sell the building, a write-down in the carrying value of the land and building of $400,000 was recorded in general and administrative expenses as of June 30, 2000 (see Note 15).

5. Related Party Transactions

At June 30, 2000 and 1999, the Company had $140,000 and $225,000, respectively, in notes payable to Ammonia Hold, Inc., a principal shareholder of the Company. The notes are due on demand with an interest rate of 8%. The notes payable are secured by property and inventory.

At June 30, 2000, the Company had $250,178 in notes payable to principal shareholders of the Company. The notes are due on demand with an average interest rate of 8%. The notes are secured by property and inventory. At June 30, 2000 the Company also had a note payable in the amount of $225,000 to a trust for which a principal shareholder acts as trustee. The note is due on demand and bears interest at 10% and is secured by property and inventory.

The former stockholders of Humboldt Industries lease a building to the Company. Taxes, insurance and maintenance expenses related to the facility are paid by the Company. Rent expense on the facility aggregated $220,000 for the year ended June 30, 2000. Future minimum lease payments are $240,000 per year through July 31, 2004.

In November 1997, the Company issued 1,777,500 shares of its common stock, with a fair value of $888,750, to acquire land and a building from Ammonia Hold, Inc., a company owned by a principal shareholder of the Company. As a part of the exchange an option to repurchase the building for the original sales price was granted. This option expired on June 8, 1999.

                       Pet Quarters, Inc. and Subsidiaries

             Notes to Consolidated Financial Statements (continued)


6. Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:


                                                              June 30
                                              2000              1999              1998
                                           -----------       -----------       -----------
Deferred tax assets:
   Amortization of stock compensation      $   150,576       $    15,234       $        --
   Net operating loss carryforward           4,055,311           626,852           130,345
                                           -----------       -----------       -----------
Total deferred tax asset                     4,205,887           642,086           130,345

Deferred tax liabilities
   Inventory reserve                          (204,000)               --                --
   Prepaid catalog costs                      (216,725)               --                --
                                           -----------       -----------       -----------
Total deferred tax liability                  (420,725)               --                --
                                           -----------       -----------       -----------
Net deferred tax asset                       3,785,162           642,086           130,345
Valuation allowance                         (3,785,162)         (642,086)         (130,345)
                                           -----------       -----------       -----------
                                           $        --       $        --       $        --
                                           ===========       ===========       ===========

The use of the liability method of accounting for income taxes requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. Whether a deferred tax asset will be realized depends upon sufficient future taxable income and consideration of limitations on the ability to utilize net operating loss carryforwards and other tax attributes.

Under limitations imposed by Internal Revenue Code Section 382, certain potential changes in ownership of the Company may restrict future utilization of net operating loss carryforwards. It is management's belief that a change in ownership, which would trigger the Section 382 limitations, has not occurred. However, a valuation allowance has been established for the entire net deferred tax assets until such time as it is more likely than not that the deferred tax assets will be realized.

At June 30, 2000, the Company has net operating loss carryforwards of approximately $12.9 million for income tax purposes that expire in years 2013 through 2019.

No income taxes were paid in 2000, 1999 and 1998. The Company's effective tax rate at June 30, 2000, 1999 and 1998, is 0%. The effective tax rate for the years ended June 30, 2000, 1999 and 1998 is different than the statutory federal tax rate of 34% due to the establishment of a valuation allowance relating to the deferred tax assets.

                       Pet Quarters, Inc. and Subsidiaries

7. Stockholders' Equity

Stock Redemption

In June 1999, the Company retired 2,000,000 shares of common stock, which had been held by a founding stockholder of the Company. These shares were subsequently canceled. This transaction was completed in order to facilitate the acquisition of Humboldt Industries. These shares were held by the founding stockholder under a verbal understanding with other stockholders that the shares would be retired and canceled upon the occurrence of certain future events including a business combination or issuance of additional equity capital. The shares were originally issued so that the founding stockholder would have voting control. For purposes of calculating net loss per share, the 2,000,000 shares were deemed to have been retired and canceled as of July 1, 1999.

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock. On May 9, 2000 the Company designated 50,000 share of preferred stock as Series A Convertible Preferred Stock ("Series A Stock"), the Company subsequently issued 34,642 shares of Series A Stock for total consideration of $3,464,200, consisting of $2,055,700 in cash and $1,408,500 as payment on the Bridge Loan (see Note 9). The acquisition of these bridge loan interests effectively retired an equivalent amount of principal on the bridge loan. The Series A Stock has the following terms, rights, and privileges:

     a) Dividends - The holders of the Series A Stock are not entitled to receive dividends from the Company.

     b) Liquidation - Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of the Series A Stock shall be entitled, before any distribution or payment is made upon any shares of any other class of stock of the Company, to be paid $100 per share (the purchase price of the Series A Stock).

     c) Redemption - Subject to certain conditions and one year after the initial date of issuance, the Series A Stock may be redeemed (all or none) at the Company's option upon the payment in cash of the sum of $100 per share.

     d) Conversion - At any time, holders of the Series A Stock may convert all or a portion of those shares into a number of shares of common stock, computed by multiplying the number of shares to be converted by $100 and dividing the result by the conversion price. The conversion price is equal to $1.3816. The conversion price may be adjusted from time to time to account for any stock splits, stock dividends, recapitalizations, mergers, assets sales, or similar events.

A preferred stock deemed dividend in the amount of $3.4 million was recorded to reflect the intrinsic value of the beneficial conversion feature available to preferred shareholders and the fair value of the associated warrants at the date of issuance.

Stock Purchase Warrants

On February 23, 2000 the Company issued warrants to purchase 169,200 shares of common stock at an average purchase price of $4.52 in conjunction with the private placement of approximately $3 million of common stock. The warrants are immediately exercisable and will expire three years from the date of issuance. These warrants were accounted for as a cost of capital and were recorded as equity.

On March 15, 2000 the Company issued warrants to purchase 1,320,000 shares of common stock at an average purchase price of $3.92 in conjunction with the $25 million Equity Line of Credit. The warrants are immediately exercisable and will expire three years from the date of issuance. These warrants were accounted for as a cost of capital and were recorded as equity.

                       Pet Quarters, Inc. and Subsidiaries

On May 2, 2000 the Company issued warrants to purchase approximately 75,000 shares of common stock at an average purchase price of $2.07 in conjunction with the $1 million Convertible Debenture. The warrants are immediately exercisable and will expire three years from the date of issuance. The fair value of these warrants was accounted for as a discount on the debt issued and is being amortized as interest expense over the term of the agreement.

On May 8, 2000 the Company issued warrants to purchase 3,464 shares of Series A Convertible Preferred Stock at an exercise price of $100 per share. The shares may be converted into a maximum of 250,724 shares of common stock. The warrants are immediately exercisable and will expire three years from the date of issuance. The fair value of these warrants was accounted for as a "Deemed Dividend" in conjunction with the beneficial conversion feature.

8. Stock-Based Compensation

The Company granted 105,000 and 180,000 shares of restricted stock to certain employees during the years ended June 30, 2000 and 1999, respectively. The shares are restricted for one year following the date of grant and require that the employee remain in continuous employment for a period of one year from the date of grant. Compensation expense related to these grants is recognized ratably over the one year vesting period.

Total compensation cost for stock awards issued to employees, net of cancellations, was approximately $443,000 and $45,000 for the years ended June 30, 2000 and 1999, respectively.

In April 1999, the President of the Company granted, to an officer, an option to purchase 225,000 shares at the fair market value at the date of grant of $1.125. The grant was authorized by the President in connection with the employment of this individual in April 1999.

On June 6, 2000, the Company's Board of Directors gave approval to the establishment of a Management Incentive Plan under which up to 2.5 million shares of the Company's common stock or common stock options can be granted to key employees, consultants and directors at the fair value of date of grant. As of June 30, 2000 the Company has granted 1,140,000 common stock options pursuant to this plan.

The Company has exchanged common stock, or common stock options for a variety of services. The Company records the cost associated with these transactions in accordance with FASB Statement 123 "Accounting for Stock-Based Compensation". For the years ended June 30, 2000 and 1999 the Company recognized approximately $1,384,000 and $42,000 of expense for these services.

The following table summarizes the activity under the Company's Management Incentive Plan and other employee options granted:



                                                                               Weighted Average
                                             Shares                             Price Per Share
                               -----------------------------------    -----------------------------------
                                  2000        1999         1998          2000         1999        1998
                               ---------    ---------    ---------    ---------    ---------    ---------
Outstanding at beginning of
year                             225,000            0            0    $   1.125    $      --    $      --
Granted                        1,340,000      225,000            0        1.879        1.125           --
Exercised                              0            0            0           --           --           --
Canceled                               0            0            0           --           --           --
                               ---------    ---------    ---------
Outstanding at end of year     1,565,000      225,000            0           --           --           --
                               =========    =========    =========

Exercisable at end of year       875,000      150,000            0
                               =========    =========    =========

                       Pet Quarters, Inc. and Subsidiaries

Pursuant to the provisions of SFAS No. 123 "Accounting for Stock-based Compensation." The Company has elected to continue using the intrinsic-value method of accounting for stock-based awards to employees. Accordingly, the Company has not recognized compensation expense on the issuance of its stock options and warrants.

Pursuant to SFAS No. 124, pro forma net earnings per share has been determined as if the Company had accounted for its stock options and warrants under the fair value method. The fair values of these options and warrants were estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for the years ended 2000 and 1999, respectively; risk-free interest rates of 6.0% and 6.0%; expected dividend yields of 0% for each year presented; volatility factors of the expected market priced of the Company's Common Stock of 100 and 100; and a weighted-average life of the options and warrants of seven years in 2000 and 1999. The weighted-average fair value of the options and warrants granted in 2000 and 1999 was $0.96 and $1.43, respectively. There were no options granted during 1998.

For purpose of pro forma disclosures, the estimated fair value of stock options and warrants is not material to the consolidated financial statements for the years ending June 30, 2000 and 1999.

9. Bridge Loan

The Company borrowed $4.6 million from the Sun Valley Trust (the "Trust") on July 30, 1999 to acquire Humboldt Industries (see Note 3). Both unaffiliated individuals and entities and affiliated individuals contributed money to the Trust. Individuals affiliated with the Company accounted for $1,023,000 of the $4.6 million. The Company issued 153,334 shares of its common stock (valued at $651,671, or $4.25 per share, the closing price on July 30, 1999) to the Trust as an origination fee. The Company amortized the fair value of these shares over the initial two month period of the loan.

The Bridge Loan was secured by all of the outstanding shares of stock of both Humboldt and Maplewood. The original note was payable in full on October 1, 1999. The Company failed to make the required payment, and shortly thereafter, the trustee attempted to foreclose on the collateral.

On November 10, 1999, the Company executed an extension of the Bridge Loan. In addition, a five percent (5%) penalty of $230,000 was added to the outstanding principal amount of the note, resulting in an outstanding principal balance of $4,830,000. After negotiation, the Company issued to the Trust an additional 275,000 shares of common stock valued at $483,010 as a further origination fee. Both the penalty and additional fee were expensed as a troubled debt restructuring in accordance with FAS 15.

In connection with the Bridge Loan extension, the interest rate was reduced from 12.5% per annum to 10% per annum, and the maturity date was extended to May 10, 2000. In exchange, the Company agreed to make monthly partial interest payments of $20,000 by the 10th day of each month commencing December 10, 1999. The accrued but unpaid interest accumulated interest free until the Company raised additional capital. The terms of the extension also required a partial principal payment of $1,000,000 on February 10, 2000. On February 3, 2000, the Company paid the $1,000,000 principal payment to the Trust.

In connection with the extension of the Bridge Loan, the Company was also required to pay interest, attorney fees, and associated expenses of the trustee in the amount of $204,723. These funds were borrowed from related parties through the issuance of two convertible notes for $102,361 each. These notes were convertible into common stock of the Company at a rate of $.50 of debt for each share of common stock. On January 27, 2000 both of the notes were converted into a total of 409,446 shares of common stock of the Company.

                       Pet Quarters, Inc. and Subsidiaries

The conversion feature resulted in a beneficial conversion feature to the holders of the notes of $626,452 computed as the closing price for the Company's stock on November 10, 1999 ($2.03), less the conversion price for each share ($.50), multiplied by the number of shares obtained in the conversion (409,446). This beneficial conversion feature was recorded by the Company as a component of the troubled debt restructuring at the time of issuance.

On May 10, 2000, the Company paid the remaining principal balance and all accrued interest on the Bridge Loan and received a release of the collateral from the trustee.

10. Notes and Capital Leases Payable


                                                                                            June 30
                                                                                      2000             1999
                                                                                  ------------    ------------
   Unsecured note payable to Pine Tree Management Corporation with variable interest of prime minus 1% (8.5% at June 30, 2000), interest payable quarterly beginning September 10, 1999 with $45,000 principal payment due
     September 15, 2000 and 2001                                                  $     90,000    $         --
   Capital lease payable to a leasing company due in monthly installments of
     $5,096 until May 2003 with no stated interest rate. The lease is
     guaranteed by a stockholder                                                       153,147              --
   Capital lease payable to a leasing company due in monthly installments of $3,332 until December 2004 with no stated interest rate. The lease
     is guaranteed by a stockholder                                                    143,552              --
                                                                                  ------------    ------------
                                                                                       386,669              --
Less current portion                                                                   125,763              --
                                                                                  ------------    ------------
                                                                                  $    260,936    $         --
                                                                                  ============    ============


Maturities of notes and capital leases are as follows:

2001                                                           $   125,763
2002                                                               129,633
2003                                                                84,309
2004                                                                37,897
2005                                                                 9,067
                                                               -----------
                                                               $   386,669
                                                               ===========

Equipment leased under capital lease obligations is included in furniture and equipment at June 30, 2000 and 1999. Amortization of the leased equipment is included in depreciation expense.

The Company has a $250,000 line of credit agreement, which expires July 10, 2000. At June 30, 2000 there were no amounts outstanding under this agreement. On July 10, 2000, the Company increased its line of credit agreement to $950,000. The line of credit expires October 10, 2000.

                       Pet Quarters, Inc. and Subsidiaries

11. Convertible Debenture

On May 5, 2000, the Company borrowed $1,000,000 pursuant to the terms of a 6% convertible debenture. The convertible debenture requires the Company to make quarterly interest payments, beginning August 5, 2000, and the full amount of the loan is due and payable on November 5, 2000. The debenture is convertible, at the option of holder, into a minimum of 666,666 shares of the Company's common stock at a rate of $1.50 per share or 85% of the average price of the lowest three days during the last twenty-two days prior to notice of the conversion. The proceeds from the debenture were used to retire the Bridge Loan. Non-cash interest expense in the amount of $290,000 was recorded at the date of issuance due to the beneficial conversion feature included in this debenture.

In conjunction with this debenture, the Company issued stock purchase warrants for the purchase of up to 75,172 shares of common stock at an average exercise price of $2.07 per share. Accordingly, a portion of the aggregate lender proceeds of $60,000 has been allocated to the warrants, based on their estimated fair market values at issuance. The beneficial conversion feature and stock purchase warrants have been accounted for as a debt discount on the convertible debentures. The debt discount is being amortized over the term of the convertible debenture and is recognized in the Statement of Operations as additional interest expense as follows:

Face amount of convertible debentures                    $ 1,000,000
Value of beneficial conversion feature                      (290,000)
Value of stock purchase warrants                             (60,000)
                                                         -----------
                                                             650,000
 Amortization of discount for beneficial conversion
   feature and stock purchase warrants                       300,000
                                                         -----------
                                                         $   950,000
                                                         ===========


12.  Equity Line of Credit Agreement

On March 15, 2000, the Company entered into an equity line of credit agreement with Splendid Rock Holdings, Ltd., whereby the Company may sell or "put", from time to time, up to an aggregate of $25 million of common stock at a price equal to 85% of the average market price of the common stock as defined by the Line of Credit Agreement. The maximum dollar amount of shares that may be put is subject to certain volume and timing restrictions.

The Company had issued no stock pursuant to this agreement as of June 30, 2000 (see Note 16).

In conjunction with this agreement the Company issued to Splendid Rock Holdings, Inc. warrants to purchase up to 1,320,000 shares of common stock at an average exercise price of $3.84. As currently structured, the Company will account for the value of the warrants issued ($1,774,000) as a cost of the issuance of common stock and, accordingly, this is not expected to impact future results of operations.

                       Pet Quarters, Inc. and Subsidiaries

13. Segment Disclosures

Prior to the purchase of Humboldt Industries effective August 1, 1999, the Company operated in one segment-internet sales of pet supplies. Beginning August 1, 1999, the Company began, through the purchase of Humboldt Industries, a catalog segment. The following table presents information on the operating segments for the years ended June 30, 2000, 1999 and 1998:


                                            Years ended June 30
                                  2000             1999              1998
                              ------------     ------------     ------------
Net sales:
     Internet                 $    650,759     $    262,470     $     43,835
     Catalog                    13,080,388               --               --
                              ------------     ------------     ------------
                              $ 13,731,147     $    262,470     $     43,835
                              ============     ============     ============
Loss from operations:
     Internet                 $ (6,676,943)    $ (1,058,270)    $   (833,172)
     Catalog                    (1,888,158)              --               --
                              ------------     ------------     ------------
                              $ (8,565,101)    $ (1,058,270)    $   (833,172)
                              ============     ============     ============
   Other income (expense):
     Internet                 $ (2,752,986)    $      6,005     $     17,013
     Catalog                            --               --               --
                              ------------     ------------     ------------
                              $ (2,752,986)    $      6,005     $     17,013
                              ============     ============     ============
Assets:
     Internet                 $ 13,697,272     $  1,042,285     $  1,489,059
     Catalog                     8,149,680               --               --
                              ------------     ------------     ------------
                              $ 21,846,952     $  1,042,285     $  1,489,059
                              ============     ============     ============

Although the Company sells the same product at the same price through the internet and catalog segments, the manner of selling is different with the internet segment having a potential for a much broader distribution with far more customers than can be reached through the traditional catalog distribution. Revenues by geographical location of customer is not practical to determine.

14. Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

- Cash and cash equivalents, accounts receivables, accounts payables, and notes payable to related party - The carrying amount approximates fair value because of the short maturity of these instruments.

- Long-term notes and capital leases payable - The estimated fair value was determined based upon the present value of the expected cash flows considering expected maturities and using interest rates currently available to the Company for long-term borrowings with similar terms. At June 30, 2000, the estimated fair value of long-term notes and capital leases payable approximates its carrying value.

                       Pet Quarters, Inc. and Subsidiaries

15. Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share ("EPS"):


                                                                      Years ended June 30
                                                              2000              1999                1998
                                                         --------------     --------------     --------------
Numerator:
     Net loss and numerator for basic
       and diluted loss per share                        $  (14,718,087)    $   (1,052,265)    $     (816,179)
                                                         ==============     ==============     ==============

Denominator:
     Denominator for basic earnings per share--
       weighted-average shares                               12,482,101         11,453,000          8,568,125

     Employee stock options                                          --                 --                 --
     Warrants                                                        --                 --                 --
     Contingent shares                                               --                 --                 --
                                                         --------------     --------------     --------------
     Dilutive potential common shares                                --                 --                 --
     Denominator for diluted earnings per share--
       adjusted weighted-average shares and assumed
       conversions                                           12,482,101         11,453,000          8,568,125
                                                         ==============     ==============     ==============

     Basic loss per share                                $        (1.18)    $        (0.09)    $        (0.10)
                                                         ==============     ==============     ==============


     Diluted loss per share                              $        (1.18)    $        (0.09)    $        (0.10)
                                                         ==============     ==============     ==============

The effect of all potential common shares is anti-dilutive in the calculation of diluted loss per share and therefore have been excluded from the calculation.

16. Subsequent Events (Unaudited)

On July 17, 2000, the Company borrowed $700,000 on its line of credit. The funds were primarily used for working capital and the extinguishment of the capital leases.

On September 1, 2000, the Company sold 750,000 shares of common stock to Splendid Rock Holdings, Ltd. for a price of $.80 per share pursuant to the equity line of credit agreement. These sales resulted in aggregate net proceeds to the Company of approximately $562,500. A placement fee of $36,000 was paid in connection with this draw down.

On September 1, 2000, the offer to sell the Lonoke, Arkansas facility expired. The Company is pursuing other options concerning the sale of the facility (see
Note 4).

    COMBINED FINANCIAL STATEMENTS

    HUMBOLDT INDUSTRIES, INC. AND AFFILIATE

    Period from January 1, 1999 to July 31, 1999 and year ended December 31,
      1998 with Reports of Independent Auditors

                     Humboldt Industries, Inc. and Affiliate

                          Combined Financial Statements

                  Period from January 1, 1999 to July 31, 1999
                        and year ended December 31, 1998



                                    CONTENTS

        Report of Independent Auditors - Ernst & Young LLP.....................................................  F- 40
        Report of Independent Auditors - Kronick, Kalada Berdy & Co., P.C......................................  F- 41

        Audited Combined Financial Statements

        Combined Balance Sheets................................................................................  F- 42
        Combined Statements of Operations......................................................................  F- 43
        Combined Statements of Stockholders' Equity............................................................  F- 44
        Combined Statements of Cash Flows......................................................................  F- 45
        Notes to Combined Financial Statements.................................................................  F- 46



                         Report of Independent Auditors



The Board of Directors of
Humboldt Industries, Inc. and Affiliate
Hazleton, Pennsylvania

We have audited the accompanying combined balance sheet of Humboldt Industries, Inc. and Affiliate (the "Company") as of July 31, 1999, and the related combined statements of operations, stockholders' equity and cash flows for the period from January 1, 1999 to July 31, 1999. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Humboldt Industries, Inc. and affiliate at July 31, 1999, and the combined results of their operations and their cash flows for the seven month period then ended in conformity with generally accepted accounting principles.

The accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company is a consolidated subsidiary of a parent company that has operating losses and is dependent upon future financing to continue operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The combined financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                                               Ernst & Young LLP

Little Rock, Arkansas
October 15, 1999, except for Note 8 as to which the date is December 10, 1999.

                          Independent Auditors' Report



Boards of Directors
Humboldt Industries, Inc. and Maplewood Industries, Inc.
Hazleton, Pennsylvania

We have audited the accompanying combined balance sheet of Humboldt Industries, Inc. and Maplewood Industries, Inc. as of December 31, 1998 and the related combined statements of operations and deficit and of cash flows for the year then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Humboldt Industries, Inc. and Maplewood Industries, Inc. as of December 31, 1998, and the combined results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

As discussed in Note 8 to the financial statements, the Companies were sold effective August 1, 1999. The combined financial statements for the seven months ended July 31, 1999, which included Humboldt Industries, Inc. and Maplewood Industries, Inc., disclosed an uncertainty regarding their ability to continue as a going concern.

    Kronick Kalada Berdy & Co., P.C.

Kingston, Pennsylvania
February 17, 1999
Note 6 dated November 10, 1999

                     Humboldt Industries, Inc. and Affiliate

                             Combined Balance Sheets



                                                              DECEMBER 31, 1998      JULY 31, 1999
                                                              -----------------      -------------
ASSETS
Current assets:
   Cash                                                         $    148,178         $    151,473
   Accounts receivable                                                58,039              160,315
   Inventory (Note 4)                                              1,250,853            1,555,469
   Deferred advertising costs)                                       253,000              216,000
   Other current assets                                                4,938                4,291
   Due from commonly controlled companies                             50,000                   --
                                                                ------------         ------------
Total current assets                                               1,765,008            2,087,548

Leasehold improvements, furniture and equipment:
   Leasehold improvements                                             33,139               33,140
   Furniture and equipment                                           987,113            1,393,481
   Less accumulated depreciation                                    (827,845)            (893,803)
                                                                ------------         ------------
Total leasehold improvements, furniture and equipment                192,407              532,818
                                                                ------------         ------------
Total assets                                                    $  1,957,415         $  2,620,366
                                                                ============         ============

LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities:
   Accounts payable                                             $  1,385,955         $  1,491,247
   Current portion of notes and capital leases payable                30,434               48,069
   Accrued liabilities                                                66,138              219,420
                                                                ------------         ------------
Total current liabilities                                          1,482,527            1,758,736

   Notes and capital leases payable (Note 5)                           9,264              339,445
   Loan payable to shareholders (Note 5)                             324,325                   --
                                                                ------------         ------------
Total liabilities                                                  1,816,116            2,098,181

Commitments and contingencies (Note 7)

Stockholders' equity:
   Common stock, $1 par; authorized 100,00 shares;
     issued and outstanding 2,000 shares at December 31,
     1998 and July 31, 1999                                            2,000                2,000

   Additional paid-in capital                                        593,521              790,873
   Accumulated deficit                                              (454,222)            (270,688)
                                                                ------------         ------------
Total stockholders' equity                                           141,299              522,185
                                                                ------------         ------------
Total liabilities and stockholders' equity                      $  1,957,415         $  2,620,366
                                                                ============         ============

See accompanying notes.

                     Humboldt Industries, Inc. and Affiliate

                        Combined Statements of Operations


                                                          YEAR ENDED          SEVEN MONTHS
                                                          DECEMBER 31         ENDED JULY 31
                                                              1998                 1999
                                                          ------------        -------------
Sales                                                     $ 14,943,683         $  9,084,885
Cost of sales                                               10,700,335            5,935,829
                                                          ------------         ------------
Gross profit                                                 4,243,348            3,149,056

Selling, general and administrative expenses:
   Selling expenses                                          1,849,316            1,336,995
   General and administrative                                2,350,884            1,546,499
   Depreciation                                                 42,671               65,958
                                                          ------------         ------------
Total selling, general and administrative expenses           4,242,871            2,949,452
                                                          ------------         ------------
Income from operations                                             477              199,604

Other income (expense):
   Interest expense                                             (5,602)             (19,425)
   Interest income                                               5,000                3,355
   Other income                                                100,000                   --
                                                          ------------         ------------
Total other income (expense)                                    99,398              (16,070)
                                                          ------------         ------------
Net income, historical                                          99,875              183,534
Proforma income tax provision                                   38,365               70,500
                                                          ------------         ------------
Proforma net income                                       $     61,510         $    113,034
                                                          ============         ============

See accompanying notes.

                     Humboldt Industries, Inc. and Affiliate

                   Combined Statements of Stockholders' Equity


                                                                         ADDITIONAL
                                           COMMON         PAID-IN        ACCUMULATED
                                           STOCK          CAPITAL          DEFICITS          TOTAL
                                        ------------    ------------     ------------     ------------
Balance at January 1, 1998              $      2,000    $    593,521     $   (554,097)    $     41,424
   Net income for the year ended
    December 31, 1998                             --              --           99,875           99,875
                                        ------------    ------------     ------------     ------------
Balance at January 1, 1999                     2,000         593,521         (454,222)         141,299
   Cash distributions to stockholder              --         (76,973)              --          (76,973)
   Non-cash contribution by
     stockholder (Note 5)                         --         324,325               --          324,325
   Non-cash distribution to
     stockholder (Note 5)                         --         (50,000)              --          (50,000)
   Net income for seven months ended
     July 31, 1999                                --              --          183,534          183,534
                                        ------------    ------------     ------------     ------------
Balance at July 31, 1999                $      2,000    $    790,873     $   (270,688)    $    522,185
                                        ============    ============     ============     ============

See accompanying notes.

                     Humboldt Industries, Inc. And Affiliate

                        Combined Statements of Cash Flows



                                                         YEAR ENDED      SEVEN MONTHS
                                                         DECEMBER 31     ENDED JULY 31
                                                            1998             1999
                                                        ------------     -------------
OPERATING ACTIVITIES
Net income                                              $     99,875     $    183,534
Adjustments to reconcile net cash provided
(used) by operating activities:
   Depreciation                                               42,671           65,958
   Loss on sale of assets                                        412               --
   Changes in assets and liabilities:
     Accounts receivable                                      84,980         (102,276)
     Inventory                                               237,147         (304,616)
     Deferred advertising costs                              131,000           37,000
     Other assets                                             (1,879)             647
     Accounts payable                                       (262,210)         105,292
     Accrued expenses                                         12,341          153,282
                                                        ------------     ------------
Net cash provided by operating activities                    344,337          138,821

INVESTING ACTIVITIES
Capital expenditures                                         (27,365)              --
Due from commonly controlled companies                       (24,962)              --
                                                        ------------     ------------
Net cash used in investing activities                        (52,327)              --

FINANCING ACTIVITIES
Repayments of notes payable and capital leases                    --          (58,553)
Proceeds from long-term debt                                      --               --
Repayments of long-term debt                                 (32,738)              --
Repayment of loan payable, shareholder                      (218,042)              --
Distribution to stockholder                                       --          (76,973)
                                                        ------------     ------------
Net cash used in financing activities                       (250,780)        (135,526)
                                                        ------------     ------------
Net increase in cash                                          41,230            3,295
Cash at beginning of year                                    106,948          148,178
                                                        ------------     ------------
Cash at end of year                                     $    148,178     $    151,473
                                                        ============     ============

SUPPLEMENTAL DISCLOSURES:
   Net amounts stockholder contributed as additional
     paid-in capital (Note 5)                           $         --     $    274,325
                                                        ============     ============
   Assets purchased through capital lease               $         --     $    406,369
                                                        ============     ============

See accompanying notes.

                     Humboldt Industries, Inc. And Affiliate

                     Notes To Combined Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

Humboldt Industries, Inc. and its affiliate, Maplewood Industries, Inc., (collectively the "Company") are engaged in the mail order sale of pet training and grooming aids, health supplies and vaccines for dogs, cats and other pets as well as the mail order sale of arts and crafts supplies. The customer base is primarily located throughout the continental United States.

COMBINATION

The combined financial statements include the accounts of the Humboldt Industries, Inc. and its affiliate Maplewood Industries, Inc. These companies were owned by the same shareholders and have common management. All significant intercompany accounts and transactions have been eliminated in combination.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

REVENUE RECOGNITION

Revenue is recognized at the time of shipment of merchandise. When returned goods are received, sales are reduced and the related merchandise is restocked to inventory.

INVENTORY

Inventory consists of purchased finished products held for resale stated at the lower of cost or market. The last-in, first-out ("LIFO") method is used to determine cost for Humboldt Industries, Inc. while the first-in, first-out ("FIFO") method is used to determine cost for Maplewood Industries, Inc.

DEFERRED ADVERTISING COSTS

The Company accounts for catalog costs in accordance with SOP 93-7, "Reporting on Advertising Costs" in connection with the marketing of its direct response products. Such expense is amortized over the period of benefit which is less than one year using the ratio of current period revenues to the total of current and estimated future period revenues for each catalog. All other advertising costs are expensed as incurred.

LEASEHOLD IMPROVEMENTS, FURNITURE AND EQUIPMENT

These assets are stated at cost. Depreciation is being provided by accelerated methods over the estimated useful lives of the assets.

                     Humboldt Industries, Inc. And Affiliate

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

The Company elected to be treated as an S Corporation for federal and state income tax reporting, whereby any income or loss will be included in the individual shareholder's income tax return. As a result of the acquisition by Pet Quarters, Inc. (see Note 8), the Company, effective August 1999, was subject to federal and state income taxes. A proforma provision for income taxes is presented in the accompanying combined statement of operations.

IMPAIRMENT OF ASSETS

The Company accounts for any impairment of its long-lived assets using Statements of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed Of". Under SFAS No. 121, impairment losses are recognized when information indicates the carrying amount of long-lived assets, identifiable intangibles and goodwill related to those assets will not be recovered through future operations or sale.

CONCENTRATION OF CREDIT RISK

Accounts receivable are comprised of a diversified customer base. The Company employs credit monitoring policies that, in management's opinion, effectively reduce any potential risk to an acceptable level.

                     Humboldt Industries, Inc. And Affiliate

2. GOING CONCERN UNCERTAINTY

The accompanying combined financial statements have been presented in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. However, the Company is now a consolidated subsidiary of Pet Quarters, Inc. which has a significant working capital deficiency and has incurred operating losses since its formation. As discussed in Note 8, Pet Quarters, Inc. has an outstanding bridge loan for $4.8 million that matures May 10, 2000. Pet Quarters, Inc. believes that actions presently being taken will provide for the Company to continue as a going concern. Such actions may include but are not limited to a private equity stock placement which would be utilized to payoff the bridge loan and other current debt, a strategic partnership or acquisition that would provide the Company with the necessary capital, or sale of certain assets. However, there are no assurances that management will be able to secure additional equity capital or complete any other strategic transaction that will permit the Company to meet its current obligations.

3. CASH

Cash on deposit at a National Bank exceed the FDIC insured limit by approximately $50,000 and $44,000 at July 31, 1999 and December 31, 1998, respectively.

4. INVENTORIES

The Company's inventory consists of the following:


                                          DECEMBER 31
                                             1998            JULY 31, 1999
                                          -----------       --------------
Humboldt at FIFO cost                     $ 1,642,000         $ 1,857,751
Excess of FIFO cost over LIFO cost           (608,000)           (544,531)
                                          -----------         -----------
                                            1,034,000           1,313,220
Maplewood at FIFO cost                        216,853             242,249
                                          -----------         -----------
                                          $ 1,250,853         $ 1,555,469
                                          ===========         ===========

                     Humboldt Industries, Inc. And Affiliate

5. NOTES AND CAPITAL LEASES PAYABLE


                                                                          DECEMBER 31           JULY 31
                                                                             1998                1999
                                                                         ------------        ------------
Capital lease payable to a leasing company due in monthly
  installments of $5,096 until May 2003 with no stated interest
  rate. The lease is guaranteed by a stockholder                         $         --        $    195,215
Capital lease payable to a leasing company due in monthly
  installments of $3,332 until December 2004 with no stated
  interest rate. The lease is guaranteed by a stockholder                          --             170,057
Loan payable to stockholders, unsecured, noninterest bearing, due
  on demand                                                                   324,325                  --
Other notes payable                                                            39,698              22,242
                                                                         ------------        ------------
                                                                              364,023             387,514
Less current portion                                                          333,589              48,069
                                                                         ------------        ------------
                                                                         $     30,434        $    339,445
                                                                                             ============

Annual maturities of notes and capital leases through July 31 are as follows:


                           1999     $  48,069
                           2000        82,320
                           2001        84,056
                           2002        88,102
                           2003        56,589
                      Thereafter       28,378
                                    ---------
                                    $ 387,514
                                    =========

The Company paid interest of approximately $19,000 for the seven month period ended July 31, 1999 and approximately $6,000 for the year ended December 31, 1998.

Equipment leased under capital lease obligations is included in furniture and equipment at July 31, 1999 and December 31, 1998. Amortization of the leased equipment is included in depreciation expense.

The Company has a line of credit which permits borrowings up to $500,000 and bears interest at the Bank's prime rate of interest 7.75% at July 31, 1999 and December 31, 1998. Collateral for the line consist of accounts receivable, inventory and general intangibles. As of July 31, 1999 and December 31, 1998, zero borrowings were outstanding under this line of credit.

                     Humboldt Industries, Inc. And Affiliate

6. RELATED PARTY TRANSACTIONS

At December 31, 1998, the Company had a $50,000 note receivable from a company owned by the principal stockholder. This note was non-interest bearing and consisted of reimbursement of expenses incurred by the Companies on behalf of a commonly controlled company. Such expense reimbursement aggregated $50,000 in 1998.

During the seven months ended July 31, 1999, the principal stockholder contributed $324,325 of amounts due to the principal stockholder as additional capital net of $50,000 the Company had as a receivable from a company owned by the principal stockholder. These transactions are reflected in the accompanying statement of stockholders' equity.

The former stockholders lease a building to the Company. A mortgage on the building, aggregating approximately $1,500,000 and $1,559,000 at July 31, 1999 and December 31, 1999, respectively, is guaranteed by the Company.

Taxes, insurance and maintenance expenses related to the facility are paid by the Company. Such expenses totaled approximately $75,000 and $60,000 for the seven months ended July 31, 1999 and for the year ended December 31, 1999, respectively. Rent expense on the facility aggregated $140,000 and $240,000 for the seven month period ended July 31, 1999 and for the year ended December 31, 1999, respectively. Future minimum lease payments are $240,000 per year through July 31, 2004.

7. COMMITMENTS

The Company executed two operating leases in 1998 for a telecommunication system and a data processing system, which require monthly payments of approximately $3,300 through December 2004 and $5,000 through June 2003, respectively. Rent expense approximated $140,000 and $240,000 and for the seven months ended July 31, 1999 and for the year ended December 31, 1998, respectively.

8. SUBSEQUENT EVENT

On August 1, 1999, 100% of the outstanding stock of the Company was acquired by Pet Quarters, Inc. ("Pet Quarters") for $4.6 million cash and 1,146,417 shares of Pet Quarters, Inc. common stock, valued at $4.6 million on the date of the acquisition. The acquisition was accounted for as a purchase transaction with related goodwill recorded on the books of Pet Quarters, in the amount of approximately $8.3 million. The cash paid was financed through a bridge loan (the "Bridge Loan") by borrowing $4.6 from Sun Valley Trust (the "Trust"). This loan was due in full on October 1, 1999 with interest accruing at a rate of 12.5%. Some of the investors in the Trust are also Pet Quarters employees. In conjunction with the Bridge Loan transaction, Pet Quarters issued 153,334 shares of Common Stock with an estimated market value of $651,670 as payment for origination of the loan. This origination fee is being amortized over the term of the loan. In addition, Pet Quarters issued 4,334 shares of Common Stock with a market value of $18,420 for attorney fees associated with the bridge loan.

                     Humboldt Industries, Inc. And Affiliate

8. SUBSEQUENT EVENT (CONTINUED)

On October 2, 1999 Pet Quarters went into default on the $4.6 million bridge loan noted above. This bridge loan was extended on November 10, 1999 with key changes from the original agreement. The interest rate was reduced from 12.5% to 10%. Interest in the amount of $204,723 was paid current. Penalties in the amount of $230,000 were added to the principal balance (total principal $4,830,000), $20,000 in interest payments are due monthly with the remainder to accrued and be paid upon funding. On November 10, 1999, the Company issued an additional 275,000 restricted shares to the trust at a value equal to the average market value of $1.756, or $483,010. The terms of the extension required a principal payment of $1,000,000 by February 10, 2000. This payment was made on February 3, 2000 as required (unaudited). The remaining principal balance plus accrued interest will be due in full on May 10, 2000.

                            HUMBOLDT INDUSTRIES, INC.

                          Year ended December 31, 1997

                          Independent Auditors' Report



Board of Directors
Humboldt Industries, Inc.
Hazleton, Pennsylvania

We have audited the accompanying balance sheet of Humboldt Industries, Inc. as of December 31, 1997 and the related statements of operations and deficit and of cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Humboldt Industries, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

Kingston, Pennsylvania
February 18, 1998

                        KRONICK KALADA BERDY & CO., P.C.

                            HUMBOLDT INDUSTRIES, INC.

                        BALANCE SHEET - DECEMBER 31, 1997


ASSETS
Current assets:
   Cash                                                           $     92,788
   Accounts receivable                                                 141,961
   Inventory                                                         1,285,000
   Due from commonly controlled companies                              108,892
                                                                  ------------
Total current assets                                                 1,628,641
                                                                  ------------

Leasehold improvements, furniture and equipment:
   Leasehold improvements                                               33,139
   Furniture and equipment                                             982,988
                                                                  ------------
Total leasehold improvements, furniture and equipment                1,016,127
                                                                  ------------

Less accumulated depreciation                                          797,859
                                                                  ------------
                                                                       218,268
                                                                  ------------

Deferred catalog costs, net                                            318,000
Other assets                                                             3,059
                                                                  ------------

Total assets                                                      $  2,167,968
                                                                  ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Current portions of notes payable, bank                        $     32,738
   Accounts payable                                                  1,544,188
   Accrued payroll and related expenses                                 53,797
                                                                  ------------

Total current liabilities                                            1,630,723

   Notes payable, bank, net of current portion                          49,841
   Loan payable shareholders, unsecured, non-interest
     bearing, due after 1998                                           466,267
                                                                  ------------

Total liabilities                                                    2,146,831

Shareholders' equity:
   Common stock, $1 par; authorized 100,000 shares; issued
     and outstanding 1,000 shares                                        1,000
   Additional paid in capital                                          593,521
   Deficit                                                            (573,384)
                                                                  ------------

                                                                        21,137
                                                                  ------------
 Total Liabilities                                                $  2,167,968
                                                                  ============

See notes to financial statements

                            HUMBOLDT INDUSTRIES, INC.

                       STATEMENT OF OPERATIONS AND DEFICIT

                          YEAR ENDED DECEMBER 31, 1997



Sales                                                             $ 12,237,912
Cost of sales                                                        8,843,253
                                                                  ------------
Gross profit                                                         3,394,659

Selling, general and administrative expenses:
   Catalog costs                                                     1,347,872
   Other                                                             1,987,431
                                                                  ------------

                                                                     3,335,303
Income from operations                                                  59,356
                                                                  ------------

Other income (expense):
   Interest expense, net of interest income ($7,000, 1997)                (426)
Other income                                                            19,205
                                                                  ------------
                                                                        18,779

Net income                                                              78,135
   Deficit, beginning                                                 (543,552)
   Shareholders' distribution                                         (107,967)
                                                                  ------------
   Deficit, ending                                                $   (573,384)
                                                                  ============

See notes to financial statements

                            HUMBOLDT INDUSTRIES, INC.

                             STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1997


Cash flows from operating activities:
   Net income                                           $     78,135
   Adjustments:
     Depreciation                                             87,789
     Changes in assets and liabilities:
       Accounts receivable                                   (59,792)
       Inventory                                            (282,000)
       Deferred catalog costs                                211,500
       Accounts payable                                      151,391
       Accrued payroll and related expenses                    9,263
                                                        ------------


       Net cash provided by operating activities             196,286
                                                        ------------

Cash flows from investing activities:
   Capital expenditures                                      (32,873)
   Due from commonly controlled companies                    (44,059)
                                                        ------------

       Net cash used in investing activities                 (76,932)
                                                        ------------

Cash flows from financing activities:
   Proceeds from long-term debt                               25,739
   Repayments of long-term debt                              (42,161)
   Distribution to shareholders                             (107,967)
                                                        ------------

       Net cash used in financing activities                (124,389)
                                                        ------------

Net decrease in cash                                          (5,035)

Cash, beginning                                               97,823
                                                        ------------

Cash, ending                                            $     92,788
                                                        ============

Supplemental disclosure:
Cash paid during the year for interest expense          $      7,426
                                                        ============

See notes to financial statements

                            HUMBOLDT INDUSTRIES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                          YEAR ENDED DECEMBER 31, 1997

1. Summary of significant accounting policies:

    Description of business:

    The Company, a Pennsylvania corporation, is engaged in the mail order sale of training and grooming aids, health supplies and vaccines for dogs, cats and other pets. The customer base is primarily located throughout the continental United States.

    Use of estimates:

    Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported revenues and expenses.

    Revenue recognition:

    Revenue is recognized at the time of shipment of merchandise. When returned goods are received, sales are reduced and the related merchandise is restocked to inventory.

    Inventory:

    Inventory consists of purchased finished products held for resale stated at the lower of cost or market. The last-in, first-out (LIFO) method is used to determine cost.

    Advertising costs:

    The Company incurs catalog costs in connection with the marketing of its direct response products. Such expense is amortized in generally less than one year using the ratio of current period revenues to the total of current and estimated future period revenues for each catalog.

    Leasehold improvements, furniture and equipment and depreciation:

    These assets are stated at cost. Depreciation is being provided by accelerated methods over the estimated useful lives of the assets.

    Income taxes:

    The Company elected to be treated as an S Corporation for federal and state income tax reporting, whereby any income or loss will be included in the individual shareholder's income tax return.

                            HUMBOLDT INDUSTRIES, INC.

                          YEAR ENDED DECEMBER 31, 1997

2. Cash:

    At December 31, 1997 cash on deposit at a national bank exceeds the FDIC insured limit by $154,000.

3. Inventories:

    At December 31, 1997, inventory was valued at $1,285,000, using the LIFO method (Note 1), which was less than the corresponding current replacement value of approximately $1,966,000.

4. Due from commonly controlled companies:

    These non-interest bearing amounts consist of working capital advances and reimbursement of expenses incurred by the Company on behalf of the commonly controlled companies. Such expense reimbursement aggregated $110,000 in 1997. Reimbursement amount due at December 31, 1997 was $25,000.

5. Line of credit:

    The Company has a line of credit which permits borrowings up to $500,000 and bears interest at the Bank's prime rate of interest (8.5% at December 31, 1997). Collateral for the line consist of accounts receivable, inventory and general intangibles. As of December 31, 1997, the balance was zero.

6. Building lease:

    The shareholders lease a building to the Company. A mortgage on the building, aggregating $1,622,000 at December 31, 1997, is guaranteed by the Company. The Company does not require collateral for this contingent liability.

    Taxes, insurance and maintenance expenses related to the facility are paid by the Company. Such expenses totalled $52,000 in 1997. Rent expense on the facility aggregated $240,000 in 1997. Future minimum lease payments are $240,000 per year through June 2001.

7. Equipment commitments and rent expense:

    The Company executed two operating leases for a telecommunication system and a data processing system, which require monthly payments of approximately $3,300 through December 2004 and $5,000 through June 2003, respectively. Rent expense approximated $18,000 in 1997.

                          Audited Financial Statements

                                WeRPets.com, Inc.
                        (A Development Stage Enterprise)

                             March 31, 2000 and the
                            period from July 2, 1999
                          (date of inception) through
                                 March 31, 2000
                           with Report of Independent
                                    Auditors

                                WeRPets.com, Inc.
                        (A Development Stage Enterprise)

                          Audited Financial Statements

                       March 31, 2000 and the period from
            July 2, 1999 (date of inception) through March 31, 2000



                                    CONTENTS

             Report of Independent Auditors ...............   F-61

             Audited Financial Statements

             Statement of Financial Position ..............   F-62
             Statement of Operations ......................   F-63
             Statement of Stockholders' Equity (Deficit)...   F-64
             Statement of Cash Flows ......................   F-65
             Notes to Financial Statements ................   F-66

                         Report of Independent Auditors



The Stockholders of
    WeRPets.com, Inc.

We have audited the accompanying statements of financial position of WeRPets.com, Inc. ( a development stage enterprise) as of March 31, 2000, and the related statements of operations, stockholders' equity (deficit), and cash flows for the period from July 2, 1999 (date of inception) through March 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WeRPets.com, Inc. (a development stage enterprise) at March 31, 2000, and the results of its operations and its cash flows for the period from July 2, 1999 (date of inception) through March 31, 2000 in conformity with accounting principles generally accepted in the United States.

                                                               Ernst & Young LLP

Nashville, Tennessee
April 7, 2000

                                WeRPets.com, Inc.
                        (A Development Stage Enterprise)

                         Statement of Financial Position

                                 March 31, 2000


ASSETS
Total assets ...................................................    $         --
                                                                    ============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Accrued professional fees ...................................    $     39,000
   Accrued portal contract fees ................................           6,932
   Accrued other ...............................................           3,350
                                                                    ------------
Total current liabilities ......................................          49,282

Stockholders' equity (deficit):
   Common stock, $.01 par value; 10,000 shares authorized;
     10,000 shares issued and outstanding ......................             100
   Additional paid-capital .....................................          50,816
   Deficit accumulated during development stage ................        (100,198)
                                                                    ------------
Total stockholders' equity (deficit) ...........................         (49,282)
                                                                    ------------

Total liabilities and stockholders' equity (deficit) ...........    $         --
                                                                    ============

See accompanying notes.

                                WeRPets.com, Inc.
                        (A Development Stage Enterprise)

                             Statement of Operations

       Period from July 2, 1999 (date of inception) through March 31, 2000



Revenues                            $     --

General and administrative expenses  100,198
                                    --------


Net loss                            $100,198
                                    ========

See accompanying notes.

                                WeRPets.com, Inc.
                        (A Development Stage Enterprise)

                   Statement of Stockholders' Equity (Deficit)

       Period from July 2, 1999 (date of inception) through March 31, 2000


                                                COMMON STOCK
                                          ----------------------   ADDITIONAL
                                          NUMBER OF       PAR        PAID-IN   ACCUMULATED
                                           SHARES        VALUE       CAPITAL      DEFICIT        TOTAL
                                          ---------    ---------   ----------  -----------     ---------
Balance at date of inception
  (July 2, 1999)                                 --    $      --    $      --    $      --     $      --
   Issuance of common stock                   9,000           90           --           --            90
   Contributed capital                           --           --       50,816           --        50,816
   Issuance of common stock in
     accordance with the AHN/FIT
     Internet, LLC agreement described
     in Note 3                                1,000           10           --           --            10
   Net loss                                      --           --           --     (100,198)     (100,198)
                                          ---------    ---------    ---------    ---------     ---------
Balance at March 31, 2000                    10,000    $     100    $  50,816    $(100,198)    $ (49,282)
                                          =========    =========    =========    =========     =========

See accompanying notes.

                                WeRPets.com, Inc.
                        (A Development Stage Enterprise)

                             Statement of Cash Flows

       Period from July 2, 1999 (date of inception) through March 31, 2000


OPERATING ACTIVITIES
Net loss                                                                      $   (100,198)
Adjustments to reconcile net loss to net cash used in operating activities:
     Noncash capital contributions 50,916
Changes in operating assets and liabilities:
     Accrued professional fees                                                      39,000
     Accrued portal contract fees                                                    6,932
     Accrued other                                                                   3,350
                                                                              ------------
Net cash used in operating activities                                                   --

FINANCING ACTIVITIES
Net cash provided by financing activities                                               --

INVESTING ACTIVITIES
Net cash used in investing activities                                                   --
                                                                              ------------

Net increase in cash and cash equivalents                                               --
Cash and cash equivalents at beginning of period                                        --
                                                                              ------------
Cash and cash equivalents at end of period                                    $         --
                                                                              ============


SUPPLEMENTAL CASH FLOW INFORMATION:
Company expenses paid personally by shareholders                              $     50,906
                                                                              ============
Common stock issued in accordance with the AHN/FIT Internet, LLC agreement    $         10
                                                                              ============



See accompanying notes.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REPORTING ENTITY

WeRPets.com, Inc. (the Company) was incorporated July 2, 1999 and is based in Nashville, Tennessee. For financial reporting purposes, the Company is considered to be a development stage enterprise because planned principal operations have not commenced. The Company is a pioneering Internet company that plans to be a leading destination website and portal community for pet owners and pet professionals. The Company plans to offer a broad range of pet products in addition to developing communities and providing information on pet ownership, health, nutrition, education, and entertainment.

The Company is establishing relationships with pet professionals in order to build trust with the consumer and drive traffic through this professional endorsement. The Company plans to provide pet professionals with value-added services and fulfill their value proposition by offering Internet access to clinical reference materials, continuing education, communication services, and web pages. The Company plans to be a leading provider of value-added services to veterinarians and other related professionals.

The Company plans to build its customer base by providing superior customer service, convenience, product value, and comprehensive information. The Company envisions being a leading provider of online pet products and animal content, leading the market in its migration to a virtual pet superstore and pet information and community center. The Company plans to differentiate itself through its close relationships with veterinary and other professionals, a strong global presence with World Telehealth, leveraging the media contacts and notoriety of veterinary relationships, and the Company's exclusive portal position with Galaxy.com.

FISCAL YEAR

The Company's fiscal year ends on June 30 of each year.

INCOME TAXES

The Company uses the liability method of accounting for federal and state income taxes as provided by SFAS No. 109. Under the liability method, the deferred tax liability or asset is based on temporary differences between the financial statement and income tax basis of assets and liabilities, measured at tax rates that will be in effect when the differences reverse.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ materially from these estimates.

2. COMMON STOCK

At its inception the Company was authorized to issue up to ten shares of $.01 par value Common Stock, all 10 of which were issued at inception. On March 9, 2000, the Company's charter was amended to authorize issuance of up to ten thousand shares of Common Stock. On April 7, 2000, the Board of Directors caused the issuance of 8,990 shares of Common Stock to founders and certain other persons whom the Board of Directors had intended to become shareholders at or near the Company's inception in July, 1999. Consistent with the stated intent of the Board of Directors, the financial statements reflect the 10,000 share authorization and issuance of 8,990 shares. An additional 1,000 shares were issued in connection with the agreement discussed in Note 3.

All shares of Common Stock are one and the same class and when issued, will have equal rights of participation in dividends and assets of the Company and will be non-assessable. Each outstanding share of Common Stock will be entitled to one vote on such matters requiring the vote of the shareholders.

3. AHN/FIT INTERNET, LLC ("AHN/FIT") CONTRACT

On July 23, 1999, the Company entered into an exclusive sponsorship, licensing and promotion agreement ("Agreement") with AHN/FIT. AHN/FIT owns and operates a web portal site located at Galaxy.com (the "Portal"). The initial term of the Agreement is for thirty-six months commencing on the Launch Date. The Launch Date is defined as the date on which the WeRPets.com logo becomes publicly available for viewing on the pet vertical community of the Portal. The Launch Date occurred on March 10, 2000.

The Agreement provides the Company with three distinct benefits. First, the Company has a worldwide, exclusive, non-transferable license to access, download, and use selected AHN/FIT pet and veterinary related content in the operations of the WeRPets.com web site with certain restrictions. Second, AHN/FIT agreed to sponsor the hosting and operation of the pet vertical community devoted to the subjects of pets and will locate the AHN/FIT content in this vertical community, and the Company was granted the exclusive right to be the sole pet-related sponsor and retailer within this pet vertical. In addition, the Company has the exclusive right to sell advertising within the pet vertical, and AHN/FIT will prominently feature WeRPets.com and its products throughout the Portal and in the pet vertical community. Third, AHN/FIT will provide promotions, web links and advertisements online at AHN/FIT's website and the Portal.

The Company and AHN/FIT have mutually agreed to allow royalty-free, non-exclusive, non-transferable, worldwide license to use the others' respective trademarks, service marks, tradenames, logos, designs, graphics, audio and related marks that may arise.

Under this Agreement the Company is required to pay AHN/FIT an annual fee of $110,000 for the licensing of the AHN/FIT content, payable in quarterly installments following the Launch Date. On the Launch Date, the Company was required to issue 1,000 shares of Common Stock to AHN/FIT representing ten percent of the equity ownership as of the Launch Date. In addition, the Company must pay to AHN/FIT 6% in the first year of the Agreement and 4% in all subsequent years of the Net Advertising Revenue resulting from the Company's sales of advertising on the Company's website. Net Advertising Revenue is defined as all monetary consideration actually received by the Company for all advertisements sold by the Company less agency discounts and third party adverting sales representative commissions.

4. INCOME TAXES

Significant components of the provision for income taxes are as follows:

            FEDERAL      STATE         TOTAL
            --------    --------    --------
Current     $     --    $     --    $     --
Deferred          --          --          --
            --------    --------    --------
   Total    $     --    $     --    $     --
            ========    ========    ========

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at March 31, 2000 are as follows:

Deferred tax assets:
    Capitalized start-up and organizational costs for tax purposes    $     37,456
                                                                      ------------
Total gross deferred tax assets                                             37,456

Less--valuation allowance                                                  (37,456)
                                                                      ------------
Net deferred tax assets                                               $         --
                                                                      ============

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has established a valuation allowance of $34,743 as of March 31, 2000 for such deferred tax assets to the extent such amounts are not considered likely to be utilized to offset existing deferred tax liabilities reversing in the same period.

The income tax expense (benefit) differs from the amount computed by applying the federal statutory rate to income before income taxes for the year ended March 31, 2000 as follows:

Tax at U.S. statutory rates        $  (34,067)              34%
State income taxes, net of             (4,007)               4
federal
Change in valuation allowance          37,456              (37)
Other                                     618               (1)
                                   ----------       ----------
                                   $       --               --%
                                   ==========       ==========

5. STRATEGIC PARTNERSHIP

On March 19, 2000, the Company received a Memorandum of Understanding ("MOU") from World Telehealth indicating its intent to enter into a strategic partnership with the Company. The MOU gives the Company a preferred supplier agreement whereby the Company will have the first right of refusal for one year on any opportunity deemed within the final scope of a signed agreement. The Company would be expected to provide e-commerce products and educational information services for animal and pet healthcare. The Company would be required to compensate World Telehealth with up to a 20% commission, depending on product margin structure, on all sales of animal health and pet products that would be identified as a result of the strategic partnership's marketing efforts, principally within the G-77 community. As of the date of these financial statements, a definitive agreement has not been signed. The transaction is expected to close on or around April 30, 2000.

6. SUBSEQUENT EVENTS

On April 7, 2000, the Company entered into an agreement to sell all of the Company's outstanding Common Stock to Pet Quarters, Inc. in exchange for 703,316 shares of Pet Quarters common stock, valued at $3.50 per share, and Pet Quarters, Inc., assumption of all outstanding liabilities at March 31, 2000 and $20,000 in legal fees, which are contingent on the transaction closing. The transaction is expected to close in April 2000.

                                ALLPETS.COM, INC.

                              FINANCIAL STATEMENTS

                     PERIOD FROM JANUARY 4, 1999 (INCEPTION)
                              TO DECEMBER 31, 1999

                                TABLE OF CONTENTS




                                                               PAGE
               Independent Auditors' Report                    F-72

               Financial Statements:
                  Balance Sheet                                F-73
                  Statement of Operations                      F-74
                  Statement of Stockholders' Equity            F-75
                  Statement of Cash Flows                      F-76
                  Notes to Financial Statements                F-77

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
allpets.com, Inc.
Los Angeles, California

We have audited the accompanying balance sheet of allpets.com, Inc., as of December 31, 1999, and the related statements of operations, stockholders' equity and cash flows for the period from January 4, 1999 (inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of allpets.com, Inc. as of December 31, 1999 and the results of its operations and its cash flows for the period from January 4, 1999 (inception) to December 31, 1999 in conformity with generally accepted accounting principles.

                     Clumeck, Stern, Phillips & Schenkelberg
                     CLUMECK, STERN, PHILLIPS & SCHENKELBERG
                          Certified Public Accountants



Encino, California
May 1, 2000

                                ALLPETS.COM, INC.

                                  BALANCE SHEET

                                DECEMBER 31, 1999



                                     ASSETS

CURRENT ASSETS

    Cash and cash equivalents                                     $   724,484
    Inventories                                                        13,917
    Prepaid expenses and other current assets                           7,368
                                                                  -----------

TOTAL CURRENT ASSETS                                                  745,769

FIXED ASSETS, net of accumulated depreciation of $4,916                49,046

CAPITALIZED WEBSITE COST, net of accumulated
   amortization of $22,902                                            389,326

INTANGIBLE ASSETS, net of accumulated amortization of $9,900           39,600
                                                                  -----------

TOTAL ASSETS                                                      $ 1,223,741
                                                                  ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                                                $   353,354
  Accrued expenses                                                     24,039
  Notes payable to stockholders                                       228,000
  Income taxes payable                                                    800
                                                                  -----------

TOTAL CURRENT LIABILITIES                                             606,193
                                                                  -----------

COMMITMENTS

STOCKHOLDERS' EQUITY
  Series A convertible preferred stock,
   $.001 par value: authorized shares - 1,500,000;
   issued and outstanding shares - 1,387,560 (aggregate
   liquidation preference $1,450,000)                                   1,388
  Common stock, $.001 par value:  authorized shares -
   10,000,000; issued shares - 3,660,290                                3,660
  Additional paid-in capital                                        1,525,478
  Accumulated deficit                                                (881,854)
  Stock subscription receivable                                       (31,026)
  Detachable stock warrants                                                 2
  Treasury stock, 1,001,320 shares, at cost                              (100)
                                                                  -----------

       Total Stockholders' Equity                                     617,548
                                                                  -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $ 1,223,741
                                                                  ===========

(See Notes to Financial Statements)

                                ALLPETS.COM, INC.

                             STATEMENT OF OPERATIONS

          PERIOD FROM JANUARY 4, 1999 (INCEPTION) TO DECEMBER 31, 1999



SALES, net of allowances and discounts      $    15,314


COST OF SALES                                     6,223
                                            -----------

GROSS MARGIN                                      9,091
                                            -----------

OPERATING EXPENSES
    Marketing and sales                         284,931
    General and administrative                  632,404
                                            -----------

TOTAL OPERATING EXPENSES                        917,335
                                            -----------

LOSS FROM OPERATIONS                           (908,244)

INTEREST INCOME                                  27,190
                                            -----------

LOSS BEFORE INCOME TAXES                       (881,054)

INCOME TAX EXPENSE                                  800
                                            -----------

NET LOSS                                    $  (881,854)
                                            ===========

(See Notes to Financial Statements)

                                ALLPETS.COM, INC.

                        STATEMENT OF STOCKHOLDERS' EQUITY

          PERIOD FROM JANUARY 4, 1999 (INCEPTION) TO DECEMBER 31, 1999


                                SERIES A CONVERTIBLE
                                   PREFERRED STOCK             COMMON STOCK
                             -------------------------- --------------------------    ADDITIONAL                       STOCK
                                 # OF                        # OF                       PAID-IN      ACCUMULATED    SUBSCRIPTION
                                SHARES        AMOUNT        SHARES        AMOUNT        CAPITAL        DEFICIT       RECEIVABLE
                             ------------   ----------- -------------  -----------    ----------     -----------    ------------
Initial issuance of
shares to founders
in exchange for
intangible assets                      --            --       225,000   $       225   $    49,275             --             --

Issuance of Series A
convertible preferred
stock                           1,387,560   $     1,388            --            --     1,448,612             --             --

Issuance of restricted
shares to consultant
for services                           --            --        11,842            12         2,593             --    $    (2,605)

Issuance of restricted
stock to officers                      --            --       129,187           129        28,292             --    $   (28,421)

Ten-for-one stock
split                                  --            --     3,294,261         3,294        (3,294)            --             --

Purchase of treasury
stock                                  --            --            --            --            --             --             --

Issuance of detachable
Stock warrants

Net loss for the period
January 4, 1999 (inception)
to December 31, 1999                   --            --            --            --            --    $  (881,854)            --
                              -----------   -----------   -----------   -----------   -----------    -----------    -----------

                                1,387,560   $     1,388     3,660,290   $     3,660   $ 1,525,478    $  (881,854)   $   (31,026)
                              ===========   ===========   ===========   ===========   ===========    ===========    ===========


                                                  TREASURY STOCK
                               DETACHABLE     --------------------------
                                 STOCK            # OF
                                WARRANTS         SHARES        AMOUNT         TOTAL
                               ----------     -----------    -----------    -----------
Initial issuance of
shares to founders
in exchange for
intangible assets                                      --             --    $    49,500

Issuance of Series A
convertible preferred
stock                                                  --             --      1,450,000

Issuance of restricted
shares to consultant
for services                                           --             --             --

Issuance of restricted
stock to officers                                      --             --             --

Ten-for-one stock
split                                                  --             --             --

Purchase of treasury
stock                                          (1,001,320)   $      (100)          (100)

Issuance of detachable
Stock warrants                           2                                            2

Net loss for the period
January 4, 1999 (inception)
to December 31, 1999                    --             --             --       (881,854)
                               -----------    -----------    -----------    -----------
                               $         2     (1,001,320)   $      (100)   $   617,548
                               ===========    ===========    ===========    ===========

(See Notes to Financial Statements)

                                ALLPETS.COM, INC.

                             STATEMENT OF CASH FLOWS

          PERIOD FROM JANUARY 4, 1999 (INCEPTION) TO DECEMBER 31, 1999


CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss                                                               $   (881,854)
    Adjustments to reconcile net loss to net
      cash used in operating activities:
       Depreciation & amortization                                               37,718
       Changes in operating assets and liabilities:
          Inventories                                                           (13,917)
          Prepaid expenses and other current assets                              (7,368)
          Accounts payable, accrued expenses
             and other payables                                                 377,195
                                                                           ------------

NET CASH USED IN OPERATING ACTIVITIES                                          (488,226)
                                                                           ------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of fixed assets                                                    (53,962)
    Purchase of website                                                        (412,228)
                                                                           ------------

NET CASH USED IN INVESTING ACTIVITIES                                          (466,190)
                                                                           ------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Repurchase of common stock                                                     (100)
    Net proceeds from issuances of
       Series A preferred stock                                               1,450,000
    Proceeds from short-term borrowings                                         229,000
                                                                           ------------

NET CASH PROVIDED BY FINANCING ACTIVITIES                                     1,678,900
                                                                           ------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                       724,484

CASH AND EQUIVALENTS - Beginning of period                                           --
                                                                           ------------

CASH AND EQUIVALENTS - End of period                                       $    724,484
                                                                           ============

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
    Common stock issued for notes receivable                               $     31,026
                                                                           ============

    Common stock issued for intangible assets                              $     49,500
                                                                           ============

SUPPLEMENTAL CASH FLOW DISCLOSURES
    Cash paid for -
       Interest                                                            $         --
                                                                           ============
       Income taxes                                                        $         --
                                                                           ============

(See Notes to Financial Statements)

                                ALLPETS.COM, INC.

                          NOTES TO FINANCIAL STATEMENTS

          PERIOD FROM JANUARY 4, 1999 (INCEPTION) TO DECEMBER 31, 1999

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

    allpets.com, Inc. (the "Company") was incorporated in the state of Delaware on January 4, 1999. The Company is engaged in the sale over the Internet of pet products, services, and information primarily in the United States.

Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Revenue Recognition

    Revenues on product sales, net of discounts, coupons and allowances, are recognized upon shipment of the related goods. Outbound shipping and handling fees are included in net sales upon shipment. The Company provides for an estimated allowance for sales returns in the period of sale.

Capitalization of Website Development Cost

    The Company has elected to capitalize website development cost under SOP 98-1 issued by the Accounting Standards Executive Committee. Under the SOP, qualifying computer software costs are required to be capitalized and amortized over the software's estimated useful life. The Company has elected to use a 36 month estimated life, and as of December 31, 1999 had amortized approximately $22,900.

Marketing Agreements

    The Company enters into various advertising, marketing and co-marketing agreements which provide for certain advertising, reciprocal advertising, promotional and customer acquisition activities for terms generally not in excess of twelve months. See Note 7 for discussion of long-term joint marketing agreement.

Cash Equivalents

    The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. The Company's cash equivalents consist mainly of money market funds.

                                ALLPETS.COM, INC.

          PERIOD FROM JANUARY 4, 1999 (INCEPTION) TO DECEMBER 31, 1999

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Inventories

    Inventories are stated at the lower of cost (using the first-in, first-out method) or market. Inventory at December 31, 1999 consists of pet supplies purchased for retail sales.

Fixed Assets

    Fixed assets are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets, which range from five to seven years.

Fulfillment Expenses

    The Company includes fulfillment expenses in marketing and sales in the accompanying statement of operations.

Intangible Assets

    Intangible assets, consisting primarily of copyrights, trademarks and customer lists acquired, are recorded at cost. Amortization is provided using the straight-line method over the estimated useful lives of the related intangible assets of five years. The amortization expense for the year ended December 31, 1999 is $9,900.

Sale of Stock

    The Company has sold common and preferred stock in offerings that were exempt from registration with the Securities and Exchange Commission.

Long-Lived Assets

    The Company accounts for any impairment of its long-lived assets using "SFAS" No. 121. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Recoverability of assets is measured by comparison of the carrying amount of the asset to net future cash flows expected to be generated from the asset. No impairment has been recognized in the accompanying financial statements.

Concentration of Credit Risk

    The Company is subject to concentrations of credit risk from its cash investments. The Company's credit risk is managed through monitoring the stability of the financial institutions utilized. The Company may maintain deposits in excess of federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any credit risk on cash or cash equivalents.

                                ALLPETS.COM, INC.

          PERIOD FROM JANUARY 4, 1999 (INCEPTION) TO DECEMBER 31, 1999

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value of Financial Instruments

    The fair value of cash and cash equivalents, short-term debt and accounts payable approximates carrying value due to the short-term nature of such instruments. The fair value of the stockholders' notes receivable cannot be determined as no market exists for such instruments.

Stock-Based Compensation

    Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," encourages but does not require companies to record compensation costs for stock-based employee compensation at fair value. The Company has chosen to account for stock-based compensation granted to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation costs for stock options granted to employees is measured as the excess, if any, of the fair value of the Company's stock at the date of the grant over the amount that must be paid to acquire the stock. Stock-based compensation issued to non-employees is measured and recorded using the fair value method prescribed in SFAS No. 123. SFAS No. 123 requires companies that continue to follow APB No. 25 to provide a pro forma disclosure of the impact of applying the fair value method of SFAS No. 123 (see Note 7).

Income Taxes

    The Company accounts for income taxes under the liability method. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to be recovered. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

Advertising Costs

    The Company expenses advertising costs as they are incurred. Advertising expenses of approximately $142,000 were incurred for the year ended December 31, 1999.

Comprehensive Income

    The Company adopted SFAS No. 130, Reporting Comprehensive Income, which requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. There were no items of other comprehensive income in 1999.

                                ALLPETS.COM, INC.

          PERIOD FROM JANUARY 4, 1999 (INCEPTION) TO DECEMBER 31, 1999

NOTE 2 - FIXED ASSETS

Fixed assets at December 31, 1999 consist of the following:


Computer equipment                 $     37,654
Office equipment                         16,308
                                   ------------

                                         53,962
Less accumulated depreciation             4,916
                                   ------------
                                   $     49,046
                                   ============


NOTE 3 - NOTES PAYABLE TO STOCKHOLDERS

    Notes payable to stockholders at December 31, 1999 consist of unsecured notes. The notes bear interest at 9% per year and mature in December 2000. If the Company enters into an equity offering prior to the maturity date of the notes, the stockholder has the option of converting the outstanding principal and interest into common stock according to the terms and conditions of the offering. The holders of the notes purchased warrants for one dollar each entitling them to purchase Series A preferred stock at $1.045 per share not to exceed 50% of the original notes payable. The warrants are exercisable through December 17, 2004, and must be exercised in the event of a public offering of at least $50,000,000.

NOTE 4 - INCOME TAXES

    As a result of the net operating losses, the provision for income taxes consists solely of minimum state taxes.

    The components of the deferred tax assets and related valuation allowance at December 31, 1999, are as follows:

                                         Fed               CA
                                       ---------       ---------
Tax benefit of net operating loss
  carryforwards                        $ 299,169       $  77,784
Valuation allowance                     (299,169)        (77,784)
                                       ---------       ---------

    Due to the uncertainty surrounding the timing of realizing the benefits of its favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its otherwise recognizable deferred tax assets.

    The Company has net operating losses for both federal and state tax purposes of approximately $880,000 expiring in the years 2019 for federal and 2007 for state. The net operating losses can be carried forward to offset future taxable income. Utilization of the above carryforwards may be subject to utilization limitations, which may inhibit the Company's ability to use carryforwards in the future.

                               ALLPETS.COM, INC.

          PERIOD FROM JANUARY 4, 1999 (INCEPTION) TO DECEMBER 31, 1999

NOTE 5 - COMMITMENTS

Leases

    The Company leases its office and warehouse facilities under noncancellable operating leases, which call for fixed rental payments through July, 2000 and November, 2000, respectively. For the period ended December 31, 1999, total rent expense incurred related to these leases amounted to $26,941.

    At December 31, 1999, future lease commitments under these agreements were as follows:


                        2000         $ 45,904
                                     ========

Employment Agreements

    The Company has employment contracts with executive officers which will expire in March 2002. The agreements provide for minimum salary levels plus annual bonuses at the sole discretion of the Board of Directors. The aggregate commitment for future salaries at December 31, 1999 is approximately $581,000.

NOTE 6 - STOCKHOLDERS' EQUITY

Convertible Preferred Stock

    In April 1999, the Company issued 956,940 shares of Series A preferred stock in a private placement offering in exchange for cash proceeds of $1,000,000. In connection with the issuance of the Series A preferred stock, the Articles of Incorporation were amended to increase the total authorized number of common shares from the original 1,000,000 to 10,000,000, and to authorize the increase of Series A of preferred stock to 1,500,000 shares.

    In June 1999, the Company issued 430,620 shares of Series A preferred stock in a private placement offering in exchange for cash proceeds of $450,000.

    Each share of the Company's Series A preferred stock is convertible into one share of common stock at the option of the holder, subject to certain antidilution adjustments, in accordance with the conversion formula provided in the Company's Articles (currently on a 1:1 ratio). Outstanding preferred shares convert into common stock at the option of the holder and upon the closing of an initial public offering of the Company's common stock in which the aggregate public offering price equals or exceeds $6,000,000. Holders of each share of preferred stock are entitled to the number of votes per share that would be equivalent to the number of shares of common stock into which a share of preferred stock is convertible and are entitled to dividends in preference to common stock, if and when declared by the Board of Directors. The Company also granted the preferred stockholders certain registration rights and agreed not to carry out certain actions without prior approval of the holders of not less than two-thirds of the outstanding preferred shares, voting together as a single class.

                                ALLPETS.COM, INC.

          PERIOD FROM JANUARY 4, 1999 (INCEPTION) TO DECEMBER 31, 1999

NOTE 6 - STOCKHOLDERS' EQUITY (CONTINUED)

    In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series A preferred stock are entitled to receive preference to the common stock holders to any distribution of any assets of the Company in an initial amount per share equal to $1.045 per share plus all declared but unpaid dividends. After the initial distribution of assets, the holders of the Series A preferred stock are entitled to participate with the holders of the common stock on a pro rata basis until the holders of the Series A preferred stock have received an aggregate of $5.22 (as adjusted for any stock splits, stock dividends, recapitalizations, or the like).

Common Stock

    On January 4, 1999, the Company issued 225,000 shares to the founders of the Company in exchange for certain intangible assets including copyrights, trademarks, the domain name www.allpets.com and customer lists. Intangible assets totalling $49,500 were recorded based on management's estimate of the fair value of the stock issued.

    On April 1, 1999, the Company entered into an agreement whereby the Company had an option to repurchase upon the occurrence of $1,000,000 of equity financing, 1,001,320 shares of common stock held by an officer of the Company. The Company exercised this option on April 23, 1999 at a cost of $100. The repurchased shares are reserved for the 1999 Equity Participation Plan (see Note 7).

    On April 21, 1999, the Board of Directors declared a ten-for-one forward stock split to holders of record on April 23, 1999. The effect of the stock split has been retroactively applied.

Stockholders' Notes Receivable

    In March 1999, the Board of Directors approved the issuance of 129,187 shares of common stock to key officers and 11,842 shares to an outside consultant in exchange for notes receivable in the amount of $31,026. The notes receivable have been recorded as a reduction of stockholders' equity in the balance sheet at December 31, 1999. The notes bear interest at 5.0% and are due with all accrued interest in March 2004 or upon transfer of any of the purchased shares.

NOTE 7 - STOCK OPTIONS

    In March 1999, the Board of Directors adopted the 1999 Equity Participation Plan (the "Plan"). Under the terms of the Plan, the Board of Directors may grant incentive and nonqualified stock options to employees, officers, directors, consultants, and advisors of the Company. In connection with the introduction of the Plan, 64,593 shares of common stock were reserved for future issuance. During 1999, the Company increased the number of shares reserved for issuance under such plan to 1,645,580 shares.

                                ALLPETS.COM, INC.

          PERIOD FROM JANUARY 4, 1999 (INCEPTION) TO DECEMBER 31, 1999

NOTE 7 - STOCK OPTIONS (CONTINUED)

    The exercise price of the nonqualified stock options must be at least 85% of the fair market value at the date of grant (110% in the case of a holder of more than 10% of the Company's voting stock) and, in the case of incentive stock options, at least 100% of the fair market value at the date of grant (110% in the case of a holder of more than 10% of the Company's voting stock.) Options generally vest over a four-year period and expire ten years from the date of grant. Options granted to officers, directors or consultants may become fully exercisable, subject to reasonable conditions such as continued employment, at any time or during any period established by the Company.

    The plan also permits the granting of stock appreciation rights (SARs) to holders of options. Such rights permit the optionee to surrender an exercisable option, in whole or in part, on any date that the fair market value of the Company's common stock exceeds the option price for the stock and receive payment in cash, or, if the Board of Directors approves, in common stock or any combination of cash and common stock. Such payment would be equal to the excess of the fair market value of the shares under the surrendered option over the option price for such shares. No SARs have been granted or issued through December 31, 1999.

    In October 1999, the Company entered into a joint marketing agreement under which they receive joint advertising and marketing benefits through October 2002. In connection with this agreement, the Company granted 220,000 options to the co-marketer. The options have an exercise price of $1.045 and expire in October 2003. Marketing expense in the amount of $4,583 was recorded during the period ended December 31, 1999 based on management's estimate of the fair value of the stock options granted.

    The following summarizes the Company's stock option activity:

                                        NUMBER      EXERCISE
                                       OF SHARES      PRICE          EXERCISE DATE
                                       ----------   --------      --------------------
Options outstanding at
  January 4, 1999                            --
  Options granted                       733,720      $   .10      Through April 2004
  Options granted                       220,000      $ 1.045      Through October 2003
  Options exercised                          --
                                        -------

Options outstanding at
  December 31, 1999                     953,720
                                        =======

Weighted-average fair value of
 options granted during the period                   $   .32

    Pro forma information regarding results of operations is required by SFAS 123, which also requires that the information be determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using the minimum value method with the following weighted average assumptions: a risk-free interest rate of 6.0% for the year ended December 31, 1999, no dividend yield or volatility factors with respect to the expected market price of the Company's common stock, and a weighted average expected life of the options of five years.

                                ALLPETS.COM, INC.

          PERIOD FROM JANUARY 4, 1999 (INCEPTION) TO DECEMBER 31, 1999

NOTE 7 - STOCK OPTIONS (CONTINUED)

    Had compensation cost for the Company's stock-based compensation plans been determined using the fair value at the grant dates for awards under the plan calculated using the minimal value method of SFAS 123, the Company's net loss would have been increased to $ 892,379 as of December 31, 1999.

NOTE 8 - RELATED PARTY TRANSACTIONS

    A corporation owned by a stockholder rendered marketing and public relation services to the Company in the amount of $30,180 for the period ended December 31, 1999.

    The Company leased office space on a month-to-month basis from April, 1999 through July, 1999 from a stockholder. Rent paid to the stockholder amounted to $2,000 for the period ended December 31, 1999.

                                     PART II

               ALL CAPITALIZED TERMS USED AND NOT DEFINED IN PART
                II OF THIS REGISTRATION STATEMENT SHALL HAVE THE
                            MEANINGS ASSIGNED TO THEM
       IN THE PROSPECTUS WHICH FORMS A PART OF THIS REGISTRATION STATEMENT

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses in connection with the offering described in this Registration Statement, exclusive of those expenses to be borne by AMRO International, S.A.. All of such amounts (except the SEC Registration Fee) are estimated.


         SEC Registration Fee                             $   87.88
         Accounting Fees and Expenses                     14,000.00
         Legal Fees and Expenses                          10,000.00
         Printing and Engraving Costs                      3,500.00
         Miscellaneous                                       500.00
                                                          ----------
            Total                                         $28,087.88
                                                          ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article IX of our Articles of Incorporation provides that, under specified circumstances, PetQuarters shall indemnify its directors, officers, employees, or agents against expenses (including attorney's fees), judgments, fines, and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit, or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees, or agents if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action (i.e., one by or in the right of the corporation), indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees, or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Article VII of our Articles of Incorporation provides that the Company's directors will not be personally liable to PetQuarters or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to PetQuarters or our stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Arkansas Code Annotated Section 4-27-833, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions, (d) for transactions from which directors derive improper personal benefit, or (e) for liability to any third party other than PetQuarters or its stockholders based upon an act, omission, transaction, or breach of duty.

     Our directors and officers are also covered by insurance policies indemnifying them against certain civil liabilities, including liabilities under the federal securities laws, which might be incurred by them in such capacity.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The following information relates to securities of the Company issued or sold within the past three years which were not registered under the Securities
Act:

1. The Company was founded by Matthew Hoff and Michael Parnell in May of 1997. Mr. Hoff contributed $4,100 for 4,100,000 shares of the Company's $.001 par value common stock. Mr. Parnell contributed $2,000 for 2,000,000 shares of common stock.

2. During June and July of 1997, the Company conducted a private offering of securities pursuant to Rule 504 of Regulation D. In the course of this offering, the Company raised $105,000 in proceeds from the sale of 1,050,000 shares of common stock at $.10 per share. The offering was made to twenty-one persons, including public investors not affiliated with the Company. The Company offered its securities through its officers and directors on a best efforts basis. Consequently, there were no underwriting discounts or commissions.

3. In August of 1997, the Company conducted a second private offering of securities pursuant to Rule 504 of Regulation D. In this offering, common stock was sold at $.50 per share to fifty-two persons, many of whom were current shareholders, raising an additional $828,433. This offering was extended to persons who were affiliates with the Company or some private investors. The Company offered its securities through its officers and directors on a best efforts basis. Consequently, there were no underwriting discounts or commissions.

4. In November of 1997, the Company issued 1,777,500 shares of its common stock to acquire land and a building from Ammonia Hold, Inc ("Ammonia Hold"). The stock had a fair market value of $888,750 and Ammonia Hold has a substantial ownership interest in PetQuarters.

5. During the fiscal year ended on June 30, 1999, the Company issued 180,000 shares of its common stock to employee. These shares were issued to retain the service of top management personnel. On September 9, 1999, the Company issued 95,000 shares of common stock to Humboldt Industries employees to retain them in management. An additional 1,146,417 shares were issued to acquire Humboldt Industries and 153,334 were issued as part of the financing for the Humboldt Industries acquisition. A total of 60,195 shares were issued to three (3) vendors of the Company in order to secure their service during fiscal year 1999. Each of the above transactions were private transactions which did not involve a public offering. The transactions were exempted pursuant to Section 4(2) and other provisions of the Securities Act of 1933, as amended.

6. In October and December 1999, the Company issued 42,601 and 136,363 shares of common stock, respectively, to accredited investors for total consideration of $256,501. The shares were issued pursuant to exemptions from registration under Section 4(2) of the Securities Act of 1933. The proceeds from these sales were used for working capital purposes.

7. In November 1999, the Company issued 275,000 shares of its common stock to the Sun Valley Trust in consideration for an extension of the maturity date of the Bridge Loan. The value of these shares on the date of issuance was approximately $483,001. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933.

8. In January 2000, the Company issued 204,723 shares of common stock to each of Michael Parnell and the Matthew J. Hoff Trust pursuant to conversion of convertible notes. Each convertible note had a principal balance on the date of conversion of $102,361.50. These shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933.

9. The Company acquired all of the issued and outstanding shares of stock of Wellstone Acquisition Corporation ("Wellstone") as of March 6, 2000, in exchange for $225,000 in cash and 130,208 shares of the Company's $0.001 par value common stock. Wellstone was a wholly-owned subsidiary of TPG Capital Corporation ("TPG"). The acquisition from TPG was a private transaction pursuant to Section 4(2) of the Securities Act of 1933.

10. Between January 26 and March 1, 2000, the Company raised an additional $1,471,102 through sales of its common stock pursuant to a private placement. The Company sold 700,525 shares of its $0.001 par value common stock to eighteen accredited investors at a price of $2.10 per share. These transactions were exempt pursuant to Section 4(2) of the Securities Act of 1933. These shares were sold at $2.10 per share. Approximately One Million Dollars ($1,000,000) of the funds raised pursuant to this offering were utilized to make the February 3, 2000, principal payment on the Bridge Loan. The remainder of the proceeds were used to pay general operating expenses, web site development expenses and trade creditors of the Company.

11. On February 23, 2000, the Company entered into an agreement with AMRO International ("AMRO") and Markham Holdings Limited ("Markham") whereby AMRO purchased 380,952 shares and Markham purchased 95,238 shares of common stock of the Company for $2.10 per share. AMRO also agreed to purchase an additional 238,095 shares of common stock of the Company for $2.10 per share as soon as the registration statement is declared effective by the SEC. Pursuant to this agreement, AMRO and Markham also received, collectively, warrants to purchase an additional 150,000 shares of common stock of the Company for $4.6575 per share.

12. Upon effectiveness of the registration statement, AMRO and Markham can reprice their shares if the price of the Company's common stock is less than $2.10 per share. This repricing would result in a maximum of 714,286 additional shares being issued if the price of the Company's stock were $1.05 per share or lower on the effective date of the registration statement. For example, if the price of the Company's stock on the date the registration statement is declared effective is $1.50 (i.e., $0.60 or less than the $2.10 paid for the stock) , the repricing formula would divide that number $.60 by 1.05 (a constant in the formula) to yield .57. This number is then multiplied by the total number of shares originally purchased (.57 x 714,286) to yield 407,143. AMRO and Markham would then be entitled to receive a total of 407,143 additional shares of common stock. In short, the formula works to give both AMRO and Markham the number of shares that would be purchased on the effective date of the Form registration statement that each could have purchased on that date had their investment of occurred on the effective date of the registration statement.

13. On March 15, 2000, PetQuarters entered into an equity line of credit agreement with Splendid Rock Holdings, Ltd., a corporation organized under the laws of the British Virgins Islands. Pursuant to this line of credit agreement and subject to the satisfaction of certain conditions, PetQuarters may sell and issue, from time to time, up to an aggregate of $25,000,000 of its common stock. Splendid Rock is an accredited investor and received warrants for participating in the transaction. The transaction was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) of that Act.

14. On April 27, 2000, the Company acquired all of the issued and outstanding shares of WeRPets for $38,394 cash and 703,316 shares of our common stock. The stock was issued to ten accredited investors who owned all of the issued and outstanding shares of WeRPets. The cash payment must be made within ninety days of April 27, 2000. The stock was issued pursuant to the private placement exemption from registration in Section 4(2) of the Securities Act of 1933.

15. Effective May 1, 2000, we acquired all of the outstanding equity securities of Chartendure, Ltd., a company organized under the laws of the United Kingdom, in exchange for 400,000 shares of PetQuarters common stock. The transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

16. On May 8, 2000, the Company sold 34,642 shares of its Series A Convertible Preferred Stock to a total of thirty-two accredited investors. The preferred stock was sold at a price of one hundred dollars ($100) per share. Each share is convertible, into 100/1.3816 or 72.38 shares of common stock. The common stock conversion ratio (i.e., the 1.3816 denominator) reflects a 10-day average price of the Company's stock ending three days prior to closing. That average was multiplied by 75% to yield the 1.3816 conversion price. The shares were sold pursuant to an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933. Keane Securities Co., Inc., on a best-efforts basis, acted as a broker in this transaction and received a warrant to purchase 3,464 preferred shares, exercisable at $120 per share, and a commission of $316,626.

17. On May 30, 2000, the Company acquired all of the issued and outstanding shares of AllPets.com from the eleven accredited investors who owned the stock of AllPets. The purchase price was 3,652,785 shares of common stock. An additional 594,732 shares will be issued if the closing bid on the Company's common stock is at least $6.71875 per share for ten (10) consecutive trading days prior to one year after the effective date of the registration statement. An additional 594,747 shares will be issued upon obtaining a listing on the Nasdaq Small Cap or Nasdaq National Market. This exchange was made pursuant to the private placement exemption found in
     Section 4(2) of the Securities Act of 1933.

     Each of these transactions was completed without registration of the respective securities under the Securities Act in reliance upon the exemptions provided by Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder on the basis that such transactions did not involve a public offering. The purchasers were sophisticated with access to the kind of information registration would provide and such purchasers acquired such securities without a view toward the distribution thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         The exhibits are listed on the Index to Exhibits following the signature page.

ITEM 17. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

                                   SIGNATURES


         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                       PET QUARTERS, INC.


May 31, 2001                          By: /s/ STEVE DEMPSEY

                                          -----------------------------------
                                          Steve Dempsey
                                          Chairman and Chief Executive Officer


                               POWER OF ATTORNEY


         Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.





May 31, 2001                           By: /s/ STEVE DEMPSEY

                                           -----------------------------------
                                           Steve Dempsey
                                           Chairman and Chief Executive Officer



May 31, 2001                           By: /s/ GREGG ROLLINS

                                           -----------------------------------
                                           Gregg Rollins
                                           Chief Financial Officer



May 31, 2001                           By: /s/ NILOO HOWE*

                                           -----------------------------------
                                           Niloo Howe
                                           President



May 31, 2001                           By: /s/ ROBERT M. BROWN III*

                                           -----------------------------------
                                           Robert M. Brown III
                                           Director



May 31, 2001                           By: /s/ FRANK CREER*

                                          -----------------------------------
                                           Frank Creer
                                           Director



May 31, 2001                           By: /s/ J. TOD FETHERLING*

                                           -----------------------------------
                                           J. Tod Fetherling
                                           Director



May 31, 2001                           By: /s/ DINO MOSHOVA*

                                           -----------------------------------
                                           Dino Moshova
                                           Director



May 31, 2001                           By: /s/ JERRY W. SHELTON*

                                           -----------------------------------
                                           Jerry W. Shelton
                                           Director


* Pursuant to Power of Attorney dated May 22, 2001.

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER            DESCRIPTION
-------           -----------
  2.1             Agreement of Purchase and Sale of Stock, dated as of August 5,
                  1999, by and among Pet Quarters, Inc., Humboldt Industries,
                  Inc., and the other parties named therein.(1)

  2.2             Agreement of Purchase and Sale of Stock, dated as of July 2,
                  1999, by and among Pet Quarters, Inc., Chartendure Limited, and the other parties named therein.(1)

  2.3             Agreement of Purchase and Sale of Stock, dated as of April 14,
                  2000, by and among Pet Quarters, Inc., Chartendure Limited, and the other parties named therein.(4)

  2.4             Agreement and Plan of Reorganization, dated as of March 6,
                  2000, by and among Pet Quarters, Inc., and Wellstone
                  Acquisition Corporation(2)

  2.5             Agreement of Purchase and Sale of Stock, dated as of April
                  14, 2000, by and among Pet Quarters, Inc., and the shareholders named therein.(3)

  2.6 Agreement and Plan of Merger, dated as of May 30, 2000, by and among Pet Quarters, Inc., and Allpets.com, Inc.(4)

  3.1             Articles of Incorporation, as amended, of Pet Quarters,
                  Inc.(1)

  3.2             Articles of Amendment of Pet Quarters, Inc., dated May 8,
                  2000, designating the Series A Convertible Preferred Stock.(4)

  3.3             Bylaws of Pet Quarters, Inc.(1)

  5.1             Opinion of Wright, Lindsey & Jennings LLP*

 10.1             Warrant Agreement between B-III Capital, LLC and Pet
                  Quarters, Inc., dated as of September 24, 1999.(5)

 10.2             Convertible Debenture Extension.(5)

 10.3 Agreement of Lease, dated as of August 5, 1999, by and among Jack and Helene Rosezweig and Humboldt Industries
                  Incorporated.(4)

 10.4 Option Agreement, dated as of August 5, 1999, by and among Jack and Helene Rosenzweig and Humboldt Industries
                  Incorporated(4)

 10.5             Services Agreement between B-III Capital, LLC and Pet
                  Quarters, Inc., dated as of September 24, 1999.(4)

 10.6             First Amendment to Services Agreement between B-III Capital,
                  LLC and Pet Quarters, Inc., dated as of October 25, 1999.(4)

 10.7             Letter Agreement between Pet Quarters, Inc., and Ladenburg
                  Thalmann & Co., Inc., dated February 7, 2000.(4)

 10.8             Letter Agreement between Pet Quarters, Inc., and Ladenburg
                  Thalmann & Co., Inc., dated February 7, 2000.(4)

 10.9             Private Equity Line of Credit Agreement, between Splendid
                  Rock Holdings, Ltd. and Pet Quarters, Inc., dated as of March
                  15, 2000, as amended.(4)

 10.10            Loan Agreement, dated May 2, 2000, between Pet Quarters,
                  Inc. and AMRO International, S.A., as amended.(4)

 10.11            Sponsorship, Licensing, and Promotion Agreement, dated as of
                  July 23, 1999, by and between WeRPets.com, Inc. and AHN/FIT
                  Internet, LLC.(4)

 10.12            Amendment No. 1 to Sponsorship, Licensing, and Promotion
                  Agreement, dated as of March __, 2000, by and between WeRPets.com, Inc. and AHN/FIT Internet, LLC.(4)

 10.13            Employment Agreement with Steven B. Dempsey.(4)

 10.14            Employment Agreement with Gregg Rollins.(4)

 10.15            Employment Agreement with Niloo Howe.(4)

 10.16            Employment Agreement with Melanie Rosenzweig.(4)

 10.17            Employment Agreement with Mike Kelly.(4)

 10.18            Employment Agreement with Judith Patterson.(4)

 10.19            Professional Services Agreement, dated June 6, 2000, between
                  Pet Quarters, Inc., and Dino Moshova.(4)

 10.20            Professional Services Agreement, dated May 1, 2000, between
                  Pet Quarters, Inc. and Patric Judge.(4)

 21.1             List of Subsidiaries.(4)

 23.1             Consent of Ernst & Young LLP.*

 23.2             Consent of Crouch, Bierwolf & Chisholm.*

 23.3             Consent of Kronick Kalada Berdy & Co., P.C.*

 23.4             Consent of Clumeck, Stern, Phillips & Schenkelberg.*

 23.5             Consent of Wright, Lindsey & Jennings LLP. (included in
                  Exhibit 5.1)

----------

 *  Previously filed.

(1) Incorporated by reference from the registrant's Form 10SB-12g, filed on December 10, 1999.

(2) Incorporated by reference from the registrant's Form 8-K, filed on March 7, 2000.

(3) Incorporated by reference from the registrant's Form 8-K, filed on May 12, 2000.

(4) Incorporated by reference from the registrant's Form S-1, filed on June 8, 2000.

(5) Incorporated by reference from the registrant's Post-Effective Amendment
    No. 1 to Form S-1, filed on January 24, 2001.